                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-26537


                     FIRST COMMERCE BANKS OF FLORIDA, INC.
                            141 EAST CENTRAL AVENUE
                          WINTER HAVEN, FLORIDA 33880

                                  MAY 21, 1997

Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of First Commerce Banks of Florida, Inc. ("First Commerce"), which will be held on Tuesday, June 24, 1997, at 4:00 p.m. local time. The Special Meeting will be held at the main office of First Commerce, located at 141 East Central Avenue, Winter Haven, Florida.

     At the Special Meeting, shareholders of First Commerce will be asked to consider and vote on approval of an Agreement and Plan of Merger, dated as of March 24, 1997, between First Commerce and The Colonial BancGroup, Inc. ("BancGroup"), pursuant to which First Commerce would be merged (the "Merger") with BancGroup. In the Merger, First Commerce shareholders will receive whole shares of BancGroup Common Stock in exchange for shares of First Commerce Common Stock held by them. Each share of First Commerce Common Stock outstanding at the time of the effectiveness of the Merger will be converted into the right to receive .4326 of a share of BancGroup Common Stock, subject to adjustments based upon the market value (as calculated in accordance with the terms of the Agreement) of the BancGroup Common Stock at the time of the Merger. Cash will be paid for any fractional shares. Please see the attached Proxy Statement and Prospectus for a complete description of the terms of the Merger and the formula for converting shares of First Commerce Common Stock into shares of BancGroup Common Stock in the Merger.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE MERGER AS BEING IN THE BEST INTEREST OF FIRST COMMERCE SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF THE AGREEMENT.

     Additional information regarding the Agreement, the Merger, First Commerce and BancGroup is set forth in the attached Proxy Statement, which also serves as the Prospectus for the shares of BancGroup Common Stock to be issued in connection with the Merger. Please read these materials and carefully consider the information contained in them.

     The affirmative vote of the holders of a majority of the outstanding shares of First Commerce Common Stock is required to approve the Agreement. Accordingly, your vote is important no matter how large or small your holdings may be. Whether or not you plan to attend the Special Meeting, you are urged to complete, sign and promptly return the enclosed Proxy Card to assure that your shares will be voted at the Special Meeting. If you attend the Special Meeting, you may vote in person if you wish and your proxy will not be used.

                                          Sincerely,

                                          ROBERT W. STICKLER, JR.
                                          Vice Chairman, President and Chief
                                          Executive Officer

                     FIRST COMMERCE BANKS OF FLORIDA, INC.
                            141 EAST CENTRAL AVENUE
                          WINTER HAVEN, FLORIDA 33880
                                 (941)299-6072
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

               TO BE HELD ON TUESDAY, JUNE 24, 1997, AT 4:00 P.M.
                             ---------------------

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of First Commerce Banks of Florida, Inc. ("First Commerce") will be held at the office of First Commerce Bank of Polk County, located at 141 East Central Avenue, Winter Haven, Florida, on Tuesday, June 24, 1997, at 4:00 p.m., local time, for the following purposes:

          1. Merger. To consider and vote upon approval of an Agreement and Plan of Merger, dated as of March 24, 1997 between First Commerce and The Colonial BancGroup, Inc. ("BancGroup") (the "Agreement"), and the proposed merger (the "Merger") of First Commerce with and into BancGroup pursuant to the Agreement. BancGroup will be the surviving corporation in the Merger. Each share of common stock of First Commerce outstanding at the time of the Merger will be converted into the right to receive .4326 of a share of BancGroup Common Stock, subject to adjustments based upon the market value (as calculated in accordance with the terms of the Agreement) of the BancGroup Common Stock at the time of the Merger, with cash paid in lieu of fractional shares at the market value of such fractional shares, as described more fully in the accompanying Proxy Statement and Prospectus. The Agreement is attached to the Proxy Statement and Prospectus as Appendix A.

          2. Other Matters. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors of First Commerce has fixed the close of business on Monday, May 19, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of the common stock of First Commerce at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. First Commerce shareholders are entitled to exercise dissenters' rights pursuant to the Florida Business Corporation Act. A copy of the dissenters' rights provisions is attached to the enclosed Proxy Statement as Appendix C.

     You are cordially invited to attend the Special Meeting, but whether or not you plan to attend, please complete and sign the enclosed form of proxy and mail it promptly in the enclosed envelope. The proxy may be revoked at any time by filing a written revocation with the Secretary of First Commerce, by executing a later dated proxy and delivering it to the Secretary of First Commerce, or by attending the Special Meeting and voting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          ROBERT W. STICKLER, JR.
                                          Vice Chairman, President and
                                          Chief Executive Officer

May 21, 1997

PROXY STATEMENT AND PROSPECTUS

                          THE COLONIAL BANCGROUP, INC.

                                  COMMON STOCK

                     FIRST COMMERCE BANKS OF FLORIDA, INC.

      SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, JUNE 24, 1997

     This Proxy Statement and Prospectus (the "Prospectus") relates to the proposed merger (the "Merger") of First Commerce Banks of Florida, Inc., a Florida corporation ("First Commerce"), with and into The Colonial BancGroup, Inc., a Delaware corporation ("BancGroup"). This Prospectus is being furnished to the shareholders of First Commerce in connection with the solicitation of proxies by the Board of Directors of First Commerce for use at a special meeting of the shareholders of First Commerce (the "Special Meeting") to be held on Tuesday, June 24, 1997, at 4:00 p.m., local time, at the office of First Commerce Bank of Polk County, located at 141 East Central Avenue, Winter Haven, Florida, including any adjournments or postponements thereof. At the Special Meeting, shareholders of First Commerce will consider and vote upon the matters set forth in the preceding Notice of Special Meeting of the Shareholders, as more fully described in this Prospectus.

     The Merger will be consummated pursuant to the terms of a certain Agreement and Plan of Merger dated as of March 24, 1997 by and between BancGroup and First Commerce (the "Agreement"). The Agreement provides that, subject to the approval of the Agreement by the shareholders of First Commerce at the Special Meeting and the satisfaction (or waiver, to the extent that such waiver is permitted by law) of other conditions contained in the Agreement, First Commerce will be merged with and into BancGroup and BancGroup will be the surviving corporation. Each issued and outstanding share of common stock, par value $.01 per share, of First Commerce (the "First Commerce Common Stock"), will be converted into .4326 of a share of the common stock, par value $2.50 per share, of BancGroup (the "BancGroup Common Stock"), subject to adjustments based upon the average market price of BancGroup Common Stock for the 10 trading days ending on the trading day that is five calendar days immediately preceding the Effective Date of the Merger. See "THE MERGER -- Conversion of First Commerce Common Stock". The shares of BancGroup Common Stock are listed on the New York Stock Exchange ("NYSE"). The closing price per share of the BancGroup Common Stock on the NYSE on May 16, 1997 was $24 1/4.

     Consummation of the Merger requires, among other things, the affirmative vote of the holders of at least a majority of the outstanding shares of First Commerce Common Stock.

     BancGroup has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of the BancGroup Common Stock to be issued in connection with the Merger as well as to register shares of BancGroup Common Stock to be issued upon the exercise of stock purchase warrants and stock options respecting First Commerce Common Stock assumed by BancGroup as part of the Merger. This document constitutes a Proxy Statement of First Commerce in connection with the solicitation of proxies by First Commerce for the Special Meeting and a Prospectus of BancGroup with respect to the BancGroup Common Stock to be issued in the Merger and with respect to the BancGroup Common Stock to be issued upon the exercise of stock purchase warrants and stock options assumed in the Merger. This Prospectus and accompanying form of proxy are first being mailed to shareholders of First Commerce on or about the date set forth below.

     THE BOARD OF DIRECTORS OF FIRST COMMERCE UNANIMOUSLY RECOMMENDS APPROVAL OF THE AGREEMENT.
                             ---------------------
   THE SECURITIES TO WHICH THIS PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
      THE SHARES OF BANCGROUP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS
        ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
            INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     The principal office and mailing address of First Commerce is 141 East Central Avenue, Winter Haven, Florida 33880 (telephone 941-299-6072), and the principal office and mailing address of BancGroup is Colonial Financial Center, One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101 (telephone 334-240-5000).
                  THE DATE OF THIS PROSPECTUS IS MAY 21, 1997.

                             AVAILABLE INFORMATION

     BancGroup and First Commerce are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by BancGroup and First Commerce, including proxy and information statements, can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as BancGroup and First Commerce, that file electronically with the Commission.

     The BancGroup Common Stock is listed for trading on the NYSE. Reports, including proxy and information statements, of BancGroup and other information may be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

     BancGroup has filed with the Commission a Registration Statement under the Securities Act to register the shares of BancGroup Common Stock being offered in connection with the Merger. This Prospectus omits certain information contained in the Registration Statement and exhibits thereto. Such Registration Statement, including the exhibits thereto, can be inspected at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such Registration Statement can be obtained at prescribed rates from the Commission at that address.

     The information in this Prospectus concerning BancGroup and its subsidiaries has been furnished by BancGroup, and the information concerning First Commerce and its subsidiary has been furnished by First Commerce.

                      DOCUMENTS INCORPORATED BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS OF BANCGROUP BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM THE PERSONS SPECIFIED BELOW. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY BANCGROUP NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

     The following documents filed by BancGroup with the Commission are hereby incorporated by reference into this Prospectus:

          (1) BancGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (2) BancGroup's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

          (3) BancGroup's Report on Form 8-K dated January 20, 1997;

          (4) BancGroup's Report on Form 8-K dated March 10, 1997;

          (5) BancGroup's Report on Form 8-K dated April 15, 1997; and

          (6) BancGroup's Registration Statement on Form 8-A dated November 22, 1994, effective February 22, 1995, containing a description of the BancGroup Common Stock.

     All documents filed by BancGroup pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting, or, in the case of the exercise of stock purchase warrants and stock options that are being assumed by BancGroup, prior to the exercise of such warrants and options, shall be deemed incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     BancGroup has entered into the Agreement with First Commerce regarding the Merger described herein. Various provisions of the Agreement are summarized or referred to in this Prospectus, and the Agreement is incorporated by reference into this Prospectus and attached hereto as Appendix A.

     BancGroup will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the documents which have been incorporated herein by reference but not delivered herewith (other than the exhibits to such documents unless specifically incorporated herein). Such request, in writing or by telephone, should be directed to W. Flake Oakley, IV, Secretary, The Colonial BancGroup, Inc., One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36192 (telephone 334-240-5000).

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
SUMMARY.....................................................      1

THE SPECIAL MEETING.........................................     10
General.....................................................     10
Record Date; Shares Entitled to Vote; Vote Required for the
  Merger....................................................     10
Solicitation, Voting and Revocation of Proxies..............     10
Effect of Merger on Outstanding BancGroup Common Stock......     11

THE MERGER..................................................     12
General.....................................................     12
Background of the Merger....................................     12
First Commerce's Board of Directors' Reasons for Approving
  the Merger................................................     13
Opinion of Financial Advisor................................     14
Recommendation of the Board of Directors of First
  Commerce..................................................     16
BancGroup's Reasons for the Merger..........................     17
Interests of Certain Persons in the Merger..................     17
Conversion of First Commerce Common Stock...................     18
Surrender of First Commerce Common Stock Certificates.......     19
Certain Federal Income Tax Consequences.....................     19
Other Possible Consequences.................................     21
Conditions to Consummation of the Merger....................     21
Amendment or Termination....................................     22
Regulatory Approvals........................................     22
Conduct of Business Pending the Merger......................     24
Commitments with Respect to Other Offers....................     25
Indemnification.............................................     25
Rights of Dissenting Shareholders...........................     26
Resale of BancGroup Common Stock Issued in the Merger.......     27
Accounting Treatment........................................     28
NYSE Reporting of BancGroup Common Stock Issued in the
  Merger....................................................     28
Treatment of First Commerce Options.........................     28

COMPARATIVE MARKET PRICES AND DIVIDENDS.....................     30
BancGroup...................................................     30
First Commerce..............................................     31

BANCGROUP CAPITAL STOCK AND DEBENTURES......................     32
BancGroup Common Stock......................................     32
Preference Stock............................................     33
1986 Debentures.............................................     33
Changes in Control..........................................     34

COMPARATIVE RIGHTS OF STOCKHOLDERS..........................     36
Director Elections..........................................     36
Removal of Directors........................................     36
Voting......................................................     36
Preemptive Rights...........................................     36
Directors' Liability........................................     36
Indemnification.............................................     37
Special Meetings of Stockholders; Action Without a
  Meeting...................................................     38
Mergers, Share Exchanges and Sales of Assets................     38
Amendment of Certificate of Incorporation and Bylaws........     39
Rights of Dissenting Stockholders...........................     39
Preferred Stock.............................................     39
Effect of the Merger on First Commerce Shareholders.........     40

                                                              PAGE
                                                              -----
THE COLONIAL BANCGROUP INC. AND SUBSIDIARIES................     41
Condensed Pro Forma Statement of Condition (Unaudited)......     41
Condensed Pro Forma Statement of Income (Unaudited).........     46
Recent Developments -- BancGroup and First Commerce.........     49
Selected Financial and Operating Information................     51

FIRST COMMERCE BANKS OF FLORIDA, INC........................     54
Selected Financial Data.....................................     54
Management's Discussion and Analysis of Financial Condition
  and Results of Operations for the Fiscal Years Ended
  December 31, 1996, and 1995...............................     55

BUSINESS OF BANCGROUP.......................................     77
General.....................................................     77
Proposed Affiliate Banks....................................     77
Voting Securities and Principal Stockholders................     78
Security Ownership of Management............................     78
Management Information......................................     79

BUSINESS OF FIRST COMMERCE..................................     80
General.....................................................     80
Deposit Activities..........................................     80
Lending Activities..........................................     81
Investments.................................................     81
FSB/Osceola Sale............................................     82
Employees...................................................     82
Properties..................................................     82
Legal Proceedings...........................................     83
Principal Holders of Common Stock...........................     83

ADJOURNMENT OF SPECIAL MEETING..............................     84

OTHER MATTERS...............................................     84

DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS......     84

LEGAL MATTERS...............................................     84

EXPERTS.....................................................     84

INDEX TO FINANCIAL STATEMENTS...............................    F-1

APPENDIX A -- Agreement and Plan of Merger..................    A-1

APPENDIX B -- Opinion of Financial Adviser..................    B-1

APPENDIX C -- Sections 607.1301, 607.1302 and 607.1320 of
              the Florida Business Corporation Act Regarding
              Dissenters' Rights............................    C-1

                             ---------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANCGROUP OR FIRST COMMERCE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANCGROUP OR FIRST COMMERCE SINCE THE DATE OF THIS PROSPECTUS OR THAT INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                                    SUMMARY

     The following provides a summary of certain information included in this Prospectus. This summary is qualified in its entirety by the more detailed information appearing elsewhere herein, the Appendices hereto and the documents incorporated herein by reference. Shareholders of First Commerce are urged to read this Prospectus in full.

GENERAL

     This Prospectus relates to the issuance of shares of BancGroup Common Stock in connection with the proposed Merger of First Commerce with and into BancGroup.

THE SPECIAL MEETING

     The Special Meeting will be held at the office of First Commerce's subsidiary, First Commerce Bank of Polk County (the "Bank"), located at 141 East Central Avenue, Winter Haven, Florida on Tuesday, June 24, 1997, at 4:00 p.m., local time, for the purpose of considering and voting upon the Merger and the Agreement. Only holders of record of First Commerce Common Stock at the close of business on Monday, May 19, 1997 (the "Record Date") are entitled to the notice of and to vote at the Special Meeting. As of the Record Date, 1,585,737 shares of First Commerce Common Stock were issued and outstanding. See "THE SPECIAL MEETING."

THE COMPANIES

     BancGroup. BancGroup is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). It was organized in Delaware in 1974 and has operated under its current name and management since 1981. BancGroup operates wholly owned commercial banking subsidiaries in the states of Alabama, Florida, Georgia and Tennessee, each under the name Colonial Bank. Colonial Bank conducts a full service commercial banking business in the State of Alabama through 110 branches. In Tennessee, Colonial Bank conducts a general commercial banking business through three branches. In Georgia, Colonial Bank, operates eleven branches in the Atlanta area and three branches in the Dalton area. In Florida, Colonial Bank operates eleven branches in the Orlando and Ormond Beach areas, nine branches in Dade, Broward and Palm Beach counties, six branches in Eustis and Lake County, and eight branches in the Tampa area. BancGroup has also entered into agreements to acquire two additional banks. BancGroup plans to merge all of its existing subsidiary banks into its Alabama Bank, Colonial Bank, no later than July 1, 1997. Colonial Mortgage Company, a subsidiary of the Colonial Bank in Alabama, is a mortgage banking company which services approximately $10.6 billion in residential loans and which originates residential mortgages in 37 states through 6 regional offices. At December 31, 1996, BancGroup had consolidated total assets of $4.9 billion and consolidated stockholders' equity of $343.2 million. Since December 31, 1996, BancGroup has merged six banks into BancGroup with aggregate assets of $1.1 billion and aggregate stockholders' equity of $83.3 million. These acquisitions are included in the pro forma statements included herein. See "BUSINESS OF BANCGROUP."

     First Commerce. First Commerce is a bank holding company under the BHCA, having been incorporated on March 28, 1984. First Commerce owns 99.7% of the outstanding shares of the Bank, which is headquartered in Winter Haven, Florida. Currently, the Bank operates five offices located in Polk County, Florida. At December 31, 1996, First Commerce had total consolidated assets of approximately $105.9 million, total consolidated deposits of approximately $94.7 million and total consolidated shareholders' equity of approximately $10.6 million. See "BUSINESS OF FIRST COMMERCE."

TERMS OF THE MERGER

     The Agreement provides for the Merger of First Commerce with and into BancGroup, with BancGroup to be the surviving corporation. Upon the date of consummation of the Merger (the "Effective Date"), each outstanding share of First Commerce Common Stock (except shares as to which dissenters' rights are perfected) will be converted by operation of law and without any action by any holder thereof into .4326 of a share of BancGroup Common Stock (the "Merger Consideration"), provided that the Market Value for BancGroup Common Stock is not less than $19.35 and not greater than $25.16. If the Market Value is less than $19.35, then each share of First Commerce Common Stock will be converted into the number of shares of BancGroup Common Stock equal to $8.37 divided by the Market Value. If the Market Value is greater than $25.16, then each share of First Commerce Common Stock will be converted into the number of shares of BancGroup Common Stock equal to $10.88 divided by the Market Value. The "Market Value" will represent the per share market value of the BancGroup Common Stock at the Effective Date and will be determined by calculating the average of the closing prices of the BancGroup Common Stock as reported by the NYSE on each of the 10 trading days ending on the trading day five calendar days immediately preceding the Effective Date. The appropriate ratio that is used to calculate the Merger Consideration based upon the Market Value as set forth above is referred to as the "Exchange Ratio." If BancGroup publicly announces prior to the Effective Date that it has entered into an agreement pursuant to which BancGroup will be acquired through a merger, sale of assets of BancGroup or tender offer or exchange offer for BancGroup Common Stock (or otherwise), then the Exchange Ratio will be determined by disregarding whether the Market Value is greater than $25.16. Any merger in which BancGroup is the surviving corporation that does not involve a change of control of BancGroup will be excluded from the preceding sentence. For this purpose a "change of control" means the acquisition of beneficial ownership of the BancGroup Common Stock by any person or group (as that term is defined under section 13(d) of the Exchange Act) of more than 50 percent of the outstanding shares of such stock.

     No fractional shares of BancGroup Common Stock will be issued in connection with the Merger. To the extent that a fractional interest arises as a result of the BancGroup Common Stock issuable in the Merger, cash will be paid in lieu thereof based upon the Market Value.

     As of the date of this Prospectus, First Commerce had granted options and warrants (collectively, the "First Commerce Options") which entitle the holders thereof to acquire up to 321,215 shares of First Commerce Common Stock. On the Effective Date, BancGroup will assume all First Commerce Options outstanding, and each such option will represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the First Commerce Options. The number of shares of BancGroup Common Stock to be issued pursuant to such options will equal the number of shares of First Commerce Common Stock subject to such First Commerce Options multiplied by the Exchange Ratio, provided that no fractions of shares of BancGroup Common Stock will be issued. The number of shares of BancGroup Common Stock to be issued upon the exercise of First Commerce Options, if a fractional share exists, will equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or by paying for such fraction in cash. The exercise price for the acquisition of BancGroup Common Stock will be the exercise price for each share of First Commerce Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be required. As an alternative, holders of First Commerce Options may elect by giving written notice to First Commerce before the Effective Date to be paid in cash the difference between the exercise price for such options and the value of such option determined at the Effective Date based upon the Exchange Ratio.

     First Commerce shareholders will be given notice of the consummation of the Merger promptly after the Effective Date of the Merger. Certificates for the shares of BancGroup Common Stock issued will not be distributed or dividends paid on such shares until shareholders surrender their certificates representing their shares of First Commerce Common Stock.

     See "THE MERGER -- Conversion of First Commerce Common Stock," "Surrender of First Commerce Common Stock Certificates," and "Treatment of First Commerce Options."

     For certain information concerning dissenters' rights, voting at the Special Meeting, and management of BancGroup and First Commerce, see "THE
MERGER -- Rights of Dissenting Shareholders," "-- Conversion of First Commerce Common Stock;" "THE SPECIAL MEETING -- Solicitation, Voting and Revocation of Proxies," "-- Record Date; Shares Entitled to Vote; Vote Required;" "BUSINESS OF BANCGROUP -- Voting Securities and Principal Stockholders," "-- Security Ownership of Management," and "BUSINESS OF FIRST COMMERCE -- Principal Holders of Common Stock."

RECOMMENDATION OF FIRST COMMERCE'S BOARD OF DIRECTORS

     The Board of Directors of First Commerce has unanimously approved the Agreement. THE BOARD OF DIRECTORS OF FIRST COMMERCE BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF FIRST COMMERCE, AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT. For a discussion of the factors considered by the Board of Directors in reaching its conclusions, see "THE MERGER -- Background of the Merger" and "-- First Commerce's Board of Directors' Reasons for Approving the Merger."

OPINION OF FINANCIAL ADVISOR

     First Commerce has received an opinion from Austin Associates, Inc. that the terms of the Agreement are fair, from a financial point of view, to the shareholders of First Commerce. The full text of Austin Associates, Inc.'s opinion, which describes the procedures followed, assumptions made, limitations on the review taken, and other matters in connection with rendering such opinion, is set forth as Appendix B to this Prospectus and should be read in its entirety by First Commerce shareholders. For additional information regarding Austin Associates, Inc.'s opinion, see "THE MERGER -- Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain of the directors and executive officers of First Commerce hold First Commerce Options which entitle them to purchase, in the aggregate, up to 292,220 shares of First Commerce Common Stock. Under the terms of the Agreement, any First Commerce Options which are not exercised prior to the Effective Date will be assumed by BancGroup. See "THE MERGER -- Conversion of First Commerce Common Stock" and "Treatment of First Commerce Options."

     BancGroup has agreed that, upon consummation of the Merger, the existing employment agreement of Robert W. Stickler, Jr., Vice Chairman, President and Chief Executive Officer of First Commerce, will remain in effect until terminated in accordance with the provisions of the agreement. Also the Bank has salary continuation agreements with Mr. Stickler and J. Jeffrey Seale, Vice President and Controller of First Commerce, which will remain in effect after the consummation of the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger."

     On the Effective Date, and subject to the existing agreement referenced above, all employees of First Commerce will, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of the Agreement. All employees of First Commerce who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees.

     Under the Agreement, BancGroup has agreed to indemnify the directors and executive officers of First Commerce against certain claims and liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, to the extent that First Commerce would have been authorized under Florida law, or under its Articles of Incorporation or Bylaws, to indemnify such persons.

     Except as indicated above, none of the directors or executive officers of First Commerce, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of First Commerce Common Stock.

     See "THE MERGER -- Interests of Certain Persons in the Merger."

VOTE REQUIRED

     Under Florida law, the Agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of First Commerce Common Stock. Each share of First Commerce Common Stock is entitled to one vote on the Agreement. Approval of the Agreement and the Merger by

BancGroup stockholders is not required under Delaware, Florida or other applicable law, or the rules of the NYSE on which the BancGroup Common Stock is listed. See "THE SPECIAL MEETING."

     Only holders of record of First Commerce Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of such date, 1,585,737 shares of First Commerce Common Stock were issued and outstanding. As of the Record Date, the directors and executive officers of First Commerce and the Bank held approximately 24.31% of the outstanding shares of First Commerce Common Stock. As of the same date, the directors, executive officers and affiliates of BancGroup held no shares of First Commerce Common Stock. See "THE SPECIAL MEETING."

     As of the Record Date, the directors of First Commerce owned 257,396 shares of First Commerce Common Stock representing approximately 16.24% of the outstanding shares. These individuals have agreed with BancGroup to vote their shares in favor of the Agreement. See "THE SPECIAL MEETING." As of April 30, 1997, Directors and executive officers of BancGroup beneficially owned in the aggregate 4,454,136 shares of BancGroup Common Stock representing approximately 10.46% of BancGroup's outstanding shares.

     Proxies should be returned to First Commerce in the envelope enclosed herewith. Shareholders of First Commerce submitting proxies may revoke their proxies by (i) giving notice of such revocation in writing to the Secretary of First Commerce at or prior to the Special Meeting, (ii) by executing and delivering a proxy bearing a later date to the Secretary of First Commerce at or prior to the Special Meeting, or (iii) by attending the Special Meeting and voting in person. Because approval of the Agreement requires the approval of at least a majority of the outstanding shares of First Commerce Common Stock, failure to submit a proxy or failure to vote in person at the Special Meeting will have the same effect as a negative vote. See "THE SPECIAL
MEETING -- Solicitation, Voting and Revocation of Proxies."

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of First Commerce Common Stock as of the Record Date are entitled to dissenters' rights of appraisal pursuant to Sections 607.1301, 607.1302 and
607.1320 of the FBCA. The FBCA, as explained more fully in "THE MERGER -- Rights of Dissenting Shareholders," permits a shareholder to dissent from the Merger and obtain payment for the fair value of his shares. Such "fair value" may be determined in a judicial proceeding, the result of which cannot be predicted. Shareholders wishing to exercise dissenters' rights must follow properly all requirements for the exercise of such rights as set forth in Sections 607.1301,
607.1302 and 607.1320 of the FBCA, a copy of which is attached as Appendix C to this Prospectus. See "THE MERGER -- Rights of Dissenting Shareholders." Any shareholder who properly exercises dissenters' rights and receives cash for his or her shares will encounter income tax treatment different than the treatment for shareholders who do not exercise dissenters' rights. See "THE
MERGER -- Rights of Dissenting Shareholders."

CONDITIONS TO THE MERGER

     The parties' obligation to consummate the Merger is subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The mutual obligations of the parties to consummate the Merger are subject to the following conditions, among others: (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of First Commerce Common Stock; (ii) the approval of the Merger by The Board of Governors of the Federal Reserve System (the "Federal Reserve") and the approval of the merger of the Bank with Colonial Bank (the "Bank Merger") by the Alabama Banking Department (the "Alabama Department") and the Federal Reserve; (iii) the absence of any pending or threatened litigation which seeks to restrain or prohibit the Merger; (iv) the consummation of the Merger on or before November 30, 1997; and
(v) receipt of opinions of counsel as to certain matters, including tax matters.

     The obligation of First Commerce to consummate the Merger is further subject to several conditions, including: (i) the absence of any material adverse changes in the financial condition or affairs of BancGroup;

and (ii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE.

     The obligations of BancGroup to consummate the Merger are subject to various conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of First Commerce; and (ii) the holders of not more than 15% of the outstanding shares of First Commerce Common Stock shall have exercised dissenters' rights with respect to their shares.

     Applications for appropriate regulatory approvals by the Federal Reserve and the Alabama Department were filed with such agencies on April 21, 1997. The regulatory approval process is expected to take approximately two months from that date, and it is anticipated that the Merger will be consummated on or about July 1, 1997.

     See "THE MERGER -- Conditions to Consummation of the Merger" and "Regulatory Approvals."

AMENDMENT OR TERMINATION OF AGREEMENT

     The Boards of Directors of BancGroup and First Commerce may agree to amend or terminate the Agreement at any time prior to the Effective Date. However, the Board of Directors of First Commerce may not amend the Agreement which would alter the Merger Consideration or which, in the opinion of the Board of Directors of First Commerce, would adversely affect the rights of the shareholders of First Commerce, unless such amendments are approved by the holders of a majority of the outstanding First Commerce Common Stock. Such amendments may require the filing of an amendment of the Registration Statement, of which this Prospectus forms a part, with the Commission. See "THE
MERGER -- Amendment or Termination."

COMPARISON OF SHAREHOLDER RIGHTS

     The rights of the holders of the First Commerce Common Stock may be different from the rights of the holders of the BancGroup Common Stock. A discussion of these rights and a comparison thereof is set forth at "COMPARATIVE RIGHTS OF STOCKHOLDERS."

FEDERAL INCOME TAX CONSEQUENCES

     No ruling with respect to the federal income tax consequences of the Merger to First Commerce's shareholders will be requested from the Internal Revenue Service (the "IRS"). First Commerce has received an opinion from Coopers & Lybrand L.L.P., that, among other things, a shareholder of First Commerce who exchanges shares of First Commerce Common Stock for BancGroup Common Stock will not recognize gain except that, shareholders of First Commerce will recognize gain to the extent such shareholders receive cash in lieu of fractional shares of BancGroup Common Stock. Shareholders who receive cash for their shares of First Commerce Common Stock upon perfection of dissenters' rights also will realize gain or loss for federal income tax purposes with respect to such shares. See "APPROVAL OF THE MERGER -- Certain Federal Income Tax Consequences." First Commerce shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger.

ACCOUNTING TREATMENT

     The acquisition of First Commerce will be treated as a "purchase" transaction by BancGroup for accounting purposes. See "THE MERGER -- Accounting Treatment."

RECENT PER SHARE MARKET PRICES

     First Commerce. There is no established public trading market for the First Commerce Common Stock. The shares of First Commerce Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Management of First Commerce is aware of certain transactions in shares of First Commerce that have occurred since January 1, 1995, although the trading prices of all stock transactions are not known. The following sets forth the trading prices for the shares of First

Commerce Common Stock that have occurred since January 1, 1995 for transactions in which the trading prices are known to management of First Commerce:

                                                           PRICE PER SHARE OF
                                                              COMMON STOCK
                                                           ------------------
                                                           HIGH          LOW    SHARES
                                                           -----        -----   ------
  1995
    First Quarter........................................  $  --        $  --       --
    Second Quarter.......................................   7.00         7.00    5,100
    Third Quarter........................................   8.03         7.00   33,060
    Fourth Quarter.......................................   9.00         9.00    1,600
  1996
    First Quarter........................................     --           --       --
    Second Quarter.......................................   8.00         7.00    7,044
    Third Quarter........................................   7.00         5.50      810
    Fourth Quarter.......................................   7.00         7.00    4,520
  1997
    First Quarter........................................     --           --       --
    (Second Quarter through May 16, 1997)................     --           --       --

     First Commerce has not paid any cash dividends.

     BancGroup. BancGroup Common Stock is listed for trading on the NYSE under the symbol "CNB." The following table indicates the high and low closing prices of the BancGroup Class A Common Stock and the BancGroup Common Stock as reported on the NASDAQ System and the NYSE, respectively, for the last two full fiscal years. Prior to February 21, 1995, BancGroup had two classes of Common Stock outstanding, Class A and Class B. Class B was not publicly traded. Class A was traded as a NASDAQ security under the symbol "CLBGA" until February 24, 1995. On February 21, 1995, the BancGroup Class A and Class B Common Stock were reclassified into BancGroup Common Stock.

                                                                PRICE PER SHARE OF
                                                                  COMMON STOCK(1)
                                                                -------------------
                                                                 HIGH          LOW
                                                                ------        -----
  1995
    First Quarter(2)..........................................    $11 13/16      $ 9 3/4
    Second Quarter............................................     13 5/8         11 9/16
    Third Quarter.............................................     14 15/16       13 3/4
    Fourth Quarter............................................     16 7/16        14 1/4
  1996
    First Quarter.............................................     18 1/4         15
    Second Quarter............................................     18 1/16        15 5/8
    Third Quarter.............................................     17 15/16       15 5/8
    Fourth Quarter............................................     20 1/8         17 3/8
  1997
    First Quarter.............................................     24             18 2/3
    Second Quarter (through May 16, 1997).....................     24 5/8         22

---------------

(1) Restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.
(2) Trading on the NYSE commenced on February 24, 1995.

     On February 14, 1997, the business day immediately prior to the public announcement of the Merger, the closing price of the BancGroup Common Stock on the NYSE was $22 7/8 per share. The following table presents the market value of BancGroup Common Stock on that date, and the market value and equivalent per share value of First Commerce Common Stock on that date:

                                                                              EQUIVALENT
                                            BANCGROUP      FIRST COMMERCE     BANCGROUP
                                           COMMON STOCK     COMMON STOCK     COMMON STOCK
                                           (PER SHARE)      (PER SHARE)      (PER SHARE)
                                           ------------    --------------    ------------
Comparative Market Value.................    $22 7/8(1)        $7.00(2)         $9.90(3)

---------------

(1) Closing price as reported by the NYSE on February 14, 1997.
(2) There is no established public trading market for the shares of First Commerce Common Stock. The value shown is the price at which shares of First Commerce Common Stock were sold on December 31, 1996, which was the last sale price prior to February 15, 1997, the date of public announcement of the Merger, of which management of First Commerce is aware.
(3) If the Merger had closed on February 14, 1997, .4326 of a share of BancGroup Common Stock would have been exchanged for each share of First Commerce Common Stock.

    See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

CERTAIN LEGAL RESTRICTIONS ON ACQUISITIONS OF CONTROL

     Certain restrictions under Delaware law prevent a person who beneficially owns 15% or more of the BancGroup Common Stock from engaging in a "business combination" with BancGroup unless certain conditions are satisfied. Also, the Change in Bank Control Act of 1978 prohibits a person from acquiring "control" of BancGroup unless certain notice provisions with the Federal Reserve Board have been satisfied.

     BancGroup's Restated Certificate of Incorporation and bylaws also contain provisions which may deter or prevent a takeover of BancGroup that is not supported by BancGroup's Board of Directors. These provisions include: (1) a classified board of directors, (2) supermajority voting requirements for certain "business combinations" that exceed the provisions of Delaware law described above, (3) flexibility for the board to consider non-economic and other factors in evaluating a "business combination," (4) inability of stockholders to call special meetings and act by written consent, and (5) certain advance notice provisions for the conduct of business at stockholder meetings.

     See "BANCGROUP CAPITAL STOCK AND DEBENTURES" and "COMPARATIVE RIGHTS OF STOCKHOLDERS."

PER SHARE DATA

     The table below presents on a per share basis the book value, cash dividends and income from continuing operations of BancGroup and First Commerce on a historical basis and on a pro forma equivalent basis assuming consummation of the Merger. Certain information from the table has been taken from the condensed pro forma statements of condition and income included elsewhere in this document. The table should be read in conjunction with those pro forma statements.

                                                                 YEAR
                                                                ENDED
                                                                 1996
                                                                ------
PER SHARE DATA
BancGroup-Historical (as restated):
  Net Income
     Primary................................................    $ 1.30
     Fully diluted..........................................      1.28
  Book value at end of period...............................     10.31
  Dividends per share:
  Common Stock..............................................      0.54
First Commerce
  Net Income
     Historical:
     Primary................................................      0.08
     Fully diluted..........................................      0.08
  Pro forma equivalent assuming combination with completed
     business combinations and First Commerce (a):
     Primary................................................      0.53
     Fully diluted..........................................      0.52
  Pro forma equivalent assuming combination with completed
     business combinations, First Commerce, and other
     proposed business combinations (a):
     Primary................................................      0.52
     Fully diluted..........................................      0.51
  Book value at end of period
     Historical.............................................      6.69
     Pro forma equivalent assuming combination with
      completed business combinations and First
      Commerce(a)...........................................      4.49
     Pro forma equivalent assuming combination with
      completed business combinations, First Commerce and
      other proposed business combinations(a):..............      4.49
  Dividends per share
  Historical................................................        --
     Pro forma equivalent assuming combination with
      completed business combinations and First
      Commerce(b)...........................................      0.23
     Pro forma equivalent assuming combination with
      completed business combinations, First Commerce and
      other proposed business combinations(b):..............      0.23
BancGroup-Pro Forma Combined (Completed business
  combinations and First Commerce):
  Net Income
     Primary................................................      1.23
     Fully diluted..........................................      1.21
Book value at end of period.................................     10.39

                                                                 YEAR
                                                                ENDED
                                                                 1996
                                                                ------
BancGroup-Pro Forma Combined (Completed business
  combinations, First Commerce, and other proposed business
  combinations):
  Net Income
     Primary................................................    $ 1.20
     Fully diluted..........................................      1.19
Book value at end of period.................................     10.38

---------------

(a) Pro forma equivalent per share amounts are calculated by multiplying the pro forma combined total income per share and the pro forma combined total book value per share of BancGroup by the conversion ratio so that the per share amounts are equated to the respective values for one share of First Commerce. For the purposes of these pro forma equivalent per share amounts, a .4326 BancGroup common stock share conversion ratio is utilized. The ratio is fixed under the Agreement provided the Market Value stays within a set range. See "THE MERGER -- Conversion of First Commerce Common Stock."
(b) Pro forma equivalent dividends per share are shown at BancGroup's Common Stock dividend per share rate multiplied by the .4326 conversion ratio per share of First Commerce common stock (see note (a)). BancGroup presently contemplates that dividends will be declared in the future. However, the payment of cash dividends is subject to BancGroup's actual results of operations as well as certain other internal and external factors. Accordingly, there is no assurance that cash dividends will either be declared and paid in the future, or, if declared and paid, that such dividends will approximate the pro forma amounts indicated.

                              THE SPECIAL MEETING

GENERAL

     This Prospectus is being furnished to the shareholders of First Commerce in connection with the solicitation of proxies by the Board of Directors of First Commerce for use at the Special Meeting. The purpose of the Special Meeting is to consider and vote upon the Agreement which provides for the proposed Merger of First Commerce with and into BancGroup. BancGroup will be the surviving corporation in the Merger.

     This Prospectus is also furnished by BancGroup in connection with the offer of shares of BancGroup Common Stock to be issued in the Merger. No vote of BancGroup stockholders is required to approve the Merger.

     THE BOARD OF DIRECTORS OF FIRST COMMERCE BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF FIRST COMMERCE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AGREEMENT (ITEM 1 ON THE PROXY CARD).

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED FOR THE MERGER

     The Board of Directors of First Commerce has fixed the close of business on May 19, 1997, as the Record Date for determination of shareholders entitled to vote at the Special Meeting. There were 598 record holders of First Commerce Common Stock and 1,585,737 shares of First Commerce Common Stock outstanding, each entitled to one vote per share, as of the Record Date. First Commerce is obligated to issue an additional 321,215 shares of First Commerce Common Stock upon the exercise of outstanding First Commerce Options.

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of First Commerce Common Stock on the Record Date is necessary to constitute a quorum for the transaction of business at the Special Meeting. In the absence of a quorum, the Special Meeting may be postponed from time to time until First Commerce shareholders holding the requisite amount of shares of First Commerce Common Stock are represented in person or by proxy. If a quorum is present, the affirmative vote of the holders of at least a majority of the outstanding shares of First Commerce Common Stock, whether or not present or represented at the Special Meeting, is required to approve the Agreement. Broker nonvotes and abstentions will not be counted as votes cast "FOR" or "AGAINST" the proposal to approve the Agreement, and, as a result, such non-votes will have the same effect as votes cast "AGAINST" the Agreement. Each holder of record of shares of First Commerce Common Stock is entitled to cast, for each share registered in his or her name, one vote on the Agreement as well as on each other matter presented to a vote of shareholders at the Special Meeting.

     As of the Record Date, directors of First Commerce owned 257,396 shares of First Commerce Common Stock representing approximately 16.24% of the outstanding shares. These individuals have agreed with BancGroup to vote the shares owned by them in favor of the Merger.

     If the Agreement is approved at the Special Meeting, First Commerce is expected to merge with and into BancGroup promptly after the other conditions to the Agreement are satisfied. See "THE MERGER -- Conditions of Consummation of the Merger."

     THE BOARD OF DIRECTORS OF FIRST COMMERCE URGES THE SHAREHOLDERS OF FIRST COMMERCE TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF THE AGREEMENT.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     In addition to soliciting proxies by mail, directors, officers and other employees of First Commerce, without receiving special compensation therefor, may solicit proxies from First Commerce's shareholders by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, if any, to forward solicitation materials to any beneficial owners of shares of First Commerce Common Stock.

     First Commerce will bear the cost of assembling and mailing this Prospectus and other materials furnished to shareholders of First Commerce. It will also pay all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of First Commerce, mail material to or otherwise communicate with beneficial owners of the shares held by them. BancGroup will pay all expenses incident to the registration of the BancGroup Common Stock to be issued in connection with the Merger.

     Shares of First Commerce Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. IF A PROXY IS SIGNED AND RETURNED WITHOUT ANY VOTING INSTRUCTIONS, SHARES OF FIRST COMMERCE COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE THE AGREEMENT AND IN ACCORDANCE WITH THE DETERMINATION OF THE MAJORITY OF THE BOARD OF DIRECTORS OF FIRST COMMERCE AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to the Secretary of First Commerce, prior to or at the Special Meeting, a written notice revoking the proxy; (ii) delivering to the Secretary of First Commerce, at or prior to the Special Meeting, a duly executed proxy relating to the same shares and bearing a later date; or (iii) voting in person at the Special Meeting. All written notices of revocation and other communications with respect to the revocation of First Commerce's proxies should be addressed to:
                            First Commerce Banks of Florida, Inc.
                            141 East Central Avenue
                            Winter Haven, Florida 33880
                            Attention: J. Jeffrey Seale, Secretary

     Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy.

     Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Such proxies will, however, be counted for purposes of determining whether a quorum is present at the Special Meeting.

     The Board of Directors of First Commerce is not aware of any business to be acted upon at the Special Meeting other than consideration of the Merger described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment. Proxies voted in favor of the Merger, or proxies as to which no voting instructions are given, will be voted to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in favor of the Merger. Proxies voted against the Merger and abstentions will not be voted for an adjournment. See "ADJOURNMENT OF THE SPECIAL MEETING."

EFFECT OF MERGER ON OUTSTANDING BANCGROUP COMMON STOCK

     Assuming that no dissenters' rights of appraisal are exercised in the Merger, no First Commerce Options are exercised prior to the Merger, and a Market Value not less than $19.35 and no more than $25.16, BancGroup would issue 685,990 shares of BancGroup Common Stock to the shareholders of First Commerce pursuant to the Merger based upon the Exchange Ratio of .4326. Based on those assumptions, the 685,990 shares of BancGroup Common Stock would represent approximately 1.7% of the total number of shares of BancGroup Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue, including shares to be issued pursuant to other pending acquisitions. BancGroup anticipates that the shares of BancGroup Common Stock to be issued in the Merger will come from shares repurchased by BancGroup in the open market.

                                   THE MERGER

     THE FOLLOWING SETS FORTH A SUMMARY OF THE MATERIAL PROVISIONS OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT ATTACHED HERETO AS APPENDIX A AND CERTAIN PROVISIONS OF FLORIDA LAW RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS, A COPY OF WHICH PROVISIONS ARE ATTACHED HERETO AS APPENDIX C. ALL FIRST COMMERCE SHAREHOLDERS ARE URGED TO READ THE AGREEMENT AND THE APPENDICES IN THEIR ENTIRETY.

GENERAL

     The Agreement provides that, subject to shareholder approval, receipt of necessary regulatory approval and certain other conditions described below at "Conditions to Consummation of the Merger," First Commerce will merge with and into BancGroup. Upon completion of the Merger, the corporate existence of First Commerce will cease, and BancGroup will succeed to the business formerly conducted by First Commerce.

BACKGROUND OF THE MERGER

     On January 3, 1996, First Commerce entered into a Plan of Merger and Merger Agreement with First Mercantile National Bank ("First Mercantile"), Longwood, Florida, whereby First Mercantile would become a wholly-owned subsidiary of First Commerce. At the same time, First Commerce entered into a similar agreement with Prime Bank of Central Florida ("Prime Bank"), headquartered in Titusville, Florida. These transactions intended to bring the First Commerce, First Mercantile and Prime Bank organizations together on a "combination of equals" basis. The First Commerce agreements with First Mercantile and Prime Bank were terminated by mutual consent effective August 1, 1996, as a result of certain issues, including an increase in First Commerce's non-performing assets and a decrease in its earnings.

     Following the termination of the agreements between First Commerce and First Mercantile and Prime Bank, the Board of Directors of First Commerce engaged T. Stephen Johnson & Associates, Inc. ("TSJA"), an investment banking firm which specializes in the securities of southeastern United States' financial institutions, to assist First Commerce in the assessment of its strategic position. At a meeting of the Boards of Directors of First Commerce and the Bank held on November 18, 1996, TSJA presented an analysis of First Commerce's financial position and results of operations. TSJA also discussed certain financial and operating criteria that First Commerce needed to accomplish, and the time period within which such results might be achievable, in order for First Commerce to realize earnings and performance ratios comparable to peer financial institutions. Among other issues discussed during the presentation was the assessment that it may take First Commerce approximately three years to report earnings in the range of comparable financial institutions and that there was no assurance that the prevailing multiples being paid for independent community banks would continue or be realized by First Commerce shareholders at that time.

     After the conclusion of the planning session, the First Commerce directors requested that TSJA explore the market among regional financial institutions for a potential acquisition of First Commerce, without committing to any sale of First Commerce at that time. The Board of Directors was interested in determining if there were opportunities for a possible sale of First Commerce and the range of pricing that First Commerce might realize in such a transaction. First Commerce and TSJA prepared a confidential information package setting forth certain financial, budget, branch, loan, employment, option and warrant, and shareholder ownership information and other data. TSJA then solicited indications of interest from a group of regional financial institutions selected by First Commerce.

     On December 19, 1996, TSJA called five financial institutions to solicit their interest in acquiring First Commerce. On December 23, 1996, confidential information regarding First Commerce was sent to the four financial institutions requesting the information. On January 7, 1997, TSJA advised each of the financial institutions of a January 17, 1997 date for the submission of proposals regarding an acquisition of First Commerce. One of the four financial institutions declined to issue a proposal. On January 8, 1997, TSJA contacted two additional regional financial institutions to see if they had any interest in acquiring First Commerce. These two institutions declined to receive confidential information regarding First Commerce. On

January 9, 1997, BancGroup and another financial institution requested additional information on First Commerce. On January 16, 1997, the audited financial statements of First Commerce for 1996 were provided to the three remaining interested financial institutions, two of which declined to submit any proposal for the acquisition of First Commerce. On January 17, 1997 BancGroup delivered a proposal for the acquisition of First Commerce, subject to certain conditions, including a due diligence review of First Commerce by BancGroup.

     At a special meeting of the First Commerce Board of Directors held on January 27, 1997, the directors reviewed the BancGroup proposal and authorized First Commerce executives to continue their discussions with BancGroup. During the first two weeks of February, 1997, BancGroup conducted a due diligence review of First Commerce. At a special meeting of the First Commerce Board of Directors held on February 12, 1997, representatives of BancGroup met with First Commerce directors. During the meeting, the BancGroup representatives presented financial and other information regarding BancGroup. The BancGroup representatives and First Commerce directors also reached an agreement that an acquisition of First Commerce by BancGroup would provide for an exchange ratio of .4326 shares of BancGroup Common Stock for each share of First Commerce Common Stock. On February 13, 1997, BancGroup and First Commerce entered into a letter of intent providing for BancGroup's acquisition of First Commerce in accordance with the foregoing exchange ratio.

     From February 14, 1997 through March 23, 1997, BancGroup and First Commerce reviewed drafts, and negotiated the terms, of a definitive agreement. On March 10, 1997, First Commerce retained Austin Associates, Inc. ("AAI") to provide an opinion to the First Commerce Board as to the fairness of the Merger, from a financial point of view, to the shareholders of First Commerce. The Agreement was reviewed and approved by the Board of Directors of First Commerce at a meeting held on March 24, 1997. At this meeting, the directors reviewed the terms of the Agreement and related issues. Also at the meeting, a representative of AAI rendered an opinion that the terms of the Merger are fair, from a financial point of view, to the shareholders of First Commerce. The First Commerce Board then unanimously approved the Agreement and the transactions contemplated thereby. First Commerce and BancGroup entered into the Agreement on March 24, 1997.

FIRST COMMERCE'S BOARD OF DIRECTORS' REASONS FOR APPROVING THE MERGER

     First Commerce's Board of Directors believes that the Merger is in the best interests of First Commerce and its shareholders. The Board of Directors of First Commerce considered a number of factors in deciding to approve and recommend the terms of the Agreement to First Commerce shareholders, including the terms of the proposed transaction; the financial condition, results of operations, and future prospects of First Commerce; the value of the consideration to be received by First Commerce shareholders relative to the book value and earnings per share of First Commerce Common Stock; the competitive and regulatory environment for financial institutions generally; the fact that the Merger will enable First Commerce shareholders to exchange their shares of First Commerce Common Stock for shares of common stock of a larger and more diversified entity, the stock of which is more widely held and more actively traded; that the Merger will enable First Commerce shareholders to hold stock in a financial institution that has historically paid cash dividends to its shareholders (as compared to First Commerce, which has not paid any cash dividends to its shareholders); the likelihood of receiving the requisite regulatory approvals; that it is expected that the Merger will be a tax-free transaction (except in respect of cash received for First Commerce Common Stock) for federal income tax purposes; and other information. The Board of Directors also took into account an opinion received from Austin Associates, Inc. that the terms of the Agreement are fair, from a financial point of view, to the shareholders of First Commerce. See "-- Opinion of Financial Advisor." The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive of the factors considered by the Board of Directors. The First Commerce Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR

     Austin Associates, Inc. ("AAI") is a recognized investment banking firm regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other purposes. First Commerce selected AAI to issue a fairness opinion in connection with the Merger on the basis of its reputation and qualifications.

     AAI has rendered a separate written opinion to the board of directors of First Commerce to the effect that the terms of the Agreement are fair, from a financial point of view, to the shareholders of First Commerce as of the date of the opinion. AAI based its opinion upon, among other things: (i) this Prospectus; (ii) the audited financial statements of First Commerce and BancGroup for the period 1992 through 1996; (iii) the reported prices and stock trading activity of First Commerce and BancGroup; (iv) publicly available information regarding the performance of certain other companies whose business activities were believed to be generally comparable to those of First Commerce and BancGroup; (v) the financial terms, to the extent publicly available, of certain comparable bank merger transactions; and (vi) such other analysis and information deemed relevant.

     No limitations were imposed on the scope of AAI's investigation. The terms of the Agreement, including the Exchange Ratio, were negotiated by First Commerce and BancGroup, and their representatives, on an arm's-length basis. AAI did not participate in the negotiation of the terms of the Agreement; however, it did advise the Board of First Commerce during the negotiation of the Exchange Ratio. A copy of the fairness opinion is attached as Appendix B to this Prospectus and should be read in its entirety.

     In connection with rendering its opinion, AAI performed a variety of financial analyses, which are summarized below. AAI believes its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying AAI's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, AAI made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of First Commerce and BancGroup. Any estimates contained in AAI's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than the estimates.

     Transaction Summary. The terms of the Agreement provide for an Exchange Ratio of 0.4326 shares of BancGroup Common Stock for each outstanding share of First Commerce, provided that the Market Value (as defined in the Agreement) of BancGroup is not less than $19.35 and not greater than $25.16 per share. This corresponds to per share consideration for each First Commerce share of between $8.37 and $10.88. If the Market Value of BancGroup is less than $19.35, the Exchange Ratio shall be increased to provide for a minimum per share consideration of $8.37 for each First Commerce share. If the Market Value of BancGroup is greater than $25.16, the Exchange Ratio shall be decreased to provide for a maximum per share consideration of $10.88 for each First Commerce share. If BancGroup publicly announces prior to the Effective Date that it has entered into an agreement pursuant to which it will be acquired, the Exchange Ratio shall be determined by disregarding whether the Market Value is greater than $25.16 per share. The Agreement further provides that BancGroup shall assume all First Commerce options and warrants adjusted for the Exchange Ratio. Based on 1,585,737 outstanding First Commerce common shares, and outstanding options and warrants respecting the issuance of 321,215 shares of First Commerce common stock, the aggregate consideration in the Merger ranges from a minimum value of approximately $14.8 million to a maximum value of $19.6 million. Based on the closing market price of BancGroup on March 31, 1997 of $23.00, the transaction is valued at $17.8 million, which equals 167 percent of First Commerce's December 31, 1996 book value.

     BancGroup Market Price and Financial Performance. The closing market price of BancGroup was $23.00 on March 31, 1997. BancGroup originally reported fully diluted earnings per share ("EPS") of $1.60 for 1996, including a one-time charge of $.07 per share for the SAIF special assessment. As of December 31, 1996, BancGroup originally reported a book value of $10.48 per share. Based on the March 31 market price, BancGroup shares are valued at 14.4 times 1996 fully diluted EPS and 219 percent of December 31, 1996 book value. AAI compared BancGroup's stock trading multiples to banking organizations headquartered in Alabama, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee with assets ranging from $1.5 billion to $25 billion (the "Peer Group"). As of March 31, 1997, the median price-to-book multiple for the 21 organizations comprising the Peer Group was 209% compared to BancGroup's multiple of 219%. The median price-to-earnings multiple for the Peer Group was 14.9 compared to BancGroup's multiple of 14.4. The median dividend yield for the Peer Group was 2.62 percent compared to BancGroup's dividend yield of 2.61 percent.

     AAI also reviewed the originally reported financial performance of BancGroup as compared to the Peer Group. The median return on average assets ("ROA") of the Peer Group for 1996 was 1.26% compared to BancGroup's ROA of 1.19%. The median return on average equity ("ROE") of the Peer Group for 1996 was 14.83% compared to BancGroup's ROE of 16.80%. For the period 1992 through 1996, the Peer Group recorded a five year median ROA of 1.16%, compared to BancGroup's five year average ROA of 1.05%. During the 1992 to 1996 time period, the Peer Group recorded a five year median ROE of 14.46%, compared to BancGroup's five year average ROE of 16.65%. The leverage ratio for BancGroup as of December 31, 1996 of 6.65% compared to the Peer Group median of 7.94%. During 1996, BancGroup recorded an efficiency ratio of 57.9 percent compared to the Peer Group median of 59.6 percent.

     In addition to overall performance measures, AAI reviewed certain originally reported asset quality measures. The ratio of nonperforming assets to total assets for BancGroup was the highest of all Peer Group banks at 0.64%, and compared to the Peer median of 0.30%. The loan loss reserve to total loan ratio for BancGroup of 1.23% compared to a Peer median of 1.52%.

     Comparative Transactions. AAI reviewed comparison prices in 27 sale of control transactions in Florida for banks having assets ranging from $50 million to $200 million since January 1, 1995. The median multiples for these transactions were 206% of book value and 17.8 times earnings. AAI also screened this Peer Group to determine the 25th percentile rankings for transaction pricing and underlying performance measures. At the 25th percentile, the Peer Group price-to-book multiple measured 163% and the price-to-earnings multiple measured 15.0.

     AAI also reviewed the financial performance of First Commerce as compared to the Peer Group. The 25th percentile ROA of the Peer Group for the year prior to sale of 0.88% compared to First Commerce's 1996 ROA of 0.13%. The 25th percentile ROE of the Peer Group for the year prior to sale was 8.92% compared to First Commerce's 1996 ROE of 1.31%. For the five years preceding sale, the 15 Peer Group banks that sold during 1996 recorded a 25th percentile ROA of 0.59%, compared to First Commerce's 1992-1996 five year average ROA of 0.61%. The Peer Group banks that sold during 1996 recorded a preceding five year 25th percentile ROE of 7.31%, compared to First Commerce's 1992-1996 five year average ROE of 7.62%.

     In addition to overall performance measures, AAI reviewed certain asset quality measures. The ratio of nonperforming assets to total assets for First Commerce of 2.57%, compared to the Peer Group 75th percentile of 1.33% (i.e. 75 percent of peer banks had lower ratios). The ratio of loan loss reserve to nonperforming loans for First Commerce measured 53.8% compared to the Peer Group 25th percentile of 61.7%.

     Contribution Analysis. AAI compared the pro forma ownership interest in BancGroup that First Commerce shareholders would receive, in the aggregate, to the contribution by First Commerce to the total assets, equity and net income of the combined organization. Based on March 1, 1997 information, First Commerce shareholders would own approximately 1.73% of BancGroup on a pro forma basis. First Commerce's restated pro forma contribution of total assets would have equaled 1.81%, the contribution of total equity would have equaled 2.65%, and the contribution of 1996 net income would have equaled 0.29%.

     Based on First Commerce's relatively high loan loss provision and other operating expenses during 1995 and 1996, AAI has recalculated First Commerce's normalized earnings capacity for purposes of completing this Contribution Analysis and the Summary Pro Forma Analysis presented in the following section. Based on AAI's review of First Commerce's historical earnings trends, 1997 budget, year to date performance through March 1997, other internal reports and discussions with management, AAI assumed a current normalized earnings capacity for First Commerce at an annualized ROA of 1.00%. Based on First Commerce's average asset level of $109.5 million during 1996, this corresponds to an annualized earnings capacity of $1,095,000. Assuming this level of earnings, First Commerce would have contributed 2.23% of the restated pro forma combined earnings of BancGroup during 1996.

     Summary Pro Forma Analysis. AAI also reviewed the pro forma effect of the Merger to First Commerce's earnings per share and book value per share. First Commerce recorded fully diluted earnings per share in 1996 of $0.08. Based on an assumed $1,095,000 of normalized earnings capacity, First Commerce would have a fully diluted earnings per share capacity of $0.65. First Commerce's book value per share as of December 31, 1996 equaled $6.69. Giving effect to the Merger as of December 31, 1996, including the effect of BancGroup's completed and proposed business combinations, the equivalent First Commerce earnings per share would have equaled $0.51, an increase of $0.43 over actual results. Book value per share would have decreased to $4.49 per share, a decrease of $2.20 from actual results.

     Discounted Cash Flow Analysis. AAI performed a discounted cash flow ("DCF") analysis of the value of First Commerce as of December 31, 1996. A DCF analysis is a forward looking projection based principally on estimated future earnings capacity and asset growth. To provide a range of values, AAI selected three separate growth scenarios and three separate ROA forecasts. DCF values were determined based on asset growth scenarios of 5%, 10% and 15%. In addition, AAI estimated ROA ratios for First Commerce for a five year time period (1997 to 2001). The three ROA scenarios consisted of: (1) a flat ROA of 1.00% in each year; (2) an increasing ROA from 1.00%, to 1.05%, to 1.10%, to 1.15% and to 1.20% from 1997 to 2001; and (3) an increasing ROA from 1.00%, to 1.10%, to 1.20%, to 1.30% and to 1.40% from 1997 to 2001. Based on these assumptions, nine separate DCF values for First Commerce were calculated. The DCF values for First Commerce ranged from $11.7 million (5% growth, flat 1.00% ROA) to $18.5 million (15% growth, increasing ROA from 1.00% to 1.40%).

     Dividends. AAI reviewed the cash dividends to be received by First Commerce shareholders as a result of the Merger. Based on an exchange ratio of
0.4326 BancGroup shares for each share of First Commerce, equivalent dividends to First Commerce shareholders would have been $0.23 per share in 1996. No cash dividends have been paid previously to First Commerce shareholders.

     The summary set forth above does not purport to be a complete description of the analyses performed by AAI. Further, AAI did not conduct a physical inspection of any of the properties or assets of First Commerce or BancGroup. AAI has assumed and relied upon the accuracy and completeness of the financial and other information provided to it or publicly available, has relied upon the representations and warranties of First Commerce and BancGroup made pursuant to the Agreement, and has not independently attempted to verify any of such information. AAI has also assumed that the conditions to the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement. No limitations were imposed by First Commerce or BancGroup on AAI as to the scope of its investigation nor were any specific instructions given to AAI in connection with its fairness opinion.

     For AAI's services as financial advisor, First Commerce will pay the firm a fee of $17,500. In addition, First Commerce has agreed to reimburse AAI for reasonable out-of-pocket expenses and indemnify AAI against certain liabilities, including liabilities under the securities laws.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF FIRST COMMERCE

     The Board of Directors of First Commerce has determined that the Merger is in the best interests of First Commerce and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF FIRST COMMERCE VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE AGREEMENT AND THE MERGER.

BANCGROUP'S REASONS FOR THE MERGER

     The Board of Directors of BancGroup has unanimously approved the Merger and the Agreement. BancGroup has been seeking to expand its banking operations in the state of Florida. BancGroup currently operates a commercial bank in the Orlando, Ormond Beach, Tampa and the Miami Beach areas, with acquisitions pending in the Ft. Myers and West Palm Beach areas. The Board of Directors of BancGroup believes that the combination with First Commerce and the Bank is consistent with that strategy.

     In approving the Merger and the Agreement, the Board of Directors of BancGroup took into account: (i) the financial performance and condition of First Commerce, including its strong capital and good asset quality; (ii) similarities in the philosophies of BancGroup and First Commerce, including First Commerce's commitment to delivering high quality personalized financial services to its customers; and (iii) First Commerce's management's knowledge of and experience in the Polk County, Florida market.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of the Bank hold First Commerce Options which entitle them to purchase, in the aggregate, up to 292,220 shares of First Commerce Common Stock. Under the terms of the Agreement, any First Commerce Options which are not exercised prior to the Effective Date will be assumed by BancGroup giving the holders of such options the right to acquire shares of BancGroup Common Stock. As an alternative to assumption by BancGroup, holders of First Commerce Options may elect by giving written notice to First Commerce before the Effective Date to be paid in cash the difference between the exercise price for such options and the value of such option determined at the Effective Date based upon the Exchange Ratio. See "Conversion of First Commerce Common Stock" and "Treatment of First Commerce Options."

     BancGroup has agreed that, upon consummation of the Merger, the existing employment agreement of Robert W. Stickler, Jr., Vice Chairman, President and Chief Executive Officer of First Commerce, will remain in effect until terminated in accordance with the provisions of the agreement. Under the agreement, Mr. Stickler currently receives an annual base salary of $140,000, and is eligible for annual bonuses as determined by the Board of Directors. The employment agreement provides for reimbursement of certain business related expenses, and the maintenance by First Commerce and the Bank of officers' and directors' insurance coverage. The employment agreement also provides that Mr. Stickler will not work for any financial institution located within a radius of 50 miles of any office of the Bank for a two-year period following voluntary termination of employment by Mr. Stickler or termination of employment of the executive for "cause" (as defined in the employment agreement). Mr. Stickler has also agreed in the employment agreement not to solicit Bank employees and customers during the two-year period. The employment agreement provides for Mr. Stickler to terminate his employment for "good reason" (as defined in the agreement). The employment agreement terminates on August 31, 1998. If after a change of control of First Commerce or the Bank and before August 31, 1998, Mr. Stickler's employment is terminated, his duties are materially reduced, his base salary is reduced, his employment is relocated more than 50 miles from the Bank's main office, or his participation in any employee benefit plan is materially reduced or adversely affected, and Mr. Stickler does not consent to such change, then Mr. Stickler is entitled to receive promptly thereafter an amount equal to two times the average base annual salary received by him during the five-year period prior to such termination. The closing of the Merger will constitute a change of control for purposes of Mr. Stickler's employment agreement.

     The Bank also has entered into separate salary continuation agreements with Mr. Stickler and J. Jeffrey Seale (Vice President and Controller of First Commerce). The agreements require the Bank to pay $8,133 and $2,325 per month to Messrs. Stickler and Seale, respectively, for 180 months following their retirement or death. If the executive's employment is terminated by him voluntarily or by the Bank with "just cause" (as defined in the agreements), then the executive is entitled to receive his portion of the monthly payments in accordance with a vesting schedule which provides for vesting at 40% after 1996 and 10% for each year thereafter. The executive is considered to be fully vested if First Commerce or the Bank merges with another company and the executive is terminated for any reason. The agreements do not affect the right of the executive to participate in any other retirement plans or supplemental compensation arrangements provided by

First Commerce or the Bank. To fund the obligations under the agreements, First Commerce has purchased life insurance policies on the participants. For additional information regarding the salary continuation agreements, see Note 14 to the Notes to First Commerce's Consolidated Financial Statements.

     On the Effective Date and subject to the agreements described above, all employees of First Commerce (including its executive officers) will, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with the severance policy of Colonial Bank, as of the date of the Agreement. All employees of First Commerce who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees.

     Under the Agreement, BancGroup has agreed to indemnify the directors and executive officers of First Commerce against certain claims and liabilities arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, to the extent that First Commerce would have been authorized under Florida law, or under its Articles of Incorporation or Bylaws, to indemnify such persons.

     Except as described above, none of the directors or executive officers of First Commerce, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of First Commerce Common Stock.

CONVERSION OF FIRST COMMERCE COMMON STOCK

     On the Effective Date, each share of First Commerce Common Stock outstanding and held by First Commerce's shareholders (except shares as to which dissenters' rights are perfected) will be converted by operation of law and without any action by any holder thereof into .4326 of a share of BancGroup Common Stock subject to adjustment as determined below (the "Merger Consideration") provided that the Market Value for BancGroup Common Stock is not less than $19.35 and not greater than $25.16. If the Market Value is less than $19.35, then each share of First Commerce Common Stock will be converted into the number of shares of BancGroup Common Stock that will equal $8.37 divided by the Market Value. If the Market Value is greater than $25.16, then each share of First Commerce Common Stock will be converted into the number of shares of BancGroup Common Stock that will equal $10.88 divided by the Market Value. The Market Value will represent the per share market value of the BancGroup Common Stock at the Effective Date and will be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the 10 consecutive trading days ending on the trading day five calendar days immediately preceding the Effective Date.

     If BancGroup publicly announces prior to the Effective Date that it has entered into an agreement pursuant to which BancGroup will be acquired through a merger, sale of assets of BancGroup or tender offer or exchange offer for BancGroup Common Stock (or otherwise), then the Exchange Ratio will be determined by disregarding whether the Market Value is greater than $25.16. Any merger in which BancGroup is the surviving corporation that does not involve a change of control of BancGroup will be excluded from the preceding sentence. For this purpose a "change of control" means the acquisition of beneficial ownership of BancGroup Common Stock by any person or group (as that term is defined under section 13(d) of the Exchange Act) of more than 50 percent of the outstanding shares of such stock.

     No fractional shares of BancGroup Common Stock will be issued in the Merger. Each shareholder of First Commerce having a fractional interest arising upon the conversion of First Commerce Common Stock into BancGroup Common Stock will, at the time of surrender of the certificates representing First Commerce Common Stock, be paid by BancGroup an amount of cash equal to such fractional interest multiplied the Market Value.

     As an example, assuming the Market Value of BancGroup Common Stock at the Merger is no less than $19.35 and not greater than $25.16, then a shareholder of First Commerce who owns 500 shares of First Commerce Common Stock would receive
216.3 shares of BancGroup Common Stock (.4326 multiplied by 500) with the .3 of a share paid in cash based upon the Market Value. If the Market Value is greater than

$25.16 or less than $19.35, the Exchange Ratio will be adjusted as described above. The closing sales price on the NYSE of the BancGroup Common Stock on May 16, 1997 was $24 1/4 per share.

     Shareholders are advised to obtain current market quotations for BancGroup Common Stock. The market price of BancGroup Common Stock at the Effective Date, or on the date on which certificates representing such shares are received by First Commerce shareholders, may be higher or lower than the market price of BancGroup Common Stock as of the Record Date or at the time of the Special Meeting.

     The Agreement provides that if, prior to the Effective Date, BancGroup Common Stock is changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment will be made in the number of shares of BancGroup Common Stock into which the First Commerce Common Stock will be converted in the Merger.

     For a description of the assumption of First Commerce Options, see "Treatment of First Commerce Options."

SURRENDER OF FIRST COMMERCE COMMON STOCK CERTIFICATES

     Upon the Effective Date and subject to the conditions described at "Conditions to Consummation of the Merger," First Commerce's shareholders (except to the extent that such holders perfect dissenters' rights under applicable law) will automatically, and without further action by such shareholders or by BancGroup, become owners of BancGroup Common Stock as described herein. Outstanding certificates representing shares of the First Commerce Common Stock will represent shares of BancGroup Common Stock. Thereafter, upon surrender of the certificates formerly representing shares of First Commerce Common Stock, the holders will be entitled to receive certificates for the BancGroup Common Stock. Dividends on the shares of BancGroup Common Stock will accumulate without interest and will not be distributed to any former shareholder of First Commerce unless and until such shareholder surrenders for cancellation his certificate for First Commerce Common Stock. SunTrust Bank, Atlanta, Atlanta, Georgia, transfer agent for BancGroup Common Stock, will act as the Exchange Agent with respect to the shares of First Commerce Common Stock surrendered in connection with the Merger.

     A detailed explanation of these arrangements will be mailed to First Commerce shareholders promptly following the Effective Date. STOCK CERTIFICATES SHOULD NOT BE SENT TO THE EXCHANGE AGENT UNTIL SUCH NOTICE IS RECEIVED.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The obligation of First Commerce to consummate the Merger is conditioned on the receipt by First Commerce of an opinion from Coopers & Lybrand L.L.P., which serves as BancGroup's independent public accountant, to the effect that the Merger will constitute such a reorganization. The opinion has been delivered to First Commerce. In delivering its opinion, Coopers & Lybrand L.L.P., has received and relied upon certain representations contained in certificates of officers of BancGroup and First Commerce and certain other information, data, documentation and other materials as it deems necessary. The tax opinion is based upon customary assumptions contained therein, including the assumption that First Commerce has no knowledge of any plan or intention on the part of the First Commerce shareholders to sell or dispose of BancGroup Common Stock that would reduce their holdings to the number of shares having in the aggregate a fair market value of less than 50% of the total fair market value of the First Commerce Common Stock outstanding immediately upon the Merger.

     Neither First Commerce nor BancGroup intends to seek a ruling from the Internal Revenue Service as to the federal income tax consequences of the Merger. First Commerce's shareholders should be aware that the opinion will not be binding on the Internal Revenue Service or the courts. First Commerce's shareholders also should be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

     The tax opinion states that, provided the assumptions stated therein are satisfied, the Merger will constitute a reorganization as defined in Section 368(a) of the Code and the following federal income tax consequences will result to First Commerce's shareholders who exchange their shares of First Commerce Common Stock for shares of BancGroup Common Stock:

          (i) No gain or loss will be recognized by First Commerce's shareholders on the exchange of shares of First Commerce Common Stock for shares of BancGroup Common Stock;

          (ii) The aggregate basis of BancGroup Common Stock received by each First Commerce shareholder (including any fractional shares of BancGroup Common Stock deemed received, but not actually received), will be the same as the aggregate tax basis of the shares of First Commerce Common Stock surrendered in exchange therefor;

          (iii) The holding period of the shares of BancGroup Common Stock received by each First Commerce shareholder will include the period during which the shares of First Commerce Common Stock exchanged therefor were held, provided that the shares of First Commerce Common Stock were a capital asset in the holder's hands as of the Effective Date;

          (iv) Cash payments received by each First Commerce shareholder in lieu of a fractional share of BancGroup Common Stock will be treated for federal income tax purposes as if the fractional share had been issued in the exchange and then redeemed by BancGroup. Gain or loss will be recognized on the redemption of the fractional share and generally will be capital gain or loss if the First Commerce Common Stock is a capital asset in the hands of the holder;

          (vi) No gain or loss will be recognized by First Commerce upon the transfer of its assets and liabilities to BancGroup. No gain or loss will be recognized by BancGroup upon the receipt of the assets and liabilities of First Commerce;

          (vii) The basis of the assets of First Commerce acquired by BancGroup will be the same as the basis of the assets in the hands of First Commerce immediately prior to the Merger;

          (viii) The holding period of the assets of First Commerce in the hands of BancGroup will include the period during which such assets were held by First Commerce; and

          (ix) A First Commerce shareholder who dissents and receives only cash pursuant to dissenters rights will recognize gain or loss. Such gain or loss will, in general, be treated as capital gain or loss, measured by the difference between the amount of cash received and the tax basis of the shares of First Commerce Common Stock converted, if the shares of First Commerce Common Stock were held as capital assets. However, a First Commerce shareholder who receives only cash may need to consider the effects of Section 302 and 318 of the Code in determining the federal income tax consequences of the transaction.

     Each First Commerce shareholder will be required to report on such shareholder's federal income tax return for the fiscal year of such shareholder in which the Merger occurs that such shareholder has received BancGroup Common Stock in a reorganization.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF ALL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDERS OF FIRST COMMERCE, TO FIRST COMMERCE AND TO BANCGROUP AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES

PERSONS, STOCKHOLDERS WHO DO NOT HOLD THEIR SHARES OF FIRST COMMERCE COMMON STOCK AS "CAPITAL ASSETS" WITHIN THE MEANING OF SECTION 1221 OF THE CODE, AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF FIRST COMMERCE COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. FIRST COMMERCE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

OTHER POSSIBLE CONSEQUENCES

     If the Merger is consummated, the shareholders of First Commerce, a Florida corporation, will become shareholders of BancGroup, a Delaware business corporation.

     For a discussion of the differences, if any, in the rights, preferences, and privileges attaching to First Commerce Common Stock as compared with BancGroup Common Stock, see "COMPARATIVE RIGHTS OF STOCKHOLDERS."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The parties' obligation to consummate the Merger is subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The obligations of First Commerce and BancGroup to consummate the Merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of First Commerce Common Stock; (ii) the approval of the Merger by the Federal Reserve and approval of the Bank Merger by the Alabama Department and the Federal Reserve;
(iii) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or in which it is sought to obtain divestiture, rescission or damages in connection with the Merger; (iv) the absence of any investigation by any governmental agency which might result in any such proceeding; (v) consummation of the Merger no later than November 30, 1997; and (vi) receipt of opinions of counsel regarding certain matters.

     The obligation of First Commerce to consummate the Merger is further subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including: (i) the absence of any material adverse change in the financial condition or affairs of First Commerce; (ii) the holders of not more than 15% of the outstanding shares of First Commerce Common Stock shall have exercised dissenters' rights with respect to their shares; (iii) the accuracy in all material respects of the representations and warranties of First Commerce contained in the Agreement, and the performance by First Commerce of all of its covenants and agreements under the Agreement; and (iv) the receipt by BancGroup of certain undertakings from holders of First Commerce Common Stock who may be deemed to be "affiliates" of First Commerce pursuant to the rules of the Commission.

     It is anticipated that the foregoing conditions, as well as certain other conditions contained in the Agreement, such as the receipt of certificates of officers of each party as to compliance with the Agreement, and satisfaction of each party of all representations, warranties and covenants, will be satisfied. The Agreement provides that First Commerce and BancGroup may waive all conditions to their obligations to consummate the Merger, other than the receipt of the requisite approvals of regulatory authorities and First Commerce shareholder approval of the Merger. In making any decision regarding a waiver of one or more conditions to consummation of the Merger or an amendment of the Agreement, the Boards of Directors of First Commerce and BancGroup would be subject to the fiduciary duty standards imposed upon such boards by relevant law that would require such boards to act in the best interests of their respective shareholders.

AMENDMENT OR TERMINATION

     The Boards of Directors of BancGroup and First Commerce may agree to amend or terminate the Agreement before or after approval by the shareholders of First Commerce. However, the Board of Directors of First Commerce may not amend the Agreement which would alter the Merger Consideration or which, in the opinion of the Board of Directors of First Commerce, would adversely affect the rights of the shareholders of First Commerce, unless such amendments are approved by a majority of the outstanding shares of First Commerce Common Stock. Such amendments may require the filing of an amendment of the Registration Statement, of which this Prospectus forms a part, with the Commission. See "Conditions to Consummation of the Merger."

REGULATORY APPROVALS

     Prior to the Merger, a 10-day prior notification to the Federal Reserve will be provided pursuant to Section 3 of the BHCA and the regulations promulgated pursuant thereto. It is contemplated that the Merger will occur simultaneously with the Bank Merger. The approval of the Federal Reserve and the Alabama Department must be obtained prior to consummation of the Bank Merger. Applications were filed with the Federal Reserve and the Alabama Department on April 21, 1997. The regulatory approval process is expected to take approximately two months from that date.

     Federal Reserve Notification. Under limited circumstances, approval of the Merger by the Federal Reserve under Section 3 of the BHCA is not required. More specifically, the Merger would not require Federal Reserve approval if: (1) the Bank is merged into a BancGroup bank subsidiary simultaneously with the Merger;
(2) the Bank's merger into a BancGroup bank subsidiary requires the prior approval of a federal supervisory agency under the Bank Merger Act; (3) the transaction does not involve an acquisition subject to Section 4 of the BHCA;
(4) both before and after the transaction, BancGroup meets the Federal Reserve's capital adequacy guidelines; and (5) BancGroup provides written notice of the transaction to the Federal Reserve at least ten days prior to the transaction, and during that period, the Federal Reserve does not require an application under Section 3 of the BHCA. It is anticipated that BancGroup will satisfy the foregoing requirements, and, absent Federal Reserve action pursuant to item (5) above, an application with the Federal Reserve pursuant to Section 3 of the BHCA will not be required.

     In the event the Federal Reserve requires an application pursuant to
Section 3 of the BHCA, approval of the Federal Reserve would be required prior to the Merger. Pursuant to Section 3 of the BHCA, and the regulations promulgated pursuant thereto, the Federal Reserve must withhold approval of the Merger if it finds that the transaction will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve may not approve the Merger if it finds that the effect thereof may be substantially to lessen competition in any section of the country, or tend to create a monopoly, or would in any other manner be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed by the probable effect of the Merger in meeting the convenience and needs of the communities to be served. The Federal Reserve will also take into consideration the financial condition and managerial resources of BancGroup, its subsidiaries, any banks related to BancGroup through common ownership or management, and the Bank. Finally, the Federal Reserve will consider the compliance records of BancGroup's subsidiaries under the Community Reinvestment Act.

     The BHCA provides for the publication of notice and public comment on the application and authorizes the Federal Reserve to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger. Section 11 of the BHCA imposes a waiting period which prohibits the consummation of the Merger, in ordinary circumstances, for a period ranging from 15-30 days following the Federal Reserve's approval of the Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     Alabama State Banking Department Approval. The Bank Merger must be approved by the Alabama Department pursuant to applicable provisions of the Alabama Banking Code. If the Superintendent of the Alabama Department finds that
(1) the proposed transaction will not be detrimental to the safety and soundness of the bank resulting from the Bank Merger, (2) any new officers and directors of the resulting bank are qualified by character, experience, and financial responsibility to direct and manage the resulting bank, and (3) the proposed Bank Merger is consistent with the convenience and needs of the communities to be served by the resulting bank in the State of Alabama and is otherwise in the public interest, the Bank Merger will be approved by the Superintendent.

     Federal Reserve Approval. On March 14, 1997, Colonial Bank, a state-chartered non-member bank, the primary federal regulator of which is currently the Federal Deposit Insurance Corporation, filed an application for membership in the Federal Reserve. Subject to Federal Reserve approval of the pending membership application, it is anticipated that Colonial Bank will become a member of the Federal Reserve on or about June 1, 1997. As the primary federal regulator of state-chartered banks that are members of the Federal Reserve, the Federal Reserve will become the primary federal regulator of Colonial Bank upon its admission to membership in the Federal Reserve. In that the Bank Merger Act requires that a bank merger be approved by the primary federal regulator of the resulting bank, and in that Colonial Bank will be the bank resulting from the Bank Merger, the Federal Reserve's approval of the Bank Merger must be obtained. A delay in the receipt of the Federal Reserve's approval of the membership application or the Federal Reserve's disapproval of such application could significantly impact the timing of the Bank Merger.

     The Federal Reserve is prohibited from approving the Bank Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve is prohibited from approving the Bank Merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the Bank Merger are clearly outweighed in the public interest by the probable effect of the Bank Merger in meeting the convenience and needs of the community to be served. The Federal Reserve is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served.

     In that the Bank Merger constitutes an interstate bank merger, certain additional requirements are applicable to the Bank Merger. For example, subject to certain exceptions, the Federal Reserve is prohibited from approving the Bank Merger if Colonial Bank materially fails to comply with filing requirements imposed by the Florida Department of Banking and Finance for interstate bank merger transactions. In addition, the Federal Reserve is prohibited from approving the Bank Merger if the bank resulting from the Bank Merger, including all insured depository institutions which are affiliates of such resulting bank, upon consummation of the transaction, would control more than 10% of the total amount of deposits of insured depository institutions in the United States. The Federal Reserve is also prohibited from approving the Bank Merger if either party to the Bank Merger has a branch in any state in which any other bank involved in the Bank Merger has a branch, and the resulting bank, upon consummation of the Bank Merger, would control 30% or more of the total amount of deposits of insured depository institutions in any such state. Finally, the Federal Reserve may approve the interstate bank merger only if each bank involved in the transaction is adequately capitalized as of the date the application is filed, and the Federal Reserve determines that the resulting bank will continue to be adequately capitalized and adequately managed upon consummation of the Bank Merger.

     The Bank Merger Act imposes a waiting period which prohibits consummation of the Bank Merger, in ordinary circumstances, for a period ranging from 15-30 days following the Federal Reserve's approval of the

Bank Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     The Agreement provides that the obligation of each of BancGroup and First Commerce to consummate the Merger is conditioned upon the receipt of all necessary regulatory approvals, including the approval of the Federal Reserve and the Alabama Department, and the absence in such approvals of any condition or restriction which in the reasonable good faith judgment of the Board of Directors of BancGroup or First Commerce would so materially adversely impact the economic benefits of the transaction as contemplated by the Agreement so as to render inadvisable the consummation of the Merger. There can be no assurance that the Federal Reserve or the Alabama Department will approve BancGroup's applications to acquire First Commerce, and, if such approvals are received, that such approvals will not be conditioned upon terms and conditions that would cause the parties to abandon the Merger.

     Any approval received from the banking agencies reflects only their view that the Merger does not contravene applicable competitive standards imposed by law, and that the Merger is consistent with regulatory policies relating to safety and soundness. THE APPROVAL OF THE BANKING AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

     BancGroup is not aware of any other governmental approvals or actions that may be required for consummation of the Merger except for the Federal Reserve and the Alabama Department approvals, described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Agreement contains certain restrictions on the conduct of the business of First Commerce pending consummation of the Merger. The Agreement prohibits First Commerce from taking any of the following actions, prior to the Effective Date, subject to certain limited exceptions previously agreed to by the parties, without the prior written approval of BancGroup:

          (i) Issuing, delivering or agreeing to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), except shares of First Commerce Common Stock issued upon the exercise of First Commerce Options;

          (ii) Borrowing or agreeing to borrow any funds or incurring or becoming subject to, any liability (absolute or contingent) except borrowings, obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

          (iii) Paying any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (iv) Declaring or making or agreeing to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders, or purchasing or redeeming or agreeing to purchase or redeem, any of its outstanding securities;

          (v) Except in the ordinary course of business, selling or transferring or agreeing to sell or transfer, any of its assets, property or rights or canceling, or agreeing to cancel, any debts or claims;

          (vi) Except in the ordinary course of business, entering or agreeing to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of any of its assets, property or rights;

          (vii) Waiving any rights of value which in the aggregate are material;

          (viii) Except in the ordinary course of business, making or permitting any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (ix) Except in accordance with past practice, making any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (x) Except in accordance with past practice, increasing the rate of compensation payable to or to become payable to any of its officers or employees or making any material increase in any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (xi) Failing to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations; and

          (xii) Entering into any other material transaction other than in the ordinary course of business.

     The Agreement provides that prior to the Effective Date, no director or officer of First Commerce or any of its subsidiaries shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of First Commerce or its subsidiaries.

     The Agreement also provides that (i) First Commerce will consult with BancGroup respecting loan requests in excess of $100,000 that are not single-family residential loan requests and respecting other loan requests outside the normal course of business, and (ii) First Commerce will consult with BancGroup respecting business issues that First Commerce believes should be brought to the attention of BancGroup.

COMMITMENTS WITH RESPECT TO OTHER OFFERS

     Until the termination of the Agreement, and except for the Merger, neither First Commerce nor any of its directors or officers (or any person representing any of the foregoing) may solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the assets of, or of a substantial equity interest in, First Commerce or any business combination involving First Commerce (collectively, an "Acquisition Proposal") other than as contemplated by the Agreement. First Commerce is required to notify BancGroup immediately if any such inquiries or proposals are received by First Commerce, if any such information is requested from First Commerce, or if any such negotiations or discussions are sought to be initiated with First Commerce. First Commerce is required to instruct its officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above. First Commerce may communicate information about an Acquisition Proposal to its shareholders if and to the extent that legal counsel provides a written opinion to First Commerce (a copy of which shall be provided in advance to BancGroup) that it is required to do so in order to comply with its legal obligations.

     If (i) an Acquisition Proposal is submitted to and approved by the shareholders of First Commerce at any time prior to the Effective Date; or (ii) an Acquisition Proposal is received by First Commerce or is made directly to the shareholders of First Commerce at any time prior to the termination of the Agreement (except for a termination by First Commerce for a breach of the Agreement by BancGroup) and, in the case of (i) or (ii), such Acquisition Proposal is closed, then First Commerce will pay to BancGroup a termination fee in an amount equal to 10% of the shareholders' equity of First Commerce as of the end of the month preceding such payment, as liquidated damages, and not as a penalty, and, upon the payment in full thereof, the Agreement will be terminated and no party to the Agreement will have any further liability under the Agreement.

INDEMNIFICATION

     BancGroup has agreed to indemnify present and former directors and officers of First Commerce and the Bank against liabilities arising out of actions or omissions occurring at or prior to the Effective Date to the extent provided in the Florida Business Corporation Act and First Commerce's Articles of Incorporation and Bylaws.

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of First Commerce Common Stock as of the Record Date are entitled to dissenters' rights of appraisal under Florida law. Consummation of the Merger is subject to, among other things, the holders of no more than 15% of the outstanding First Commerce Common Stock electing to exercise their dissenters' rights. Pursuant to Section 607.1320 of the FBCA, a First Commerce shareholder who does not wish to accept the shares of BancGroup Common Stock to be received pursuant to the terms of the Agreement may dissent from the Merger and elect to receive the fair value of his shares as of the day prior to the date the Merger is approved by First Commerce shareholders. Such fair value is exclusive of any appreciation or depreciation in anticipation of the Merger, unless exclusion would be inequitable.

     In order to exercise appraisal rights, a dissenting shareholder of First Commerce (a "Dissenting Shareholder") must fully comply with the statutory procedures of Sections 607.1320, 607.1301 and 607.1302 of the FBCA, which are summarized below. Such Sections are attached hereto as Appendix C. Shareholders of First Commerce are urged to read such Sections in their entirety and to consult with their legal advisors. Each shareholder of First Commerce who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights. The following summary of Florida law is qualified in its entirety by reference to the full text of the provisions of the FBCA attached hereto as Appendix C.

     To exercise appraisal rights,

     1.A Dissenting Shareholder must file with First Commerce, prior to the taking of the vote on the Merger, a written notice of intent to demand payment for his or her shares if the Merger is effectuated. A vote against the Merger will not alone be deemed to be the written notice of intent to demand payment. A Dissenting Shareholder need not vote against the Merger, but cannot vote for the Merger.

     2.Within ten days after the vote on the Merger is taken, First Commerce must give written notice of the authorization of the Merger, if obtained, to each First Commerce shareholder who filed notice of intent to demand payment for his shares. WITHIN TWENTY DAYS AFTER THE GIVING OF THE FOREGOING NOTICE BY FIRST COMMERCE, EACH DISSENTING SHAREHOLDER MUST FILE WITH FIRST COMMERCE A NOTICE OF ELECTION TO DISSENT, STATING HIS OR HER NAME AND ADDRESS, THE NUMBER OF SHARES AS TO WHICH HE OR SHE DISSENTS AND A DEMAND FOR PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES. ANY DISSENTING SHAREHOLDER FAILING TO FILE SUCH ELECTION WITHIN THE PERIOD WILL LOSE HIS OR HER APPRAISAL RIGHTS AND BE BOUND BY THE TERMS OF THE AGREEMENT. A Dissenting Shareholder filing an election to dissent must also deposit the certificate(s) representing his or her shares with First Commerce simultaneously with the filing of the election.

     3.Upon filing a notice of election to dissent, a Dissenting Shareholder shall thereafter be entitled only to payment pursuant to the procedure set forth in the applicable sections of FBCA and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the Dissenting Shareholder at any time before an offer is made by First Commerce to pay for shares. Upon such withdrawal, the right of the Dissenting Shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder.

     4.Within ten days after the expiration of the period in which a Dissenting
       Shareholder may file notice of election to dissent, or within ten days after the Effective Date of the Merger, whichever is later (but in no event later than ninety days after the Merger is approved), First Commerce (or BancGroup after the Effective Date) must make a written offer to each Dissenting Shareholder who has made demand for appraisal for his or her shares at a price deemed by First Commerce to be the fair value thereof.

     5.If, within thirty days after the making of such offer, the Dissenting
       Shareholder accepts the offer, payment for the shares of the Dissenting Shareholder is to be made within ninety days after the making of such offer or the effective date of the Merger, whichever is later. Upon payment of the agreed value, the Dissenting Shareholder will cease to have any interest in such shares.

     6.If First Commerce (or BancGroup, if appropriate) fails to make such offer within the period specified above or if it makes an offer and a Dissenting Shareholder fails to accept the same within a period of 30 days thereafter, then First Commerce, within 30 days after receipt of written demand from any Dissenting Shareholder given within 60 days after the date on which the Merger was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in Polk County requesting that the fair value of such shares be determined by the Court.

     7.If First Commerce fails to institute such proceeding within the above-prescribed period, any Dissenting Shareholder may do so in the name of First Commerce. A copy of the initial pleading will be served on each Dissenting Shareholder. First Commerce is required to pay each Dissenting Shareholder the amount found to be due within ten days after final determination of the proceedings. The judgment of the court is payable only upon and concurrently with the surrender to First Commerce of the certificate(s) representing the shares. Upon payment of the judgment, the Dissenting Shareholder ceases to have any interest in such shares.

     8.The costs and expenses of the court proceeding are determined by the court and will be assessed against First Commerce (or BancGroup, if appropriate) except that all or any part of such costs and expenses may be apportioned and assessed against any Dissenting Shareholders who are parties to the proceeding and to whom First Commerce has made an offer to pay for their shares, if the court finds their refusal to accept such offer to have been arbitrary, vexatious or not in good faith. Expenses include reasonable compensation for, and expenses of, appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the value of the shares, as determined by the court, materially exceeds the amount that First Commerce offered to pay for the shares then the court may, in its discretion, award to any Dissenting Shareholder who is a party to the proceedings, such sum as the court may determine to be reasonable compensation to any expert(s) employed by the Dissenting Shareholder in the proceeding.

     The foregoing discussion is only a summary of the provisions of Florida law and does not purport to be complete and is qualified in its entirety by reference to the provisions of Florida law, which are attached hereto as Appendix C. Successful assertion by First Commerce shareholders of their dissenters' appraisal rights is dependent upon compliance with the requirements described above. Non-compliance with any provision will result in a failure to perfect those rights and the loss of any opportunity to receive payment for shares pursuant to an appraisal.

     BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE FLORIDA LAW RELATING TO DISSENTERS' APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISERS.

RESALE OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     The issuance of the shares of BancGroup Common Stock pursuant to the Merger (including any shares to be issued pursuant to First Commerce Options) has been registered under the Securities Act of 1933 (the "Securities Act"). As a result, shareholders of First Commerce who are not "affiliates" of First Commerce (as such term is defined under the Securities Act) may resell, without restriction, all shares of BancGroup Common Stock which they receive in connection with the Merger. Under the Securities Act, only affiliates of First Commerce are subject to restrictions on the resale of the BancGroup Common Stock which they receive in the Merger.

     The BancGroup Common Stock received by affiliates of First Commerce who do not also become affiliates of BancGroup after the consummation of the Merger may not be sold except pursuant to an effective Registration Statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits BancGroup Common Stock held by such shareholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers or certain other transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of BancGroup Common Stock or the average weekly trading volume in BancGroup Common Stock reported on the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about BancGroup. The restrictions on sales will cease to apply under most circumstances once the former First Commerce affiliate has held the BancGroup Common Stock for at least one year. BancGroup Common Stock held by affiliates of First Commerce who become affiliates of BancGroup, if any, will be subject to additional restrictions on the ability of such persons to resell such shares.

     First Commerce will provide BancGroup with such information as may be reasonably necessary to determine the identity of those persons (primarily officers and directors) who may be deemed to be affiliates of First Commerce. First Commerce will also obtain from each such person a written undertaking to the effect that no sale or transfer will be made of any shares of BancGroup Common Stock by such person except pursuant to Rule 145 or pursuant to an effective registration statement or an exemption from registration under the Securities Act. Receipt of such an undertaking is a condition to BancGroup's obligation to close the Merger. If such undertakings are not received and BancGroup waives receipt of such condition, the certificates for the shares of BancGroup Common Stock to be issued to such person will contain an appropriate restrictive legend and appropriate stock transfer orders will be given to BancGroup's stock transfer agent.

ACCOUNTING TREATMENT

     The acquisition of First Commerce will be treated as a "purchase" transaction by BancGroup. Accordingly, the purchase price will be assigned to the fair value of the net tangible assets acquired and any purchase price in excess thereof will be assigned to intangibles. The valuation of intangibles, if any, will be made as of the Effective Date of the Merger. Intangibles, in the approximate amount of $6 million, will be amortized by charges or credits to future earnings over a period of approximately twenty years.

NYSE REPORTING OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     Sales of BancGroup Common Stock to be issued in the Merger in exchange for First Commerce Common Stock will be reported on the NYSE.

TREATMENT OF FIRST COMMERCE OPTIONS

     ASSUMPTION OF OPTIONS. As of the date of this Prospectus, First Commerce had granted options and stock purchase warrants (collectively, the "First Commerce Options"), which entitle the holders thereof to acquire up to 321,215 shares of First Commerce Common Stock. On the Effective Date, BancGroup will assume all First Commerce Options outstanding, and each such option will represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the First Commerce Options. The registration statement registering the shares of BancGroup Common Stock issued pursuant to the Merger also registers the shares of BancGroup Common Stock to be issued upon the exercise of the First Commerce Options assumed by BancGroup. The number of shares of BancGroup Common Stock to be issued pursuant to such options will equal the number of shares of First Commerce Common Stock subject to such First Commerce Options multiplied by the Exchange Ratio, provided that no fraction of shares of BancGroup Common Stock will be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of First Commerce Options, if a fractional share exists, will equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or else such fractional interest will be paid in cash. The exercise price for the acquisition of BancGroup Common Stock will be the exercise price for each share of First Commerce Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done.

     As an alternative to assumption by BancGroup, holders of First Commerce Options may elect by giving written notice to First Commerce before the Effective Date to be paid in cash the difference between the exercise price for such options and the value of such option determined at the Effective Date based upon the Exchange Ratio.

     The First Commerce Options are issuable pursuant to the First Commerce 1992 Stock Option Plan for Directors (the "Director Plan"), the 1992 Stock Option Plan for Officers (the "Option Plan") and the Stock Purchase Warrants (the "Warrants") (collectively the "Plans").

     The Plans are not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, nor are they subject to the Employee Retirement Income Security Act of 1974. First Commerce Options are not transferrable except under the laws of descent and distribution. No further options will be granted under the Plans after the Merger. A total of 26 persons currently hold First Commerce Options.

     TAX CONSEQUENCES -- INCENTIVE OPTIONS. Options issued under the Option Plan may qualify as "incentive stock options," under Section 422 of the Internal Revenue Code of 1986, as amended. If such options so qualify under the Internal Revenue Code no income will result to a grantee of any such option upon the granting or exercising of an option by the grantee, and BancGroup will not be entitled to a tax deduction by reason of such grant or exercise.

     If, after exercising the option, the employee holds the stock obtained through exercise for at least two years after the date of option grant and at least one year after the stock was obtained, the employee's gain (if any) on selling the stock will generally be treated as a long term capital gain. Generally, the employee's alternative minimum taxable income for minimum tax purposes will be increased by the difference between the option price and the fair market value of the stock on the date of exercise.

     If the holding period requirements just stated are not met, then any gain on the sale of the stock will be taxed partly or entirely at ordinary income tax rates. If the stock is held for less than the required holding period, then the difference between the option exercise price and the fair market value of the stock on the date of exercise will be taxed at ordinary income tax rates. The gain equal to the increase in the fair market value of the stock after the date of exercise of the option will generally be taxed as capital gain.

     It should be understood that the holding periods discussed above relate only to federal income tax treatment and not to any securities law restrictions that may apply to the sale of shares obtained through an option.

     TAX CONSEQUENCES -- NON QUALIFIED OPTIONS. Certain options issued under the Option Plan and the Director Plan that are issued as nonqualified options are not "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. Thus, upon the exercise of such an option, ordinary income will result to the grantee equal to the difference between the price of the option and the fair market value of the stock subject to the option at the date of exercise. BancGroup, however, will be entitled to a tax deduction equal to the amount of ordinary income accruing to the optionee.

     TAX CONSEQUENCES -- WARRANTS. If the warrants were issued in connection with the performance of services, the assumption of the warrants should be treated in the same fashion as the tax consequences of nonqualified options discussed above. If, however, the warrants were not issued in connection with the performance of services, the assumption of those warrants by BancGroup would result in the recognition of taxable income by the holders of the warrants.

     The foregoing statements concerning federal income tax treatment are necessarily general and may not apply in a particular instance. Option holders should contact their own professional tax advisors for advice concerning their particular tax situation and any changes in the tax law since the date of this Prospectus.

     ADMINISTRATION. The shares of stock to be delivered upon the exercise of First Commerce Options will be made available, after the Merger, from the authorized but unissued shares of BancGroup's Common Stock or shares reacquired by BancGroup in the open market.

     The Plans are to be administered, after the Merger, by the Personnel and Compensation Committee (the "Committee") of the Board of Directors of BancGroup. All members of the Committee are directors of BancGroup. The Chairman of the Committee, John C. H. Miller, Jr., receives employee-related compensation from BancGroup and holds options under BancGroup's stock option plans. Mr. Miller is a member of a law firm that performs legal services for BancGroup. See "LEGAL OPINIONS." Another member of the Committee, Jack H. Rainer, is Chairman of Bankers Credit Life Insurance Company, which provides credit life insurance on certain loans made by Colonial Bank, BancGroup's Alabama bank subsidiary. The members of the Committee serve at the pleasure of the Board of Directors of BancGroup. The Committee shall interpret the Plans and resolve questions presented by holders of options under the Plans. Requests for information or questions about the Plans should be directed to BancGroup's Corporate Secretary, at the offices of BancGroup, Post Office Box 1108, One Commerce Street, Montgomery, Alabama 36101, telephone: (334) 240-5000.

     EXERCISE OF OPTIONS. After a First Commerce Option becomes exercisable in accordance with its terms, it may be exercised by the holder by giving written notice to BancGroup on a form provided by BancGroup and by paying to BancGroup in cash the exercise price of the shares to be acquired under the option. Payment may be made to BancGroup by cash, check, bank draft, or money order, or, if the Committee agrees in a particular instance, by delivering BancGroup stock already owned by the option holder. The period during which an option may be exercised is stated in the agreement respecting each grant of options.

     TERMINATION OF OPTIONS. Options under the Option Plan and the Director Plan may not be exercised after 10 years from the date of grant and may be exercised at any time, but must be exercised no later than within (1) 90 days after termination of a holders' employment or directorship as applicable; or (2) within six months after termination due to permanent and total disability; or
(3) within one year after the holder's death. Options terminate in 2002.

     Warrants must be exercised on or before 2 p.m., May 15, 1999.

     AMENDMENT AND OTHER MATTERS. BancGroup's Board of Directors may at any time amend the Plans, except that no amendment may make any change in any option already granted which would adversely affect the rights of any participant.

     It is not anticipated that BancGroup will make any reports to option holders regarding the amount or status of First Commerce Options held. Option holders may obtain such information from BancGroup at the address given above.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

BANCGROUP

     BancGroup Common Stock is listed for trading on the NYSE. The Common Stock was first listed on the NYSE on February 24, 1995. Prior to February 21, 1995, BancGroup had two classes of common stock outstanding, Class A and Class B. The Class B was not publicly traded. The Class A Common Stock was traded in the over-the-counter market and quoted on the NASDAQ National Market System. The BancGroup Class A Common Stock had more limited voting rights than the BancGroup Class B Common Stock. The Class A and Class B Common Stock were reclassified into one class of Common Stock on February 21, 1995, and the Class A Common Stock ceased to be quoted on NASDAQ on February 24, 1995.

     The following table shows the dividends paid per share and indicates the high and low closing prices for the BancGroup Class A Common Stock as reported by the NASDAQ National Market System up to February 24, 1995, and the same information reported by the NYSE for the BancGroup Common Stock commencing February 24, 1995.

                                                                 PRICE(1)
                                                              ---------------      DIVIDENDS(1)
                                                              HIGH       LOW       (PER SHARE)
                                                              -----      ----      ------------
1995
  1st Quarter...............................................   $11 13/16  $ 9 3/4     $0.1125
  2nd Quarter...............................................    13 5/8     11 9/16     0.1125
  3rd Quarter...............................................    14 15/16   13 3/4      0.1125
  4th Quarter...............................................    16 7/16    14 1/4      0.1125
1996
  1st Quarter...............................................    18 1/4     15          0.135
  2nd Quarter...............................................    18 1/6     15 5/8      0.135
  3rd Quarter...............................................    17 15/16   15 5/8      0.135
  4th Quarter...............................................    20 1/8     17 3/8      0.135
1997
  1st Quarter...............................................    24         18 2/3      0.15
  2nd Quarter (through May 16, 1997)........................    24 5/8     22          0.15

---------------

(1) Price and dividends have been restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.

     On February 14, 1997, the business day immediately prior to the public announcement of the Merger, the closing price as reported on the NYSE of the BancGroup Common Stock was $22 7/8 per share.

     At December 31, 1996, BancGroup's subsidiaries accounted for approximately 98% of BancGroup's consolidated assets. BancGroup derives substantially all of its income from dividends received from its subsidiaries. Various statutory provisions and regulatory policies limit the amount of dividends the subsidiary banks may pay without regulatory approval. In addition, federal statutes restrict the ability of subsidiary banks to make loans to BancGroup, and regulatory policies may also restrict such dividends.

FIRST COMMERCE

     First Commerce. There is no established public trading market for the First Commerce Common Stock. The shares of First Commerce Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Management of First Commerce is aware of certain transactions in shares of First Commerce that have occurred since January 1, 1995, although the trading prices of all stock transactions are not known. The following sets forth the trading prices for the shares of First

Commerce Common Stock that have occurred since January 1, 1995 for transactions in which the trading prices are known to management of First Commerce:

                                                           PRICE PER SHARE
                                                           OF COMMON STOCK
                                                           ----------------
                                                           HIGH        LOW       SHARES
                                                           -----      -----      ------
1995
  First Quarter..........................................   $ --       $ --          --
  Second Quarter.........................................   7.00       7.00       5,100
  Third Quarter..........................................   8.03       7.00      33,060
  Fourth Quarter.........................................   9.00       9.00       1,600
1996
  First Quarter..........................................     --         --          --
  Second Quarter.........................................   8.00       7.00       7,044
  Third Quarter..........................................   7.00       5.50         810
  Fourth Quarter.........................................   7.00       7.00       4,520
1997
  First Quarter..........................................     --         --          --
  Second Quarter (through May 16, 1997)..................     --         --          --

     First Commerce has not paid any cash dividends.

     The Agreement restricts First Commerce's ability to pay dividends prior to the Effective Date. See "THE MERGER -- Conduct of Business Pending the Merger."

                     BANCGROUP CAPITAL STOCK AND DEBENTURES

     BancGroup's authorized capital stock consists of 100,000,000 shares of BancGroup Common Stock, par value $2.50 per share, and 1,000,000 shares of its Preference Stock, par value $2.50 per share. As of April 30, 1997, there were issued and outstanding a total of 40,740,357 shares of BancGroup Common Stock. No shares of Preference Stock are issued and outstanding. BancGroup issued in 1986 $28,750,000 in principal amount of its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") of which $7,187,000 were outstanding as of December 31, 1996 and convertible at any time into 512,800 shares of BancGroup Common Stock, subject to adjustment. There are 1,839,981 shares of BancGroup Common Stock subject to issue upon exercise of options under BancGroup's stock option plans. In addition to BancGroup Common Stock to be issued in the Merger, BancGroup will issue additional shares of its Common Stock in pending acquisitions. On January 20, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities. See "BUSINESS OF BANCGROUP -- Proposed Affiliate Banks."

     The following statements with respect to BancGroup Common Stock and Preference Stock are brief summaries of material provisions of Delaware law, the Restated Certificate of Incorporation (the "Certificate"), as amended, and bylaws of BancGroup, do not purport to be complete and are qualified in their entirety by reference to the foregoing.

BANCGROUP COMMON STOCK

     Dividends. Subject to the rights of holders of BancGroup's Preference Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of BancGroup Common Stock, when and as dividends, payable in cash, stock or other property, are declared by the BancGroup Board of Directors, the holders of BancGroup Common Stock are entitled to share ratably in such dividends.

     Voting Rights. Each holder of BancGroup Common Stock has one vote for each share held on matters presented for consideration by the stockholders.

     Preemptive Rights. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup.

     Issuance of Stock. The BancGroup Certificate authorizes the BancGroup Board to issue authorized shares of BancGroup Common Stock without stockholder approval. However, BancGroup's Common Stock is listed on the NYSE, which requires stockholder approval of the issuance of additional shares of BancGroup Common Stock under certain circumstances.

     Liquidation Rights. In the event of liquidation, dissolution or winding-up of BancGroup, whether voluntary or involuntary, the holders of BancGroup Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its stockholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Preference Stock.

PREFERENCE STOCK

     BancGroup's Preference Stock may be issued from time to time as a class without series, or if so determined by the BancGroup Board of Directors, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of BancGroup Preference Stock (or of the entire class of BancGroup Preference Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the BancGroup Board of Directors. BancGroup Preference Stock may have a preference over the BancGroup Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the BancGroup Board.

1986 DEBENTURES

     BancGroup issued in 1986 its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") in the total principal amount of $28,750,000. The 1986 Debentures were issued under a trust indenture (the "1986 Indenture") between BancGroup and SunTrust Bank, Atlanta, Atlanta, Georgia, as trustee.

     The 1986 Debentures will mature on March 31, 2011, and are convertible at any time into shares of BancGroup Common Stock at the option of a holder thereof, at the conversion price of $14 principal amount of the 1986 Debentures for each share of BancGroup Common Stock. The conversion price is, however, subject to adjustment upon the occurrence of certain events as described in the 1986 Indenture. In the event all of the outstanding 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 512,800 shares of such BancGroup Common Stock will be issued. The 1986 Debentures are redeemable, in whole or in part, at the option of BancGroup at certain premiums until 1996, when the redemption price shall be equal to 100% of the face amount of the 1986 Debentures plus accrued interest. The payment of principal and interest on the 1986 Debentures is subordinate, to the extent provided in the 1986 Indenture, to the prior payment when due of all Senior Indebtedness of BancGroup. "Senior Indebtedness" is defined as any indebtedness of BancGroup for money borrowed, or any indebtedness incurred in connection with an acquisition or with a merger or consolidation, outstanding on the date of execution of the 1986 Indenture as originally executed, or thereafter created, incurred or assumed, and any renewal, extension, modification or refunding thereof, for the payment of which BancGroup (which term does not include BancGroup's consolidated or unconsolidated subsidiaries) is at the time of determination responsible or liable as obligor, guarantor or otherwise. Senior Indebtedness does not include (i) indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of BancGroup, and (ii) indebtedness which by its terms states that such indebtedness is subordinate to or equally subordinate with the 1986 Debentures.

     At December 31, 1996, BancGroup's Senior Indebtedness as defined in the 1986 Indenture aggregated approximately $870 million. Such debt includes all short-term debt consisting of federal funds purchased, securities purchased under repurchase agreements and borrowings with the Federal Home Loan Bank but excludes all federally-insured deposits. BancGroup may from time to time incur additional indebtedness constituting Senior Indebtedness. The 1986 Indenture does not limit the amount of Senior Indebtedness which BancGroup may incur, nor does such indenture prohibit BancGroup from creating liens on its property for any purpose.

     On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities. The securities bear interest at 8.92% and are mandatorily redeemable by BancGroup beginning January 2017 through January 2027. Also, BancGroup has the option to redeem the securities, in whole or in part, at a premium after January 2007 through January 2017, or at the face amount plus accrued interest after January 2017. The securities are subordinated to substantially all of BancGroup's indebtedness. In BancGroup's consolidated statement of condition, these securities will be shown as long-term debt.

CHANGES IN CONTROL

     Certain provisions of the BancGroup Certificate and bylaws may have the effect of preventing, discouraging or delaying any change in control of BancGroup. The authority of the BancGroup Board of Directors to issue BancGroup Preference Stock with such rights and privileges, including voting rights, as it may deem appropriate may enable the BancGroup Board to prevent a change in control despite a shift in ownership of the BancGroup Common Stock. See "General" and "Preference Stock." In addition, the power of BancGroup's Board to issue additional shares of BancGroup Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See "BancGroup Common Stock." The following provisions also may deter any change in control of BancGroup.

     Classified Board. BancGroup's Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of BancGroup's Board of Directors is elected by stockholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 22 directors of BancGroup. This provision of BancGroup's Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified Board can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

     Business Combinations. Certain "Business Combinations" of BancGroup with a "Related Person" may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of "Voting Stock," plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the Continuing Directors of BancGroup approve such Business Combination. A "Related Person" is a person, or group, who owns or acquires 10% or more of the outstanding shares of BancGroup Common Stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by BancGroup's Board of Directors, i.e., April 20, 1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman and President of BancGroup, and certain members of his family from the definition of Related Person. A "Continuing Director" is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a merger or other Business Combination that could be desired by a majority of BancGroup's stockholders. As of April 30, 1997, the Board of Directors of BancGroup owned approximately 10.46% of the outstanding shares of BancGroup Common Stock.

     Board Evaluation of Mergers. BancGroup's Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of BancGroup, and other factors when considering whether BancGroup should undertake a merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of BancGroup Common Stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a merger or other Business Combination of BancGroup.

     Director Authority. BancGroup's Certificate prohibits stockholders from calling special stockholders' meetings and acting by written consent. It also provides that only BancGroup's Board of Directors has the authority to undertake certain actions with respect to governing BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board to act by majority vote.

     Bylaw Provisions. BancGroup's bylaws provide that stockholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of BancGroup stockholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of stockholder meetings but could make it more difficult for stockholders to nominate directors or introduce business at stockholder meetings.

     Delaware Business Combination Statute. Subject to some exceptions, Delaware law prohibits BancGroup from entering into certain "business combinations" (as defined) involving persons beneficially owning 15% or more of the outstanding BancGroup Common Stock (or who is an affiliate of BancGroup and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Stockholder"), unless the BancGroup Board has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (a "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows BancGroup to enter into a business combination with an Interested Stockholder if (i) the business combination is approved by the BancGroup Board of Directors and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of BancGroup which is not owned by the Interested Stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the outstanding stock of BancGroup (excluding BancGroup stock held by officers and directors of BancGroup or by certain BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of BancGroup's Certificate relating to business combinations with a related person, described above at "Business Combinations," but they are generally less restrictive than BancGroup's Certificate.

     Control Acquisitions. As it relates to BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     If the Merger is consummated, shareholders of First Commerce (except those perfecting dissenters' rights) will become holders of BancGroup Common Stock. The rights of the holders of the First Commerce Common Stock who become holders of the BancGroup Common Stock following the Merger will be governed by BancGroup's Certificate and bylaws, as well as the laws of Delaware, the state in which BancGroup is incorporated.

     The following summary compares the rights of the shareholders of First Commerce Common Stock with the rights of the holders of the BancGroup Common Stock. For a more complete description of the rights of the holders of BancGroup Common Stock, see "BANCGROUP CAPITAL STOCK AND DEBENTURES."

     The following information is qualified in its entirety by BancGroup's Certificate and bylaws, and First Commerce's Restated Articles of Incorporation and bylaws, the Delaware General Corporation Law (the "Delaware GCL") and the Florida Business Corporation Act ("FBCA").

DIRECTOR ELECTIONS

     First Commerce. First Commerce's directors are elected annually. Shareholders may not cumulate votes in connection with such election (nor for any other purpose).

     BancGroup. BancGroup's directors are elected to terms of three years with approximately one-third of the Board to be elected annually. There is no cumulative voting in the election of directors. See "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Changes in Control -- Classified Board."

REMOVAL OF DIRECTORS

     First Commerce. First Commerce's Restated Articles of Incorporation provide that directors may be removed by shareholders only for cause.

     BancGroup. The BancGroup Certificate provides that a director may be removed from office, but only for cause and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors.

VOTING

     First Commerce. Each holder of First Commerce Common Stock is entitled to cast one vote for each share held on each issue with respect to which a shareholder vote is authorized, but may not cumulate votes for the election of directors or for any other purpose.

     BancGroup. Each stockholder of BancGroup is entitled to one vote for each share of BancGroup Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

     First Commerce. Holders of First Commerce Common Stock have no preemptive rights to subscribe for additional shares on a pro rata or other basis when and if shares are offered for sale by First Commerce.

     BancGroup. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup Common Stock or any other shares of BancGroup capital stock.

DIRECTORS' LIABILITY

     First Commerce. Section 607.0831 of the FBCA provides that a director of First Commerce will not be personally liable for monetary damages to First Commerce or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless: (a) the director breached or failed to perform his duties as a director, and (b) the director's breach of or failure to perform those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction in which the director derived an improper personal benefit, (3) a payment of certain unlawful dividends and distributions, (4) in a proceeding by or in the right of First Commerce to procure judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of First Commerce, or willful misconduct, or (5) in a proceeding by or in the right of someone other than First Commerce or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. This provision would absolve directors of First Commerce of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, from liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to First Commerce and its shareholders, and it would not affect the availability of injunctive and other equitable relief as a remedy.

     BancGroup. The BancGroup Certificate provides that a director of BancGroup will have no personal liability to BancGroup or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to BancGroup and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

INDEMNIFICATION

     First Commerce. Under Section 607.0850 of the FBCA, the directors and officers of First Commerce may be indemnified against certain liabilities which they may incur in their capacity as officers and directors. Such indemnification is generally available if the executive acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of First Commerce, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification may also be available unless a court of competent jurisdiction establishes by final adjudication that the actions or omissions of the executive are material to the cause of action so adjudicated and constituted: (a) a violation of the criminal law, unless the executive had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(b) a transaction from which the executive derived an improper personal benefit; or (c) willful misconduct or conscious disregard for the best interest of First Commerce in a proceeding by or in the right of First Commerce to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. First Commerce's Bylaws require First Commerce to indemnify its officers and directors to the full extent permitted by the statute. Further, to the extent that the proposed indemnitee is successful on the merits or otherwise in the defense of any action, suit or proceeding (or any claim, issue or matter therein) he or she must be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with such proceeding.

     First Commerce maintains a directors' and officers' insurance policy pursuant to which officers and directors of First Commerce would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses.

     BancGroup. Section 145 of the Delaware GCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the Delaware GCL, other than an action brought by or in the right of BancGroup, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of BancGroup, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to BancGroup unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     BancGroup maintains an officers' and directors' insurance policy and a separate indemnification agreement pursuant to which officers and directors of BancGroup would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses that extends beyond the minimum indemnification provided by Section 145 of the Delaware GCL.

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

     First Commerce. First Commerce's bylaws authorize a special shareholder meeting to be called by the board of directors, the chairman of the board, First Commerce's president, or by the holders of not less than twenty-five percent of the total voting power of all outstanding shares of voting stock.

     Pursuant to section 607.0704 of the FBCA, the First Commerce Restated Articles of Incorporation provide that any action required or permitted by the FBCA to be taken by shareholders of First Commerce may be taken only at an annual or special meeting of shareholders, and may not be taken by written consent.

     BancGroup. Under the BancGroup Certificate, a special meeting of BancGroup's stockholders may only be called by a majority of the BancGroup Board of Directors or by the chairman of the Board of Directors of BancGroup. Holders of BancGroup Common Stock may not call special meetings or act by written consent.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     First Commerce. The FBCA provides that mergers and sales of substantially all of the property of a Florida corporation must be approved by a majority of the outstanding shares of the corporation entitled to vote thereon. The FBCA also provides, however, that the shareholders of a corporation surviving a merger need not approve the transaction if: (a) the articles of incorporation of the surviving corporation will not differ from its articles before the merger, and (b) each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares with identical designations, preferences, limitations and relative rights, immediately after the merger.

     BancGroup. The Delaware GCL provides that mergers and sales of substantially all of the assets of Delaware corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The Delaware GCL also provides, however, that the stockholders of the corporation surviving a merger need not approve the transaction if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. See also "BANCGROUP CAPITAL STOCK AND
DEBENTURES -- Changes in Control" for a description of the statutory provisions and the provisions of the BancGroup Certificate relating to changes of control of BancGroup. See "Antitakeover Statutes" for a description of additional restrictions on business combination transactions.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     First Commerce. Section 607.1002 of the FBCA permits the Board of Directors to amend the Restated Articles of Incorporation in certain minor respects without stockholder action, but Section 607.1003 requires most amendments to be adopted by the stockholders upon recommendation of the Board of Directors. Unless the FBCA requires a greater vote, amendments may be adopted by a majority of the votes cast, a quorum being present.

     Section 607.1020 of the FBCA permits the Board of Directors to amend or repeal the bylaws unless the FBCA or the stockholders provide otherwise. The stockholders entitled to vote have concurrent power to amend or repeal the bylaws.

     BancGroup. Under the Delaware GCL, a Delaware corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The BancGroup Certificate requires "supermajority" stockholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the BancGroup Certificate governing (i) the election or removal of directors,
(ii) business combinations between BancGroup and a Related Person, and (iii) board of director evaluation of business combination procedures. See "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Changes in Control."

     As is permitted by the Delaware GCL, the Certificate gives the Board of Directors the power to adopt, amend or repeal the bylaws. The stockholders entitled to vote have concurrent power to adopt, amend or repeal the BancGroup bylaws.

RIGHTS OF DISSENTING STOCKHOLDERS

     First Commerce. Holders of First Commerce Common Stock as of the Record Date are entitled to dissenters' rights of appraisal under Florida law. For a description of such appraisal rights, see "THE MERGER -- Rights of Dissenting Stockholders."

     BancGroup. Under the Delaware GCL, a stockholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, "fair value" may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. Appraisal rights are not available, however, to stockholders of a corporation (i) if the shares are listed on a national securities exchange (as is BancGroup Common Stock) or quoted on the NASDAQ National Market System, or held of record by more than 2,000 stockholders (as is BancGroup Common Stock), and (ii) stockholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 stockholders,
(c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Stockholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its stockholders is required.

PREFERRED STOCK

     First Commerce. First Commerce's Restated Articles of Incorporation authorize the issuance of 3,000,000 shares of Preferred Stock from time to time by resolution of the First Commerce Board of Directors. Currently, no shares of Preferred Stock are issued and outstanding.

     BancGroup. The BancGroup Certificate authorizes the issuance of 1,000,000 shares of Preference Stock from time to time by resolution of the BancGroup Board of Directors. Currently, no shares of Preference Stock are issued and outstanding. See "BANCGROUP CAPITAL STOCK AND DEBENTURES -- Preference Stock."

EFFECT OF THE MERGER ON FIRST COMMERCE SHAREHOLDERS

     As of May 19, 1997, First Commerce had 598 shareholders of record and 1,585,737 outstanding shares of First Commerce Common Stock. As of April 30, 1997, BancGroup had 40,740,357 shares of BancGroup Common Stock outstanding with 7,729 stockholders of record.

     Assuming that no dissenters' rights of appraisal are exercised in the Merger, no First Commerce Options are exercised prior to the Merger, and a Market Value of BancGroup Common Stock not less than $19.35 and no more than $25.16, an aggregate amount of 685,990 shares of BancGroup Common Stock would be issued to the shareholders of First Commerce pursuant to the Merger. These shares would represent approximately 1.7 % of the total shares of BancGroup Common Stock outstanding after the Merger, not counting any shares of BancGroup Common Stock to be issued in other pending acquisitions. BancGroup anticipates that the shares of BancGroup Common Stock to be issued in the Merger will come from shares repurchased by BancGroup in the open market.

     The issuance of the BancGroup Common Stock pursuant to the Merger will not reduce the percentage interest of the BancGroup Common Stock currently held by each principal stockholder and each director and officer of BancGroup if BancGroup repurchases in the open market all shares to be issued in the Merger. Based upon the foregoing assumption, as a group, the directors and officers of BancGroup would own approximately 10.46% of BancGroup's outstanding shares after the Merger. See "BUSINESS OF BANCGROUP -- Voting Securities and Principal Stockholders."

     BancGroup has entered into agreements pursuant to which additional shares of BancGroup Common Stock will be issued. See "BUSINESS OF BANCGROUP -- Proposed Affiliate Banks."

                  THE COLONIAL BANCGROUP INC. AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)
                                 (IN THOUSANDS)

    The following summary includes (i) the condensed consolidated statement of condition of BancGroup and subsidiaries (as restated) as of December 31, 1996,
(ii) the combined presentation of the condensed consolidated statements of condition of completed business combinations: Tomoka Bancorp, Inc. ("Tomoka"), First Family Financial Corporation ("First Family"), and Shamrock Holding, Inc. ("Shamrock"), ("completed business combinations") as of December 31, 1996, (iii) the condensed consolidated statement of condition of First Commerce Banks of Florida, Inc. and subsidiary ("First Commerce"), as of December 31, 1996, (iv) the combined presentation of the condensed consolidated statements of condition of other probable business combinations with BancGroup: Fort Brooke Bancorporation ("Fort Brooke") and Great Southern Bancorp, Inc. ("Great Southern"), ("other probable business combinations") as of December 31, 1996,
(v) adjustments to give effect to the proposed and completed purchase method acquisitions of First Commerce, Shamrock and First Family, respectively and the proposed and completed pooling-of-interests method business combinations with Great Southern, Fort Brooke and Tomoka, respectively, and (vi) the pro forma combined condensed statement of condition of BancGroup and subsidiaries as if such combinations had occurred on December 31, 1996.
    These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of condition of BancGroup and subsidiaries (as restated), incorporated by reference herein, and separate statements of condition of First Commerce included elsewhere herein. The pro forma information provided may not be indicative of future results.

                                                                          DECEMBER 31, 1996
                                   -----------------------------------------------------------------------------------------------
                                    CONSOLIDATED
                                      COLONIAL        COMPLETED                          FIRST
                                      BANCGROUP        BUSINESS     ADJUSTMENTS/     COMMERCE BANKS     ADJUSTMENTS/
                                    (RESTATED)**     COMBINATIONS   (DEDUCTIONS)    OF FLORIDA, INC.    (DEDUCTIONS)     SUBTOTAL
                                   ---------------   ------------   ------------    ----------------    ------------    ----------
                                                                       (DOLLARS IN THOUSANDS)
Assets:
Cash and due from banks..........    $  222,059        $ 13,244       $ (6,404)(2)       $  5,763         $(15,778)(4)  $  207,071
                                                                       (11,813)(3)
Interest-bearing deposits in
 banks...........................         5,143           2,408                                                              7,551
Federal funds sold...............        15,990           4,862                             7,688                           28,540
Securities available for sale....       440,015          37,717                            20,157                          497,889
Investment securities............       282,210          39,948           (658)(2)          1,547               41(5)      323,088
Mortgage loans held for sale.....       157,966                                                                            157,966
Loans, net of unearned income....     4,074,633         191,103                            67,840                        4,333,576
Less: Allowance for possible loan
 losses..........................       (50,761)         (2,895)                           (1,453)                         (55,109)
                                     ----------        --------       --------           --------         --------      ----------
Loans, net.......................     4,023,872         188,208                            66,387                        4,278,467
Premises and equipment, net......        87,514           5,831            970(2)           1,309             (198)(5)      95,336
                                                                           (90)(3)
Excess of cost over tangible and
 identified intangible assets
 acquired, net...................        30,381             111          5,840(2)                            6,005(5)       46,093
                                                                         3,756(3)
Mortgage servicing rights........        98,856                                                                             98,856
Other real estate owned..........         9,270             154                                79                            9,503
Accrued interest and other
 assets..........................        93,575           4,816           (341)(2)          3,039              452(5)      102,009
                                                                           407(2)
                                                                            61(3)
                                     ----------        --------       --------           --------         --------      ----------
Total Assets.....................    $5,466,851        $297,299       $ (8,272)          $105,969         $ (9,478)     $5,852,369
                                     ==========        ========       ========           ========         ========      ==========
Liabilities and Shareholders'
 Equity:
Deposits.........................    $4,113,934        $270,922                          $ 94,749                       $4,479,605
FHLB short-term borrowings.......       715,000                                                                            715,000
Other short-term borrowings......       126,262           1,533                                                            127,795
Subordinated debt................         8,612                                                                              8,612
Other long-term debt.............        30,480                                                                             30,480
Other liabilities................        85,567           2,074       $  1,133(2)             607         $  1,135(5)       90,601
                                                                            85(3)
                                     ----------        --------       --------           --------         --------      ----------
Total liabilities................     5,079,855         274,529          1,218             95,356            1,135       5,452,093
Common Stock.....................        93,864           2,064         (2,055)(1)             16              (16)(5)      96,337
                                                                         1,656(1)
                                                                            (5)(2)
                                                                           817(2)
                                                                            (4)(3)
Additional paid in capital.......       159,640           4,672         (1,266)(1)          6,738           (6,738)(5)     167,425
                                                                         1,665(1)
                                                                        (2,910)(2)
                                                                         5,587(2)
                                                                           533(2)
                                                                          (496)(3)
Retained earnings................       134,523          17,456         (5,341)(2)          3,892           (3,892)(5)     137,568
                                                                        (9,070)(3)
Treasury Stock...................                        (1,245)         1,245(3)                          (15,778)(4)
                                                                                                            15,778(5)
Unearned compensation............        (1,603)                                                                            (1,603)
Unrealized gain (loss) on
 securities available for sale,
 net of taxes....................           572            (177)           154(3)             (33)              33(5)          549
                                     ----------        --------       --------           --------         --------      ----------
Total equity.....................       386,996          22,770         (9,490)            10,613          (10,613)        400,276
                                     ----------        --------       --------           --------         --------      ----------
Total liabilities and equity.....    $5,466,851        $297,299       $ (8,272)          $105,969         $ (9,478)     $5,852,369
                                     ==========        ========       ========           ========         ========      ==========
Capital Ratios:
 Capital Ratio...................          8.09%
 Tangible Leverage Ratio.........          6.73%
 Tier One Capital Ratio*.........          9.15%
 Total Capital Ratio*............         10.63%

                                                DECEMBER 31, 1996
                                   --------------------------------------------

                                   OTHER PROBABLE                    PRO FORMA
                                      BUSINESS      ADJUSTMENTS/      COMBINED
                                    COMBINATIONS    (DEDUCTIONS)       TOTAL
                                   --------------   ------------     ----------

Assets:
Cash and due from banks..........     $ 24,368                       $  231,439

Interest-bearing deposits in
 banks...........................                                         7,551
Federal funds sold...............        2,752                           31,292
Securities available for sale....       31,428                          529,317
Investment securities............       21,310                          344,398
Mortgage loans held for sale.....                                       157,966
Loans, net of unearned income....      235,363                        4,568,939
Less: Allowance for possible loan
 losses..........................       (3,709)                         (58,818)
                                      --------       ----------      ----------
Loans, net.......................      231,654                        4,510,121
Premises and equipment, net......        7,980                          103,316

Excess of cost over tangible and
 identified intangible assets
 acquired, net...................                                        46,093

Mortgage servicing rights........                                        98,856
Other real estate owned..........        1,027                           10,530
Accrued interest and other
 assets..........................        4,356                          106,365

                                      --------       ----------      ----------
Total Assets.....................     $324,875                       $6,177,244
                                      ========       ==========      ==========
Liabilities and Shareholders'
 Equity:
Deposits.........................     $293,638                       $4,773,243
FHLB short-term borrowings.......                                       715,000
Other short-term borrowings......        3,742                          131,537
Subordinated debt................                                         8,612
Other long-term debt.............                                        30,480
Other liabilities................        1,686                           92,287

                                      --------       ----------      ----------
Total liabilities................      299,066                        5,751,159
Common Stock.....................           17       $       (1)(6)     102,586
                                                          4,000(6)
                                                            (16)(7)
                                                          2,249(7)

Additional paid in capital.......       20,015          (12,424)(6)     181,208
                                                          8,425(6)
                                                         (7,591)(7)
                                                          5,358(7)

Retained earnings................        5,947                          143,515

Treasury Stock...................

Unearned compensation............                                        (1,603)
Unrealized gain (loss) on
 securities available for sale,
 net of taxes....................         (170)                             379
                                      --------       ----------      ----------
Total equity.....................       25,809                          426,085
                                      --------       ----------      ----------
Total liabilities and equity.....     $324,875                       $6,177,244
                                      ========       ==========      ==========
Capital Ratios:
 Capital Ratio...................                                          8.14%
 Tangible Leverage Ratio.........                                          6.61%
 Tier One Capital Ratio*.........                                          8.78%
 Total Capital Ratio*............                                         10.25%

---------------
 * Based on risk weighted assets
** Restated to give effect to the January 3, 1997 and January 31, 1997 pooling-of-interests business combinations with Jefferson Bancorp, Inc. and D/W Bankshares, Inc.

COMPLETED BUSINESS COMBINATIONS

TOMOKA BANCORP INC.
     (pooling of interests)

(1) To record the issuance of approximately 662,515 shares of BancGroup Common Stock in exchange for all of the outstanding shares of Tomoka:

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
Tomoka outstanding shares...................................     410,913
Conversion ratio, determined as follows:
  $32/$19.8469 per share, the 20-day average market value of
     BancGroup Common Stock on the fifth day prior to
     January 2, 1997........................................      1.6123
                                                               ---------
BancGroup shares to be issued...............................                 662,515
Par value of 662,515 shares issued at $2.50 per share.......                $  1,656
Shares issued at par value..................................   $   1,656
Total capital stock of Tomoka...............................       3,321
Excess recorded as an increase to contributed capital.......                   1,665
                                                                            --------
                                                                               3,321
To eliminate Tomoka capital stock:
  Common stock, at par value................................                  (2,055)
  Contributed capital.......................................                  (1,266)
                                                                            --------
                                                                              (3,321)
                                                                            --------
          Net change in equity..............................                $      0
                                                                            ========

FIRST FAMILY FINANCIAL CORPORATION
     (purchase method)

(2) To assign the amount by which the estimated value of BancGroup's investment in First Family is in excess of the historical carrying amount of the net assets acquired, based on the estimated fair value of such net assets and to record the investment in First Family by the issuance of approximately 326,618 shares of BancGroup Common Stock and $6,403,750 in cash for all of the outstanding 545,000 shares of First Family as follows:

Equity in carrying value of net assets of First Family......  $ 8,256
Adjustments to state assets at fair value:
  Write-up of fixed assets..................................      970
  Write-down securities held to maturity....................     (658)
  Other.....................................................     (341)
Acquisition accruals:
  Severance pay.............................................     (952)
  Other legal, accounting, and professional.................     (181)
Tax effect of purchase adjustments..........................      407
Goodwill....................................................    5,840
                                                              -------
Total adjustments...........................................    5,085
                                                              -------
Adjusted equity in carrying value of net assets.............  $13,341
                                                              =======
Allocated as follows:
Par Value of 326,618 shares issued for all outstanding
  shares of First Family....................................  $   817
Estimated amount in excess of par value of 326,618 shares of
  BancGroup Common Stock issued for First Family outstanding shares at an assumed market value of $19.6063 per share
  (10 day average at January 8, 1997) (date of closing).....    5,587
Stock options to be assumed by BancGroup....................      533
Cash of $11.75 per share paid to First Family
  shareholders..............................................    6,404
                                                              -------
Total purchase price........................................  $13,341
                                                              =======

SHAMROCK HOLDING, INC.
     (purchase method)

(3) To assign the amount by which the estimated value of BancGroup's investment in Shamrock is in excess of the historical carrying amount of the net assets acquired, based on the estimated fair value of such net assets and to record the investment in Shamrock by the payment of approximately $11,813,000 for all of the outstanding shares of Shamrock as follows:

Equity in carrying value of net assets of Shamrock..........  $ 8,171
Adjustments to state at fair market value:
  Write-down software.......................................      (90)
Acquisition Accruals
  Buyout data processing contract...........................      (45)
  Other legal & professional................................      (40)
Tax effect of purchase adjustments..........................       61
Goodwill....................................................    3,756
                                                              -------
Total adjustments...........................................    3,642
                                                              -------
  Adjusted equity in carrying value of net assets...........  $11,813
                                                              =======
Allocated as follows:
Cash of $387.65 per share paid to Shamrock shareholders.....   11,813
                                                              -------
Total purchase price........................................  $11,813
                                                              =======

FIRST COMMERCE BANKS OF FLORIDA, INC.
     (purchase method)

(4) To show the purchase of treasury stock for the purpose of the First Commerce business combination:

Cash........................................................  (15,778)
Treasury stock..............................................   15,778

(5) To assign the amount by which the estimated value of BancGroup's investment in First Commerce is in excess of the historical carrying amount of the net assets acquired, based on the estimated fair value of such net assets and to record the investment in First Commerce by the issuance of approximately 685,990 shares of BancGroup Common Stock for all of the outstanding 1,585,737 shares of First Commerce as follows:

Equity in carrying value of net assets of First Commerce....  $10,613
Adjustments to state assets at fair value:
  Write-down of fixed assets................................     (198)
  Write-up securities held to maturity......................       41
Acquisition accruals:
  Broker's fee..............................................     (156)
  Employment contracts......................................     (230)
  Buyout data processing contract...........................     (540)
  Other legal, accounting, and professional.................     (209)
Tax effect of purchase adjustments..........................      452
Goodwill....................................................    6,005
                                                              -------
Total adjustments...........................................    5,165
                                                              -------
Adjusted equity in carrying value of net assets.............  $15,778
                                                              =======
Allocated as follows:
Cost of 685,990 shares of BancGroup common stock purchased
  and re-issued for First Commerce outstanding shares at an
  assumed market value of $23 per share.....................   15,778
                                                              -------
Total purchase price........................................  $15,778
                                                              =======

OTHER PROBABLE COMBINATIONS

FORT BROOKE BANCORPORATION
     (pooling of interests)

(6) To record the issuance of 1,600,124 shares of BancGroup Common Stock in exchange for all of the outstanding shares of Fort Brooke:

                                                             OUTSTANDING
                                                               SHARES
                                                             -----------
Fort Brooke outstanding shares.............................     990,553
Conversion ratio, determined as follows:
  $31.50/$19.50 per share, the maximum market value per the
     merger agreement, as compared to the 10-day average
     market value of BancGroup Common Stock on March 24,
     1997..................................................      1.6154
                                                              ---------
BancGroup shares to be issued..............................                   1,600,124
Par value of 1,600,124 shares issued at $2.50 per share....                      $4,000
Shares issued at par value.................................     $ 4,000
Total capital stock of Fort Brooke.........................      12,425
  Excess recorded as an increase in contributed capital....                       8,425
                                                                              ---------
                                                                                 12,425
To eliminate Fort Brooke capital stock:
  Common stock, at par value...............................                          (1)
  Contributed capital......................................                     (12,424)
                                                                              ---------
                                                                                (12,425)
                                                                              ---------
          Net change in equity.............................                    $      0
                                                                              =========

GREAT SOUTHERN BANCORP
     (pooling of interests)

(7) To record the issuance of 899,698 shares of BancGroup Common Stock in exchange for all of the outstanding shares of Great Southern:

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
Great Southern outstanding shares...........................   1,590,845
Conversion ratio, determined as follows:
  $13.05/$23.075 per share, the 10-day average market value
     of BancGroup Common Stock on March 24, 1997............      0.5655
                                                               ---------
BancGroup shares to be issued...............................                   899,698
Par value of 899,698 shares issued at $2.50 per share.......                    $2,249
Shares issued at par value..................................      $2,249
Total capital stock of Great Southern.......................       7,607
  Excess recorded as an increase in contributed capital.....                     5,358
                                                                             ---------
                                                                                 7,607
To eliminate Great Southern capital stock:
  Common stock, at par value................................                       (16)
  Contributed capital.......................................                    (7,591)
                                                                             ---------
                                                                                (7,607)
                                                                             ---------
          Net change in equity..............................                   $     0
                                                                             =========

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENT OF INCOME (UNAUDITED)
                                 (IN THOUSANDS)

     The following summary includes (i) the condensed consolidated statements of income of BancGroup on a historical basis for the year ended December 31, 1996, (as restated), (ii) the combined presentation of condensed consolidated statement of income of the completed business combinations for the year ended December 31, 1996, (iii) the condensed consolidated statement of income of First Commerce for the year ended December 31, 1996, (iv) the combined presentation of condensed consolidated statement of income of the other probable business combinations for the year ended December 31, 1996, (v) adjustments to give effect to the proposed and completed purchase method combinations with Shamrock, First Family and First Commerce, respectively and the proposed and completed pooling-of-interests method business combinations with Fort Brooke and Great Southern and Tomoka, respectively, and (vi) the pro forma combined condensed consolidated statement of income of BancGroup and subsidiaries as if such business combinations had occurred on January 1, 1996.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of BancGroup and subsidiaries (as restated), incorporated by reference herein, and the statements of income of First Commerce, included elsewhere herein. The pro forma information provided may not necessarily be indicative of future results.

                                                        YEAR ENDED DECEMBER 31, 1996
                                 ---------------------------------------------------------------------------
                                 CONSOLIDATED                                      FIRST
                                   COLONIAL      COMPLETED                        COMMERCE
                                  BANCGROUP       BUSINESS     ADJUSTMENTS/       BANKS OF      ADJUSTMENTS/
                                 (RESTATED)*    COMBINATIONS   (DEDUCTIONS)    FLORIDA, INC.    (DEDUCTIONS)
                                 ------------   ------------   ------------    --------------   ------------
                                               (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income................     $391,957      $21,247            $132(1)        $8,957            $(907)(3)
                                                                     (368)(1)                            (8)(3)
                                                                     (679)(2)
Interest expense...............      199,953       11,156                            3,541
                                  ----------      -------       ---------        ---------       ----------
Net interest income............      192,004       10,091            (915)           5,416             (915)
Provision for loan losses......       11,783        1,933                              974
                                  ----------      -------       ---------        ---------       ----------
Net interest income after
 provision for loan losses.....      180,221        8,158            (915)           4,442             (915)
                                  ----------      -------       ---------        ---------       ----------
Noninterest income.............       70,818        2,477              68(1)           923
                                                                       30(2)
Noninterest expense............      174,822        9,135             341(1)         5,212              (40)(3)
                                                                      188(2)                            150(3)
                                  ----------      -------       ---------        ---------       ----------
Income before income taxes.....       76,217        1,500          (1,346)             153           (1,025)
Applicable income taxes........       26,834        1,127             (76)(1)           15            306(3)
                                                                     (227)(2)
                                  ----------      -------       ---------        ---------       ----------
Net income.....................      $49,383         $373         $(1,043)            $138            $(719)
                                  ==========      =======       =========        =========       ==========
Average primary shares
 outstanding**.................   38,117,000      998,500        (998,500)         737,559         (737,559)
                                                                1,069,242                            51,569
Average fully-diluted shares
 outstanding**.................   38,977,000      998,500        (998,500)         749,639         (737,559)
                                                                1,079,135                            51,569
Earnings per share:
 Net Income:
   Primary**...................        $1.30
   Fully diluted**.............        $1.28

                                             YEAR ENDED DECEMBER 31, 1996
                                 -----------------------------------------------------
                                                 OTHER
                                                PROBABLE                    PRO FORMA
                                                BUSINESS     ADJUSTMENTS/    COMBINED
                                  SUBTOTAL    COMBINATIONS   (DEDUCTIONS)     TOTAL
                                 ----------   ------------   ------------   ----------
                                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income................    $420,331       $23,985                     $444,316

Interest expense...............     214,650         8,902                      223,552
                                 ----------    ----------     ----------    ----------
Net interest income............     205,681        15,083                      220,764
Provision for loan losses......      14,690           872                       15,562
                                 ----------    ----------     ----------    ----------
Net interest income after
 provision for loan losses.....     190,991        14,211                      205,202
                                 ----------    ----------     ----------    ----------
Noninterest income.............      74,316         2,447                       76,763

Noninterest expense............     189,808        13,382                      203,190

                                 ----------    ----------     ----------    ----------
Income before income taxes.....      75,499         3,276                       78,775
Applicable income taxes........      27,367         1,208                       28,575

                                 ----------    ----------     ----------    ----------
Net income.....................     $48,132        $2,068                      $50,200
                                 ==========    ==========     ==========    ==========
Average primary shares
 outstanding**.................  39,237,811     2,650,746     (2,650,746)   41,822,232
                                                               2,584,421
Average fully-diluted shares
 outstanding**.................  40,119,784     2,650,746     (2,650,746)   42,712,744
                                                               2,592,960
Earnings per share:
 Net Income:
   Primary**...................       $1.23                                      $1.20
   Fully diluted**.............       $1.21                                      $1.19

---------------

 * Restated to give effect to the January 3, 1997 and January 31, 1997 pooling-of-interests combinations with Jefferson Bancorp, Inc. and D/W Bankshares, Inc.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.

PRO FORMA ADJUSTMENTS:
     (In thousands)

     Completed business combinations

     Adjustments applicable to the purchase method business combinations with First Family (1) and Shamrock (2):

     (1) To amortize the assignment of estimated fair value in excess of the carrying amount of assets acquired. The amortization consists of the following:

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Increases in income:
  Amortization of other write-downs (5 year period).........     $  68
  Amortization of write-down on securities portfolio (5 year
     period)................................................       132
Decrease in income:
  Earnings forgone on $6,403,750 cash at an average interest
     rate 5.75%.............................................      (368)
                                                                 -----
          Total.............................................      (168)
                                                                 -----
Increase in expense:
  Additional depreciation due to write-up in building and
     premises (20 year period)..............................       (49)
  Amortization of goodwill (20 year period).................      (292)
                                                                 -----
          Total.............................................      (341)
                                                                 -----
Net decrease in income before tax...........................      (509)
                                                                 -----
Tax effect of the pro forma adjustments (other than goodwill
  amortization).............................................        76
                                                                 -----
Net decrease in income......................................     $(433)
                                                                 -----

     (2) To amortize the assignment of estimated fair value in excess of the carrying amount of assets acquired. The amortization consists of the following:

Increase in income:
  Amortization of write-down on software (3 year period)....     $  30
Decrease in income:
  Earnings forgone on $11,813,000 cash at an average
     interest rate 5.75%....................................      (679)
                                                                 -----
          Total.............................................      (649)
Increase in expense:
  Amortization of goodwill (20 year period).................      (188)
                                                                 -----
          Total.............................................      (188)
Net decrease in income before tax...........................      (837)
Tax effect of the pro forma adjustments (other than goodwill
  amortization).............................................       227
                                                                 -----
Net decrease in income......................................     $(610)
                                                                 -----

PENDING BUSINESS COMBINATIONS

     Adjustments Applicable to the purchase method business combination with First Commerce:

     (3) To amortize the assignment of estimated fair value in excess of the carrying amount of assets acquired. The amortization consists of the following:

Decreases in income:
  Amortization of write-up on securities portfolio (5 year
     period)................................................  $    (8)
  Earnings forgone on $15,777,770 cash at an average
     interest rate 5.75%....................................     (907)
                                                              -------
          Total.............................................     (915)
                                                              -------
Increase in expense:
  Amortization of goodwill (20 year period).................     (300)
                                                              -------
Decrease in expense:
  Amortization of write-down on fixed assets (5 year
     period)................................................       40
                                                              -------
          Total.............................................     (260)
                                                              -------
Net decrease in income before tax...........................   (1,175)
                                                              -------
Tax effect of the pro forma adjustments (other than goodwill
  amortization).............................................     (306)
                                                              -------
Net decrease in income......................................  $(1,481)
                                                              -------

              RECENT DEVELOPMENTS -- BANCGROUP AND FIRST COMMERCE

     The following table presents certain unaudited data for BancGroup for the period ended March 31, 1997. Unaudited historical data reflect, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to a fair presentation of such data. The unaudited financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations which would have actually occurred if the transactions had been consummated in the past or which may be obtained in the future.
                          THE COLONIAL BANCGROUP, INC.

                      SELECTED FINANCIAL DATA (UNAUDITED)

                                                                                           % CHANGE
                                                  MARCH 31,     DEC. 31,    MARCH 31,     MARCH 31,
                                                     1997         1996         1996      1996 TO 1997
                                                  ----------   ----------   ----------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF CONDITION SUMMARY
Total assets....................................  $5,797,328   $5,466,851   $4,933,532       18%
Loans, net of unearned income...................   4,338,994    4,074,633    3,587,951       21%
Total earnings assets...........................   5,318,917    4,975,957    4,488,267       19%
Deposits........................................   4,525,183    4,113,934    3,747,987       21%
Shareholders' equity............................     410,130      386,996      353,532       16%
Book value per share............................  $    10.49   $    10.31   $     9.76        8%

                                                                   THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ----------------------------
                                                                                  % CHANGE
                                                               1997      1996     97 TO 96
                                                              -------   -------   --------
EARNINGS SUMMARY
Net interest income (taxable equivalent)....................  $53,983   $45,769     18%
Provision for loan losses...................................    2,854     1,750     63%
Noninterest income..........................................   18,401    17,640      4%
Noninterest expense.........................................   42,662    39,812      7%
Net income..................................................   16,723    13,623     23%
Average primary shares outstanding..........................   39,679    37,158
Average fully-diluted shares outstanding....................   40,279    37,908
Earnings per share:
  Primary...................................................  $  0.42   $  0.36     17%
  Fully-diluted.............................................     0.42      0.35     20%
SELECTED RATIOS:
Return on average assets....................................     1.20%     1.14%
Return on average equity....................................    16.72%    15.69%
Efficiency ratio............................................    58.94%    62.79%
Equity to assets............................................     7.07%     7.17%
Total capital...............................................     8.07%     8.26%
Tier one leverage...........................................     7.85%     6.85%

---------------

NOTE: Restated financial results above reflect the January 1997 mergers of Colonial BancGroup with Jefferson Bancorp and D/W Bankshares. These mergers were accounted for as poolings of interest and the financial results restated accordingly.

     Net income for the three months ended March 31, 1997 was $16,723,000 compared to $13,623,000 for the previous period, a 23% increase. Earnings per share for the three months were $0.42 on a fully diluted basis, a 20% increase over 1996. The company's return on average equity was 16.72% compared to 15.69% in 1996. Return on average assets was 1.20% compared to 1.14% in 1996.

FIRST COMMERCE UNAUDITED RESULTS OF OPERATIONS AND FINANCIAL HIGHLIGHTS FOR THE THREE MONTHS ENDED MARCH 31, 1997.

     First Commerce reported net income for the three months ended March 31, 1997 of $276,000 or $.17 per share, versus $242,000 or $.14 per share for the prior year.

     Set forth below are selected financial highlights at and for the periods indicated:

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
                                                                  (UNAUDITED)
                                                                (IN THOUSANDS)
Total interest income.......................................  $  2,176   $  2,305
Total interest expense......................................       777        946
                                                              --------   --------
Net interest income.........................................     1,399      1,359
Provision for loan losses...................................        73         92
                                                              --------   --------
Net interest income after provision for loan losses.........     1,326      1,267
Total other income..........................................       259        255
Total other expenses........................................     1,099      1,182
                                                              --------   --------
Income before taxes.........................................       486        340
Income tax..................................................       210         98
                                                              --------   --------
Net income..................................................  $    276   $    242
                                                              ========   ========

                                                                   MARCH 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
                                                                  (UNAUDITED)
Total assets................................................  $106,018   $110,435
Deposits....................................................    94,474     97,262
Loans receivable, net of allowances for loan losses.........    65,377     69,296
Securities..................................................    21,558     24,730
Real estate owned...........................................        79        299
Shareholders' equity........................................    10,812     10,621
Return on average assets....................................      1.05%      0.84%
Return on average equity....................................     10.34%      8.85%

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                  SELECTED FINANCIAL AND OPERATING INFORMATION

     The following tables present certain financial information for BancGroup on a historical basis (as restated) for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 and as of December 31, 1996 and on a pro forma basis for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 and as of December 31, 1996.

     The pro forma information includes consolidated BancGroup and subsidiaries (as restated) and consolidated Great Southern, Tomoka, Fort Brooke, First Commerce, Shamrock and First Family. The pro forma balance sheet data gives effect to the combinations as if they had occurred on December 31, 1996 and the pro forma operating data gives effect to the combinations as if they had occurred at the beginning of the earliest period presented. Note that for the purchase method combinations, Article 11 of Regulation S-X requires pro forma statements be presented for only the most recent fiscal year. Accordingly, only the pro forma information as of and for the year ended December 31, 1996 is included for Shamrock, First Family and First Commerce.

     The following selected financial information should be read in conjunction with the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and all of the financial statements included elsewhere in this Prospectus or incorporated by reference.

                                         YEAR ENDED DECEMBER 31,                    YEAR ENDED DECEMBER 31,
                        ---------------------------------------------------------   -----------------------
                        BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP    BANCGROUP
                        PRO FORMA   PRO FORMA   PRO FORMA   PRO FORMA   PRO FORMA   HISTORICAL   HISTORICAL
                          1996        1995        1994        1993        1992        1996*        1995*
                        ---------   ---------   ---------   ---------   ---------   ----------   ----------
STATEMENT OF INCOME
Interest income.......  $444,316    $355,332    $266,373    $212,918    $200,290     $391,957     $327,897
Interest expense......   223,552     175,550     109,541      84,161      89,649      199,953      164,895
                        --------    --------    --------    --------    --------     --------     --------
Net interest income...   220,764     179,782     156,832     128,757     110,641      192,004      163,002
Provision for possible
  loan losses.........    15,562       9,166       8,506      12,178      15,417       11,783        8,281
                        --------    --------    --------    --------    --------     --------     --------
Net interest income
  after provision for
  loan losses.........   205,202     170,616     148,326     116,579      95,224      180,221      154,721
Noninterest income....    76,763      62,033      55,408      52,513      47,308       70,818       59,261
Noninterest expense...   199,373     157,200     149,976     131,577     116,702      171,005      144,525
SAIF special
  assessment (1)......     3,817          --          --          --          --        3,817           --
                        --------    --------    --------    --------    --------     --------     --------
Income before income
  taxes...............    78,775      75,449      53,758      37,515      25,830       76,217       69,457
Applicable income
  taxes...............    28,575      27,005      17,939      11,339       7,070       26,834       24,656
                        --------    --------    --------    --------    --------     --------     --------
Income before
  extraordinary items
  and the cumulative
  effect of a change
  in accounting for
  income taxes........    50,200      48,444      35,819      26,176      18,760       49,383       44,801
Extraordinary items,
  net of income
  taxes...............                                          (396)                      --           --
Cumulative effect of
  change in accounting
  for income taxes....                                         3,926                       --           --
                        --------    --------    --------    --------    --------     --------     --------
Net income............  $ 50,200    $ 48,444    $ 35,819    $ 29,706    $ 18,760     $ 49,383     $ 44,801
                        ========    ========    ========    ========    ========     ========     ========
EARNINGS PER SHARE
Income before
  extraordinary items
  and the cumulative
  effect of a change
  in accounting for
  income taxes:
  Primary**...........  $   1.20    $   1.22    $   0.95    $   0.80    $   0.68     $   1.30     $   1.23
  Fully-diluted**.....  $   1.19    $   1.19    $   0.94    $   0.80    $   0.66     $   1.28     $   1.20
Net income:
  Primary**...........  $   1.20    $   1.22    $   0.95    $   0.91    $   0.68     $   1.30     $   1.23
  Fully-diluted**.....  $   1.19    $   1.19    $   0.94    $   0.90    $   0.66     $   1.28     $   1.20
Average shares
  outstanding
  Primary**...........    41,822      39,607      37,611      32,681      29,397       38,117       36,327
  Fully-diluted**.....    42,713      41,507      39,145      34,886      32,125       38,977       38,199
Cash dividends per
  common share:
  Common**............  $  0.540    $  0.034                                         $   0.54     $ 0.3375
  Class A**...........              $  0.113    $  0.040    $  0.355    $  0.335           --     $ 0.1125
  Class B**...........              $  0.063    $  0.020    $  0.155    $  0.135           --     $ 0.0625

                              YEAR ENDED DECEMBER 31,
                        ------------------------------------
                        BANCGROUP    BANCGROUP    BANCGROUP
                        HISTORICAL   HISTORICAL   HISTORICAL
                          1994*        1993*        1992*
                        ----------   ----------   ----------
STATEMENT OF INCOME
Interest income.......   $244,145     $193,026     $179,872
Interest expense......    101,293       76,378       80,212
                         --------     --------     --------
Net interest income...    142,852      116,648       99,660
Provision for possible
  loan losses.........      8,070       11,423       12,899
                         --------     --------     --------
Net interest income
  after provision for
  loan losses.........    134,782      105,225       86,761
Noninterest income....     52,830       49,555       44,518
Noninterest expense...    136,906      119,589      105,853
SAIF special
  assessment (1)......         --           --           --
                         --------     --------     --------
Income before income
  taxes...............     50,706       35,191       25,426
Applicable income
  taxes...............     16,831       10,727        6,926
                         --------     --------     --------
Income before
  extraordinary items
  and the cumulative
  effect of a change
  in accounting for
  income taxes........     33,875       24,464       18,500
Extraordinary items,
  net of income
  taxes...............         --         (396)          --
Cumulative effect of
  change in accounting
  for income taxes....         --        3,890           --
                         --------     --------     --------
Net income............   $ 33,875     $ 27,958     $ 18,500
                         ========     ========     ========
EARNINGS PER SHARE
Income before
  extraordinary items
  and the cumulative
  effect of a change
  in accounting for
  income taxes:
  Primary**...........   $   0.98     $   0.82     $   0.70
  Fully-diluted**.....   $   0.97     $   0.81     $   0.70
Net income:
  Primary**...........   $   0.98     $   0.94     $   0.70
  Fully-diluted**.....   $   0.97     $   0.92     $   0.70
Average shares
  outstanding
  Primary**...........     34,445       29,884       26,470
  Fully-diluted**.....     35,979       32,069       29,186
Cash dividends per
  common share:
  Common**............         --           --           --
  Class A**...........   $   0.40     $  0.355     $  0.335
  Class B**...........   $   0.20     $  0.155     $  0.135

---------------

 * Restated to give retroactive effect to the January 3, 1997 and January 31, 1997 pooling-of-interests business combinations with Jefferson Bancorp, Inc. and D/W Bankshares, Inc.

** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.
(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $3,817,000 in expense before income taxes and $2,466,000 net of applicable income taxes in 1996.

                                                      BANCGROUP                         BANCGROUP HISTORICAL
                                                      PRO FORMA    --------------------------------------------------------------
                                                         1996        1996*        1995*        1994*        1993*        1992*
                                                      ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF CONDITION DATA
At year-end:
  Total assets......................................  $6,177,244   $5,466,851   $4,773,049   $3,690,626   $3,555,476   $2,493,824
  Loans, net of unearned income.....................   4,568,939    4,074,633    3,521,514    2,622,181    2,182,755    1,549,316
  Mortgage loans held for sale......................     157,966      157,966      112,203       61,556      368,515      150,835
  Deposits..........................................   4,773,243    4,113,934    3,700,715    2,909,623    2,831,978    2,102,575
  Long-term debt....................................      39,092       39,092       47,688       86,662       57,397       22,979
  Shareholders' equity..............................     426,085      386,996      336,931      261,560      243,396      152,602
Average balances:
  Total assets......................................  $5,795,487   $5,093,410   $4,193,246   $3,535,205   $2,850,680   $2,426,537
  Interest-earning assets...........................   5,307,987    4,661,294    3,824,327    3,192,897    2,530,300    2,141,541
  Loans, net of unearned income.....................   4,273,554    3,799,947    3,007,312    2,375,396    1,710,797    1,505,114
  Mortgage loans held for sale......................     135,135      135,135       98,785      135,046      248,502      121,820
  Deposits..........................................   4,428,785    3,896,620    3,291,343    2,865,107    2,277,465    2,048,111
  Shareholders' equity..............................     418,844      367,075      293,651      255,861      187,322      147,980
Book value per share at year-end**..................  $    10.39   $    10.31   $     9.41   $     7.87   $     7.62   $     6.19
Tangible book value per share at year-end**.........  $     9.48   $     9.50   $     8.57   $     7.26   $     7.09   $     5.90
SELECTED RATIOS
Income before extraordinary items and the cumulative
  effect of a change in accounting for income taxes
  to:
  Average assets....................................        0.87%        0.97%        1.07%        0.96%        0.86%        0.76%
  Average shareholders' equity......................       12.00        13.45        15.26        13.24        13.06        12.50
Net income to:
  Average assets....................................        0.87         0.97         1.07         0.96         0.98         0.76
  Average shareholder's equity......................       12.00        13.45        15.26        13.24        14.93        12.50
Efficiency ratio(1).................................       67.10        64.54        64.43        69.20        71.67        72.87
Dividend payout ratio...............................       45.00        41.54        36.59        40.82        37.77        47.86
Average equity to average total assets..............        7.23         7.21         7.00         7.24         6.57         6.10
Allowance for possible losses to total loans (net of
  unearned income)..................................        1.29%        1.25%        1.28%        1.56%        1.62%        1.54%

---------------

 * Restated to give retroactive effect to the January 3, 1997 and January 31, 1997 pooling-of-interests business combinations with Jefferson Bancorp, Inc. and D/W Bankshares, Inc.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.
(1) Legislation approving a one-time special assessment to recapitalize the SAIF resulted in $3,817,000 in expense before income taxes and $2,466,000 net of applicable income taxes in 1996.

                     FIRST COMMERCE BANKS OF FLORIDA, INC.
                            SELECTED FINANCIAL DATA

                                                   AT OR FOR THE YEAR ENDED DECEMBER 31,
                                         ---------------------------------------------------------
                                           1996        1995        1994        1993        1992
                                         ---------   ---------   ---------   ---------   ---------
                                               (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Interest income........................  $   8,957   $   9,815   $   8,730   $   7,412   $   7,193
Interest expense.......................      3,541       4,168       3,294       2,759       3,077
                                         ---------   ---------   ---------   ---------   ---------
Net interest income....................      5,416       5,647       5,436       4,653       4,116
Provision for credit losses............        974       1,191         282         318         375
                                         ---------   ---------   ---------   ---------   ---------
Net interest income after provision for
  credit losses........................      4,442       4,456       5,154       4,335       3,741
Non-interest income....................        923       1,615       1,075       1,135       1,003
Non-interest expenses..................      5,211       5,021       4,731       4,187       3,664
                                         ---------   ---------   ---------   ---------   ---------
Income before taxes on income and
  minority interest....................        154       1,050       1,498       1,283       1,080
Taxes on income........................         15         497         554         446         401
Minority interest......................          1          (6)         31          20          --
                                         ---------   ---------   ---------   ---------   ---------
Net income before cumulative effect of
  change in accounting principle.......        138         559         913         817         679
Cumulative effect of change in
  accounting principle.................         --          --          --          74          --
                                         ---------   ---------   ---------   ---------   ---------
Net income.............................  $     138   $     559   $     913   $     891   $     679
                                         =========   =========   =========   =========   =========
Per share data:
  Net income per share.................  $     .08   $     .34   $     .57   $     .59   $     .47
  Cash dividends declared..............         --          --          --          --
  Book value at end of period..........  $    6.69(a) $   6.63   $    5.87   $    5.67   $    5.06
Common shares outstanding at end of
  period...............................  1,585,737   1,585,737   1,585,853   1,459,061   1,459,061
Weighted average common shares
  outstanding during period............  1,679,145   1,663,729   1,590,820   1,490,444   1,459,061
Total assets at end of period..........  $ 105,969   $ 113,083   $ 119,521   $ 110,783   $  92,239
Cash and cash equivalents..............     13,451      10,369      13,950      16,005      12,694
Investment securities..................     21,704      28,143      27,960      27,025      20,481
Loans receivable, net..................     66,387      70,265      72,675      63,416      55,486
Deposits...............................     94,749     101,941     107,846     100,472      83,563
Stockholders' equity...................     10,613      10,521       9,316       8,273       7,382
Allowance for credit losses as a
  percentage of period-end total
  loans................................       2.14%       1.67%       1.12%       1.29%       1.19%
Allowance for credit losses as a
  percentage of non-performing loans...      54.91%      66.17%      98.46%      83.60%     148.89%
Total non-performing loans as a
  percentage of total loans............       3.89%       2.52%       1.14%       1.55%        .80%
Total non-performing loans as a
  percentage of total assets...........       2.50%       1.60%        .71%        .90%        .49%
Total non-performing loans and real
  estate owned as a percentage of total
  assets...............................       2.57%       1.86%       1.14%       1.37%       1.22%

---------------

(a) Assuming conversion of all stock options and warrants, book value per share as of December 31, 1996 would have been $6.32.

                     FIRST COMMERCE BANKS OF FLORIDA, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FSB/OSCEOLA SALE AND FSB/CBC MERGER

  Sale of FSB/Osceola

     On May 1, 1995, First Commerce sold the 240,000 shares of common stock of First Sterling Bank of Osceola County ("FSB/Osceola") (which constituted 80% of the outstanding shares of FSB/Osceola stock) owned by First Commerce to certain unaffiliated individuals for $1.8 million in cash. See "--Sale of FSB/Osceola." Accordingly, FSB/Osceola's results of operations for the four months ended April 30, 1995 are included in First Commerce's 1995 consolidated financial statements and operating results for 1995 in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  FSB/CBC Merger

     On August 31, 1995, Commerce Bank Corporation ("CBC") merged with and into First Sterling Bancshares, Inc. ("FSB") (the "FSB/CBC Merger") and FSB changed its name to First Commerce Banks of Florida, Inc. In the FSB/CBC Merger, the outstanding shares of CBC common stock were converted into an aggregate of 746,704 shares of FSB common stock, par value $.01 per share, and $1,000 of cash in lieu of fractional shares. Upon consummation of the FSB/CBC Merger, Commerce Bank of Central Florida (a subsidiary of CBC) merged with and into First Sterling Bank (a subsidiary of FSB), which changed its name to First Commerce Bank of Polk County ("the Bank"). First Commerce's principal asset is its ownership of 99.7% of the voting shares of the Bank. The First Commerce/CBC Merger has been accounted for as a pooling of interests and, accordingly, amounts presented in "Management's Discussion and Analysis of Financial Condition and Results of Operations" have been combined to include financial information for both FSB and CBC.

GENERAL

     First Commerce's results of operations are primarily dependent upon the results of operations of the Bank. The Bank conducts commercial banking business consisting of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). The Bank's profitability depends primarily on net interest income, which is the excess of interest income generated from interest-earning assets (i.e., loans, investments and federal funds sold) over interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate earned and paid on these balances. Net interest income is dependent upon The Bank's interest-rate spread which is the excess of average yield earned on its interest-earning assets over the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest-rate spread is impacted by interest rates and the amounts of deposits and loans. Additionally, the Bank's profitability is affected by such factors as the level of non-interest income and expenses, the provision for credit losses, and the effective tax rate. Non-interest income consists primarily of service fees on deposit accounts and income from the sale of loans and investment securities. Non-interest expense consists primarily of compensation and employee benefits, occupancy and equipment expenses, professional fees, data processing costs, deposit insurance premiums paid to the FDIC, and other operating expenses.

     Management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of First Commerce at, and the results of operations of First Commerce for the years ended, December 31, 1996 and 1995. This discussion should be read in conjunction with the consolidated financial statements and related footnotes of First Commerce presented elsewhere herein.

LIQUIDITY

  First Commerce

     First Commerce is a legal business entity separate and distinct from the Bank. First Commerce's principal source of cash flow during 1996 was interest income on its portfolio of loans purchased from FSB/Osceola and cash on deposit ($887,000 as of December 31, 1996) with the Bank, which totaled $108,000 during the year ended December 31, 1996. Possible future sources of cash flow for First Commerce include dividends or management fees from the Bank. However, there are various statutory limitations on the ability of the Bank to pay dividends, extend credit, or otherwise supply funds to First Commerce. The FDIC and the Florida Department also have the general authority to limit the dividends paid by insured banks and bank holding companies. First Commerce has not paid any cash dividends to its shareholders.

     During the year ended December 31, 1996, First Commerce's cash and cash equivalents increased $3.1 million, to $13.5 million as of December 31, 1996 from $10.4 million as of December 31, 1995. During 1996, investing activities provided $8.9 million of cash, and financing activities used $7.2 million of cash. First Commerce's total assets decreased $7.1 million to $106 million at December 31, 1996 from $113.1 million at December 31, 1995.

  The Bank

     Liquidity management involves the ability to meet the cash flow requirements of customers who may be depositors wanting to withdraw their funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. In the ordinary course of business, the Bank's cash flows are generated from interest and fee income, as well as from loan repayments and the maturity of investment securities held-to-maturity. In addition to cash and due from banks, the Bank considers all securities available-for-sale and federal funds sold as primary sources of asset liquidity. Many factors affect the ability to accomplish these liquidity objectives successfully, including the economic environment, and the asset/liability mix within the balance sheet, as well as the Bank's reputation in the community. At December 31, 1996, the Bank had commitments to originate loans totaling $2.8 million. In addition, scheduled maturities of certificates of deposit during 1997 totaled $31.3 million. Management believes that the Bank has adequate resources to fund all of its commitments, that substantially all of its existing commitments will be funded within 12 months and, if so desired, that the Bank can adjust the rates and terms on certificates of deposit and other deposit accounts to retain deposits in a changing interest rate environment.

     A state-chartered commercial bank is required to maintain a liquidity reserve of at least 15% of its transaction deposit accounts and 8% of its non-transaction deposit accounts. The liquidity reserve may consist of cash on hand, cash on demand deposit with other correspondent banks, and other investments and short-term marketable securities as determined by the rules of the Florida Department, such as federal funds sold and United States securities or securities guaranteed by the United States. As of December 31, 1996, the Bank had a liquidity ratio of 36.01%.

CAPITAL RESOURCES

     First Commerce's total stockholders' equity was $10.6 million and $10.5 million as of December 31, 1996 and 1995, respectively, which represents an increase of $100,000. This increase was the result of 1996's net income of $138,000 offset by the $46,000 change in the unrealized securities losses at December 31, 1996 from December 31, 1995. First Commerce's total stockholders' equity was 10.0% and 9.30% of total assets as of December 31, 1996 and 1995, respectively. The Bank's total stockholders' equity was $9.4 million and $8.5 million as of December 31, 1996 and 1995, respectively, or an increase of $900,000. This increase was the result of the purchase of $750,000 of the Bank's common stock by First Commerce plus the Bank's 1996 net income of $239,000 less the $46,000 change in the unrealized securities losses at December 31, 1996 from December 31, 1995.

     The federal banking regulatory authorities have adopted certain "prompt corrective action" rules with respect to depository institutions. The rules establish five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." The various federal banking regulatory agencies have adopted regulations to implement the capital rules by, among other things, defining the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a Tier 1 leverage ratio of 5% or greater and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level. At December 31, 1996, the Bank met the capital ratios of a "well capitalized" financial institution with a total risk-based capital ratio of 13.43%, a Tier 1 risk-based capital ratio of 11.66%, and a Tier 1 leverage ratio of 9.37%. Depository institutions which fall below the "adequately capitalized" category generally are prohibited from making any capital distribution, are subject to growth limitations, and are required to submit a capital restoration plan. There are a number of requirements and restrictions that may be imposed on institutions treated as "significantly undercapitalized" and, if the institution is "critically undercapitalized," the banking regulatory agencies have the right to appoint a receiver or conservator.

     In accordance with risk capital guidelines issued by the FDIC, the Bank is required to maintain a minimum standard of total capital to risk-weighted assets of 8%. Additionally, the FDIC requires banks to maintain a minimum leverage-capital ratio of Tier 1 capital (as defined) to total assets. The leverage-capital ratio ranges from 3% to 5% based on the bank's rating under the regulatory rating system. The required leverage-capital ratio for the Bank at December 31, 1996 was 4%. The following table summarizes the regulatory capital levels and ratios for the Bank:

                                                              ACTUAL   REGULATORY
                                                              RATIOS   REQUIREMENT
                                                              ------   -----------
At December 31, 1996:
  Total capital to risk-weighted assets.....................  13.43%      8.00%
  Tier 1 capital to risk-weighted assets....................  11.66       4.00
  Tier 1 capital to total assets-leverage ratio.............   9.37       4.00
At December 31, 1995:
  Total capital to risk-weighted assets.....................  11.39%      8.00%
  Tier 1 capital to risk-weighted assets....................  10.17       4.00
  Tier 1 capital to total assets-leverage ratio.............   7.44       4.00

RESULTS OF OPERATIONS

  General

     First Commerce's net income was $138,000, or $.08 per share, for the year ended December 31, 1996, as compared to $559,000, or $.34 per share, for the year ended December 31, 1995, or a decrease of $421,000 or 75.3%. First Commerce's income before taxes on income and minority interest was $154,000 for the year ended December 31, 1996, as compared to $1.1 million for the year ended December 31, 1995, or a decrease of $896,000 or 85.30%.

     For the years ended December 31, 1996 and 1995, selected ratios were as follows:

                                                              1996   1995
                                                              ----   ----
Average equity as a percentage of average assets............  9.74%  8.76%
Return on average assets....................................   .13    .47
Return on average equity....................................  1.30   5.38
Non-interest expense to average assets......................  4.79   4.23

     For the years ended December 31, 1996 and 1995, the following table presents information regarding (i) the total dollar amount of First Commerce's interest income from interest-earning assets and the resultant average yield;
(ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) net interest spread; and (v) net interest margin.

                                                         1996                            1995
                                             -----------------------------   -----------------------------
                                                                   AVERAGE                         AVERAGE
                                             AVERAGE               YIELD/    AVERAGE               YIELD/
                                             BALANCE    INTEREST    RATE     BALANCE    INTEREST    RATE
                                             --------   --------   -------   --------   --------   -------
                                                                (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
  Loans receivable:(1)
     Commercial............................  $ 19,343    $1,875      9.69%   $ 24,060    $2,451     10.19%
     Real estate:(2)
       Construction........................     2,403       235      9.78       2,977       321     10.78
       Mortgage............................    43,961     4,678     10.64      38,821     4,108     10.58
     Consumer and other....................     4,995       523     10.47       5,556       586     10.55
                                             --------    ------     -----    --------    ------     -----
          Total loans, net of unearned
            income.........................    70,702     7,311     10.34      71,414     7,466     10.45
  Investments -- taxable...................    24,676     1,297      5.26      27,642     1,682      6.08
  Investments -- tax free(3)...............     1,053        66     10.00       1,117        67      9.64
  Federal funds sold.......................     5,410       283      5.23      10,027       600      5.98
                                             --------    ------     -----    --------    ------     -----
          Total interest-earning assets....   101,841     8,957      8.79     110,200     9,815      8.91
                                                         ------     -----                ------     -----
Cash and due from banks....................     4,401                           4,778
Allowance for credit losses................    (1,501)                           (955)
Other non-earning assets...................     4,110                           4,538
                                             --------                        --------
          Total assets.....................  $108,851                        $118,561
                                             ========                        ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
  NOW accounts.............................  $ 14,082       325      2.31    $ 14,882       329      2.21
  Money market.............................     5,654       168      2.97       6,357       191      3.00
  Savings..................................     8,200       185      2.26       8,570       200      2.33
  Time deposits:
     Under $100,000........................    44,808     2,426      5.41      49,190     2,761      5.61
     $100,000 and over.....................     7,814       437      5.59      11,916       687      5.77
                                             --------    ------     -----    --------    ------     -----
          Total interest-bearing
            liabilities....................    80,558     3,541      4.40      90,915     4,168      4.58
                                                         ------     -----                ------     -----
Demand deposits............................    17,053                          16,443
Other liabilities and minority interest....       638                             820
Stockholders' equity.......................    10,602                          10,383
                                             --------                        --------
          Total liabilities and
            stockholders' equity...........  $108,851                        $118,561
                                             ========                        ========




SPREAD AND INTEREST DIFFERENTIAL:
Net interest income........................              $5,416                          $5,647
                                                         ======                          ======
Interest-rate spread(4)....................                          4.39%                           4.33%
                                                                    =====                           =====
Net interest margin(5).....................                          5.32%                           5.12%
                                                                    =====                           =====
Excess of total interest-earning assets
  over total interest-bearing
  liabilities..............................  $ 21,283                        $ 19,285
                                             ========                        ========

---------------

(1) Includes loans on non-accrual status.
(2) Interest income on mortgage loans included loan fees recognized as income of $297,000 and $124,000 during the years ended December 31, 1996 and 1995, respectively.
(3) Yields on tax-free investments are computed on a tax equivalent basis using a 37.3% effective income tax rate.
(4) Interest-rate spread represents the excess of the average yield on interest-earning assets over the average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average interest-earning assets.

  Net interest income

     Net interest income, which constitutes the principal source of income for First Commerce, represents the excess of interest income on interest-earning assets over interest expense on interest-bearing liabilities. The principal interest-earning assets are federal funds sold, investment securities and loans receivable. Interest-bearing liabilities primarily consist of time deposits, interest-bearing checking accounts ("NOW accounts"), savings deposits and money market accounts. Funds attracted by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

     The following table sets forth certain information regarding changes in First Commerce's interest income and interest expense during the year ended December 31, 1996 as compared to the year ended December 31, 1995. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in interest rate (change in rate multiplied by prior volume), (2) changes in the volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                                                INCREASE (DECREASE) DUE TO
                                                              -------------------------------
                                                                               RATE/
                                                              RATE    VOLUME   VOLUME   TOTAL
                                                              -----   ------   ------   -----
                                                                      (IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans receivable:
  Commercial................................................  $(118)  $(481)    $23     $(576)
  Real estate:
     Construction...........................................    (30)    (62)      6       (86)
     Mortgage...............................................     23     544       3       570
  Consumer and other........................................     (4)    (59)     --       (63)
                                                              -----   -----     ---     -----
          Total loans receivable............................   (129)    (58)     32      (155)
Investments -- taxable......................................   (230)   (180)     25      (385)
Investments -- tax free(1)..................................      5      (6)     --        (1)
Federal funds sold..........................................    (76)   (276)     35      (317)
                                                              -----   -----     ---     -----
          Total interest-earning assets.....................   (430)   (520)     92      (858)
                                                              -----   -----     ---     -----
INTEREST-BEARING LIABILITIES:
  NOW accounts..............................................     15     (18)     (1)       (4)
  Money market..............................................     (3)    (20)     --       (23)
  Savings...................................................     (6)     (9)     --       (15)
  Time deposits under $100,000..............................    (97)   (246)      8      (335)
  Time deposits $100,000 and over...........................    (20)   (237)      7      (250)
                                                              -----   -----     ---     -----
          Total interest-bearing liabilities................   (111)   (530)     14      (627)
                                                              -----   -----     ---     -----
Net change in net interest income...........................  $(319)  $  10     $78     $(231)
                                                              =====   =====     ===     =====

---------------

(1) Yields on tax-free investments are computed on a tax equivalent basis using a 37.3% effective income tax rate.

     First Commerce's net interest income was $5.4 million for the year ended December 31, 1996 compared with $5.6 million for the year ended December 31, 1995, or a decrease of $200,000 or 3.6%. This decrease in net interest income resulted from a shrinkage in earning assets of $8.4 million. Throughout 1996, management allowed high priced deposit accounts to leave the Bank and this shrinkage in deposits was funded with cash flow from loan payoffs and repayments of mortgage backed securities. For a discussion of the purchase of loans from FSB/Osceola, see "-- Sale of FSB/Osceola." The 15% volume decrease in 1996 from 1995 in interest expense was primarily attributable to the 11% decrease in average interest-bearing liabilities. The yield on total investments and Federal Funds sold decreased 122 basis points reflecting a general decrease in the rate paid on Federal Funds sold and the above normal repayment amounts on mortgage backed securities in the months of February, April, May and June of 1996. The interest rate paid on interest bearing liabilities decreased 12 basis points primarily due to a reduced amount of deposits as a result of management's policy to reprice the Bank's deposits at lower rates. The overall result was an increase in the net interest margin to 5.32% during 1996 from 5.16% during 1995.

  Provision for Credit Losses

     The provision for credit losses is charged to earnings to bring the allowance for credit losses to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by First Commerce, the amounts of non-performing loans, general economic conditions, particularly as they relate to First Commerce's market area, and other factors related to the collectibility of First Commerce's loan portfolio. During the year ended December 31, 1996, the provision for credit losses was $974,000, as compared to $1.2 million during the year ended December 31, 1995, or a decrease of $226,000. While the provision for credit losses decreased, the allowance for credit losses increased to $1.5 million at December 31, 1996 from $1.2 million at December 31, 1995, or an increase of $300,000. The increased allowance for credit losses was primarily in recognition of an increase in non-performing loans to $2.6 million as of December 31, 1996 from $1.6 million as of December 31, 1995. See "-- General," "-- Financial
Condition -- Classification of Assets," and "-- Financial Condition -- Allowance for Credit Losses." As of December 31, 1996 and 1995, the allowance for credit losses was 2.14% and 1.67%, respectively, of total loans receivable, and was 55.88% and 74.69%, respectively, of non-performing loans.

  Other Income

     Other income is primarily composed of deposit service charges and fees and gains on sales of certain assets. During the year ended December 31, 1996, other income decreased to $923,000 from $1.6 million during the year ended December 31, 1995, or a decrease of $677,000 or 43%. This decrease was primarily due to First Commerce recognizing two, non-recurring events in 1995. On May 1, 1995, First Commerce sold its stock ownership in FSB/Osceola, recognizing a gain on the sale of $564,000 and First Commerce recognized a previously deferred gain of $171,000 which had resulted from the sale of bank property by FSB to FSB/Osceola prior to 1995.

     During the year ended December 31, 1996, deposit service charges and fees decreased to $855,000 from $917,000 during the year ended December 31, 1995, or a decrease of $62,000 or 6.8%. This decrease was primarily attributable to the decrease in service chargeable accounts resulting from the sale of the subsidiary bank, First Commerce/Osceola in May of 1995 and the reduction of higher priced deposit accounts in 1996.

  Other Expenses

     During the year ended December 31, 1996, other expenses increased to $5.2 million from $5.0 million during the year ended December 31, 1995, or an increase of $200,000 or 3.85%. The following narrative sets forth additional information on certain other expense categories which had significant changes.

     During the year ended December 31, 1996, compensation and benefits increased to $2.47 million from $2.15 million during the year ended December 31, 1995, or an increase of $320,000 or 14.9%. This increase was primarily due to an increase in the number of employees at the Bank and annual compensation and benefit increases for existing employees.

     Professional fees increased to $446,000 during 1996, from $428,000 during 1995, or an increase of $18,000 or 4.2%. This increase resulted primarily from the increased professional fees associated with the planned mergers with two unaffiliated banks during 1996 (which mergers were terminated in August 1996) and fees in 1996 associated with collection costs of non-performing loans.

     Other real estate owned expenses decreased to $77,000 during 1996, from $175,000 during 1995, or a decrease of $98,000 or 56%. This decrease primarily resulted from a decrease in the amount of acquired real estate held for sale, going to $79,000 in 1996 from $301,000 in 1995. Certain OREO properties, carried forward into 1996, have been written down to carrying values in 1996.

     Advertising and promotion expense decreased to $90,000 during 1996, from $163,000 during 1995, a decrease of $73,000 or 44.8%. This decrease resulted primarily from one-time expenses in 1995 related to the FSB/CBC merger.

     FDIC insurance expense decreased to $123,000 during 1996, from $140,000 during 1995, a decrease of $17,000 or 12%. This decrease resulted primarily from two factors: (i) the FDIC's reduction in insurance premiums; and (ii) a refund of the 4th Quarter Assessment of $10,000 due to the recapitalization of the SAIF Insurance fund.

     Stationery expense increased to $163,000 during 1996, from $121,000 during 1995, or an increase of $42,000 or 34.7%. This increase resulted primarily from printing expenses associated with the FSB/CBC merger.

     Other expenses decreased to $617,000 during 1996, from $673,000 during 1995, or a decrease of $56,000 or 8.3%. This decrease resulted primarily from decreased business development expenses, HONOR expense, telephone expense, consultant fees, courier service, property and casualty insurance and check printing charges.

  Taxes on Income

     During the years ended December 31, 1996 and 1995, First Commerce recorded taxes on income of $15,000 and $497,000, respectively, reflecting effective income tax rates of 9.74% in 1996 and 47.33% in 1995. The decrease in the effective income tax rate during 1996 was primarily due to income tax refunds received in 1996 for the 1995 tax year which were more than the amount recorded at December 31, 1995.

SALE OF FSB/OSCEOLA

     On May 1, 1995, First Commerce sold its 80% ownership interest in FSB/Osceola to certain unaffiliated individuals for $1.8 million in cash. See "Business of First Commerce -- FSB/Osceola Sale." At April 30, 1995, FSB/Osceola had total assets of $16.4 million, total liabilities of $14.8 million, and stockholders' equity of $1.6 million as summarized below:

                                                              (IN THOUSANDS)
Cash and federal funds sold.................................     $ 6,600
Investment security.........................................          94
Loans receivable, net of allowance for credit losses of
  $119......................................................       8,712
Accrued interest receivable.................................          49
Other real estate owned.....................................          86
Office premises and equipment, net..........................         806
Other assets................................................          99
                                                                 -------
          Total.............................................     $16,446
                                                                 =======
Deposits:
  Demand deposits...........................................     $ 2,716
  NOW accounts..............................................       1,115
  Money market accounts.....................................       1,268
  Savings accounts..........................................       2,462
  Certificates of deposit...................................       6,847
                                                                 -------
          Total deposits....................................      14,408
Other liabilities...........................................         437
Stockholders' equity, including minority interest...........       1,601
                                                                 -------
          Total.............................................     $16,446
                                                                 =======

     First Commerce and the Bank agreed to purchase the FSB/Osceola loan portfolio for the remaining unpaid principal balance of the loans less any related allowance for credit losses, during the 12-month period following the sale of FSB/Osceola. Of the total $8.7 million loan portfolio owned by FSB/Osceola at April 30, 1995, $4.7 million was purchased during 1995 ($4.4 million by the Bank and $269,000 by First Commerce) and the remaining balance of $1.9 million was purchased during 1996 ($1.4 million by the Bank and $493,000 by First Commerce). As of December 31, 1996, First Commerce's loans receivable included the following loans purchased from FSB/Osceola:

                                                              (IN THOUSANDS)
Commercial..................................................      $  191
Real estate construction....................................          84
Commercial real estate......................................         538
Residential mortgage........................................       2,237
Consumer and other..........................................         540
                                                                  ------
          Total loans receivable............................       3,590
Less: Allowance for credit losses...........................         (31)
          Loans receivable, net.............................      $3,559
                                                                  ======

ASSET/LIABILITY MANAGEMENT

     A principal objective of First Commerce's asset/liability management strategy is to minimize its exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. This strategy is overseen in part through the direction of the Bank's Asset and Liability Committee (the "ALCO Committee") which establishes policies and monitors results to control interest rate sensitivity.

     Management evaluates interest rate risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to maintain interest rate risk within target levels for the appropriate level of risk which are determined by the ALCO Committee. The ALCO Committee uses computer models prepared by a third party to measure the Bank's interest-rate sensitivity. From these reports, the ALCO Committee can estimate the net interest income effect of various interest-rate scenarios.

     As a part of First Commerce's interest-rate risk management policy, the ALCO Committee examines the extent to which its assets and liabilities are "interest-rate sensitive" and monitors the Bank's interest-rate sensitivity "gap." An asset or liability is considered to be interest-rate sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest-rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. In addition, any premiums on mortgage-backed securities are amortized to interest income based on the estimated remaining life of the related securities. Management periodically reviews the remaining estimated life of mortgage-backed securities, and adjusts the amortization of the premiums accordingly, in light of changes in market interest rates and other factors affecting prepayment rates on the underlying mortgages. Acceleration of the amortization of premiums on mortgage-backed securities reduces the effective yield on these investments and, accordingly, adversely affects net interest income. As of December 31, 1996, the remaining unamortized premiums on mortgage-backed securities totaled $286,000. See
"-- Financial Condition -- Investment Securities."

     The ALCO Committee's policy is to maintain a cumulative one-year gap which falls in the range of (20%) to 20% of total assets. As of December 31, 1996, First Commerce's cumulative one-year gap was a positive 17% of total assets. Management attempts to conform to this policy by managing the maturity distribution of its investment portfolio, emphasizing originations and purchases of adjustable-interest rate loans, and by managing the product mix and maturity of its deposit accounts.

     A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the ALCO Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or period of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable-interest rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments (on loans and mortgage-backed securities) and early withdrawal (of deposit accounts) levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

     Management's strategy is to maintain a relatively balanced interest-rate risk position to protect its net interest margin from market fluctuations. To this end, the ALCO Committee reviews, on a quarterly basis, the maturity and repricing of assets and liabilities.

     Management believes that the type and amount of First Commerce's interest rate sensitive liabilities may reduce the potential impact that a rise in interest rates might have on First Commerce's net interest income. First Commerce seeks to maintain a core deposit base by providing quality services to its customers without significantly increasing its cost of funds or operating expenses. First Commerce's non-interest bearing demand deposits, NOW accounts, money market, and savings accounts were 48.19% and 43.69% of total deposits at December 31, 1996 and 1995, respectively. These accounts bore a weighted average interest rate of 1.48% and 1.56% during the years ended December 31, 1996 and 1995, respectively. Management anticipates that these accounts will continue to comprise a significant portion of First Commerce's total deposit base. First Commerce also maintains a relatively large portfolio of liquid assets in order to reduce its overall exposure to changes in market interest rates. At December 31, 1996 and December 31, 1995, the Bank's liquidity ratios were 36.01% and 31.35%, respectively. First Commerce also maintains a "floor," or minimum rate, on certain of its floating or prime based loans. These floors allow First Commerce to continue to earn a higher rate when the floating rate falls below the established floor rate.

     The following table sets forth certain information relating to First Commerce's interest-earning assets and interest-bearing liabilities at December 31, 1996 that are estimated to mature or are scheduled to reprice within the period shown.

                                  0 TO 30    31 TO 90   91 TO 180   181 TO 365   OVER ONE
                                    DAYS       DAYS       DAYS         DAYS        YEAR     TOTALS
                                  --------   --------   ---------   ----------   --------   -------
                                                       (DOLLARS IN THOUSANDS)
Loans receivable:(1)
  Commercial....................  $  1,720   $  1,518   $  1,790     $ 4,213     $ 4,471    $13,712
  Real estate construction......        48        187        256          76         875      1,442
  Commercial real estate........     1,255      2,044      2,734       3,274      21,142     30,449
  Residential mortgage..........     1,482        819      1,538       2,348       9,284     15,471
  Consumer and other............       547        537        772       1,369       3,752      6,977
                                  --------   --------   --------     -------     -------    -------
          Total loans...........     5,052      5,105      7,090      11,280      39,524     68,051
Federal funds sold..............     7,688         --         --          --          --      7,688
Investment Securities:(2)
  Available-for-sale............       236      7,000      5,908       1,383       5,630     20,157
  Held-to-maturity..............        --         --         --          --       1,547      1,547
                                  --------   --------   --------     -------     -------    -------
Total rate-sensitive assets.....    12,976     12,105     12,998      12,663      46,701     97,443
                                  --------   --------   --------     -------     -------    -------
Deposits:
  NOW accounts..................    13,722         --         --          --          --     13,722
  Money market..................     5,136         --         --          --          --      5,136
  Savings accounts..............     8,390         --         --          --          --      8,390
  Time deposits:(3)
     Under $100,000.............     3,152      6,908      7,900       8,864      15,947     42,771
     $100,000 and over..........       200      1,558      1,287       1,389       1,523      5,957
                                  --------   --------   --------     -------     -------    -------
Total rate-sensitive
  liabilities...................    30,600      8,466      9,187      10,253      17,470     75,976
                                  --------   --------   --------     -------     -------    -------
Gap (repricing differences).....  $(17,624)  $  3,639   $  3,811     $ 2,410     $29,231    $21,467
                                  ========   ========   ========     =======     =======    =======
Cumulative Gap..................  $(17,624)  $(13,985)  $(10,174)    $(7,764)    $21,467
                                  ========   ========   ========     =======     =======
Cumulative GAP/total assets.....    (16.63)%   (13.20)%    (9.60)%     (7.33)%     20.26%
                                  ========   ========   ========     =======     =======

---------------

(1) In preparing the table above, adjustable-interest rate loans were included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-interest rate loans were scheduled according to their contractual maturities.
(2) In preparing the table above, adjustable-interest rate investment securities were included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the investment securities mature. Fixed-interest rate investment securities were scheduled according to their contractual maturities.
(3) Time deposits were scheduled according to their contractual maturities.

FINANCIAL CONDITION

  Lending Activities

     A significant source of First Commerce's income is the interest earned on its loan portfolio. At December 31, 1996, First Commerce's total assets were $106.0 million and its loans receivable, net were $66.4 million or 62.65% of total assets. At December 31, 1995, First Commerce's total assets were $113.1 million and its loans receivable, net were $70.3 million or 62.14% of total assets. The decrease in total loans receivable to December 31, 1996 from December 31, 1995 was $3.9 million or 5.52%. For the years ended December 31, 1996 and 1995, the net change in total loans receivable was approximately as follows:

                                                                1996       1995
                                                              --------   --------
                                                                (IN THOUSANDS)
Balance at beginning of year................................  $ 71,684   $ 73,841
Loan originations...........................................    39,613     38,459
Loan repayments.............................................   (43,920)   (35,594)
Sale of FSB/Osceola's loans.................................        --     (8,850)
Purchase of FSB/Osceola loan................................     1,864      4,763
Loans charged-off...........................................      (967)      (788)
Transfers to other real estate owned........................      (223)      (147)
                                                              --------   --------
Balance at end of year......................................  $ 68,051   $ 71,684
                                                              ========   ========

     For additional information on the FSB/Osceola loans, see "-- Sale of FSB/Osceola."

     The increase in loan repayments during 1996 from 1995 was primarily due to the emphasis placed by the Bank's management during 1996 on managing the increase in non-performing assets rather than soliciting new loans and getting non-performing and marginal loans repaid.

     The Bank's primary market area consists of Polk County, Florida. This area is located approximately 25 miles southwest of Walt Disney World and its related parks and resorts, 45 miles southwest of Orlando, and 55 miles east of Tampa. The principal economic activities of the area include citrus, services, miscellaneous manufacturing (including wholesale and retail trade), distribution, mining, finance, insurance, real estate, utilities, tourism and trucking. There is no assurance that this area will continue to experience economic growth. Adverse conditions in any one or more of the industries operating in such markets or a slow-down in general economic conditions could have an adverse effect on the Bank.

     Lending activities are conducted pursuant to a written policy which has been adopted by the Bank. Each loan officer has defined lending authority beyond which loans, depending upon their type and size, must be reviewed and approved by a loan committee comprised of certain officers and directors of the Bank.

     As of December 31, 1996 and 1995, the composition of First Commerce's loan portfolio was as follows:

                                                       1996               1995
                                                 ----------------   ----------------
                                                            % OF               % OF
                                                 AMOUNT    TOTAL    AMOUNT    TOTAL
                                                 -------   ------   -------   ------
                                                       (DOLLARS IN THOUSANDS)
Commercial.....................................  $13,712    20.15%  $19,888    27.74%
Real estate construction.......................    1,442     2.12     4,163     5.81
Commercial real estate.........................   30,449    44.75    24,633    34.36
Residential mortgage...........................   15,471    22.73    14,788    20.63
Consumer and other.............................    6,977    10.25     8,212    11.46
                                                 -------   ------   -------   ------
          Total loans receivable...............   68,051   100.00%   71,684   100.00%
                                                           ======             ======
Less:
  Unearned income and fees.....................     (211)              (224)
  Allowance for credit losses..................   (1,453)   (2.14)%  (1,195)   (1.67)%
                                                 -------   ======   -------   ======
          Loans, net...........................  $66,387            $70,265
                                                 =======            =======

     As of December 31, 1996, the maturities and interest rate sensitivities of First Commerce's loan portfolio, based on remaining scheduled principal repayments, were as follows:

                                                 DUE IN    DUE AFTER ONE
                                                ONE YEAR   YEAR THROUGH    DUE AFTER
                                                OR LESS       5 YEARS       5 YEARS     TOTAL
                                                --------   -------------   ---------   -------
                                                                (IN THOUSANDS)
Commercial....................................  $ 9,241       $ 3,255       $1,216     $13,712
Real estate construction......................      567           828           47       1,442
Commercial real estate........................    9,307        18,819        2,323      30,449
Residential mortgage..........................    6,187         8,324          960      15,471
Consumer and other............................    3,225         3,230          522       6,977
                                                -------       -------       ------     -------
          Total loans receivable..............  $28,527       $34,456       $5,068     $68,051
                                                =======       =======       ======     =======
Loans with maturities over one year:
  Fixed-interest rate.........................                $17,719       $4,115     $21,834
  Variable-interest rate......................                 16,737          953      17,690
                                                              -------       ------     -------
          Total maturities greater than one
            year..............................                $34,456       $5,068     $39,524
                                                              =======       ======     =======

  Asset Quality

     Management seeks to maintain quality assets through sound underwriting and sound lending practices. The largest category of loans in First Commerce's loan portfolio are collateralized by commercial real estate mortgages. As of December 31, 1996 and 1995, 44.74%, and 34.36%, respectively, of the total loan portfolio were collateralized by this type of property. The level of delinquent loans and other real estate owned also is relevant to the credit quality of a loan portfolio. As of December 31, 1996, total non-performing assets were $2.8 million or 2.60% of total assets, compared to $2.1 million or 1.86% of total assets as of December 31, 1995.

     The commercial real estate mortgage loans in First Commerce's portfolio consist of fixed- and adjustable-interest rate loans which were originated at prevailing market interest rates. The Bank's policy has been to originate commercial real estate mortgage loans predominantly in its primary market area, except for those loans purchased from FSB/Osceola. Commercial real estate mortgage loans are generally made in amounts up to 75% of the appraised value of the property securing the loan and entail significant additional risks compared to residential mortgage loans. In making commercial real estate loans, the Bank primarily considers the net operating income generated by the real estate to support the debt service, the financial resources and income level and managerial expertise of the borrower, the marketability of the collateral and the Bank's lending experience with the borrower.

     Unlike residential mortgage loans, which, generally, are made on the basis of the borrower's ability to make repayment from his employment and other income, and which are collateralized by real property whose value tends to be more readily ascertainable, commercial loans typically are underwritten on the basis of the borrower's ability to make repayment from the cash flow of his business and, generally, are collateralized by business assets, such as accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself, which is subject to adverse conditions in the economy. Commercial loans also entail certain additional risks since they usually involve large loan balances to single borrowers or a related group of borrowers, resulting in a more concentrated loan portfolio. Further, the collateral underlying the loans may depreciate over time, cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

     From time to time, the Bank will originate loans on an unsecured basis. As of December 31, 1996 and 1995, unsecured loans totaled $4.6 million and $5.3 million, respectively.

     Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. First Commerce, on a routine basis, monitors these concentrations in order to consider adjustments in its lending practices to reflect economic conditions, loan to deposit ratios, and industry trends. As of December 31, 1996 and 1995, no concentration of loans within any portfolio category to any group of borrowers engaged in similar activities or in a similar business exceeded 10% of total loans, except that as of such dates, loans collateralized with mortgages on real estate represented 68.62% and 60.80%, respectively, of the loan portfolio and were to borrowers in varying activities and businesses.

     The Loan Committee of the Board of Directors of the Bank concentrates its efforts and resources, and that of its senior management and lending officers, on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and the existence and valuations of collateral. In addition, management of the Bank has established a review process with the objective of identifying, evaluating, and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address classified and non-performing loans as early as possible.

  Classification of Assets

     Generally, interest on loans accrues and is credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income and classify a loan on non-accrual status when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation or when principal or interest is past due 90 days or more unless, in the determination of management, the principal and interest on the loan are well collateralized and in the process of collection. Consumer installment loans are generally charged-off after 90 days of delinquency unless adequately collateralized and in the process of collection. Loans are not returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income.

     Real estate acquired by First Commerce as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned ("OREO"). OREO properties are recorded at the lower of cost or fair value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for credit losses at the time it is transferred to OREO. Further write-downs in OREO are recorded at the time management believes additional deterioration in value has occurred and are charged to non-interest expense.

     Interest income that would have been recorded under the original terms of loans on non-accrual status and interest income actually recognized was $309,000 and $126,000, respectively, for the year ended December 31, 1996, and $144,000 and $28,000, respectively, for the year ended December 31, 1995.

     On January 1, 1995, First Commerce adopted Statements of Financial Accounting Standards No. 114 and 118. These Statements address the accounting by creditors for impairment of certain loans and generally require First Commerce to identify loans, for which full repayment of principal and interest will probably not be received, as impaired loans. The Statements require that impaired loans be valued at the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the observable market price of the loan, or the fair value of the underlying collateral if the loan is collateral dependent. First Commerce has implemented the Statements by modifying its quarterly review of the adequacy of the allowance for credit losses to also identify and value impaired loans in accordance with guidance in the Statements. As a result of First Commerce's review, impaired loans totaled $1.9 million and $1.2 million and the allowance for credit losses related to these loans totaled $548,000 and $156,000 as of December 31, 1996 and 1995, respectively. The average balance of impaired loans amounted to approximately $1.5 million and $795,000 during the years ended December 31, 1996 and 1995, respectively. The adoption of the Statements did not have a material effect on the results of operations for the year ended December 31, 1995.

     As of December 31, 1996 and 1995, loans on non-accrual status and other real estate owned, the ratio of such loans and real estate owned to total assets, and certain other related information was as follows:

                                                            1996             1995
                                                       --------------   --------------
                                                                % OF             % OF
                                                                TOTAL            TOTAL
                                                       AMOUNT   LOANS   AMOUNT   LOANS
                                                       ------   -----   ------   -----
                                                           (DOLLARS IN THOUSANDS)
Loans on non-accrual status:
  Commercial.........................................  $1,173   1.72%   $  416    .58%
  Real estate construction...........................      --     --        --     --
  Commercial real estate.............................   1,221   1.79       832   1.16
  Residential mortgage...............................     180   0.26       302    .42
  Consumer and other.................................      72   0.11        57    .08
                                                       ------   ----    ------   ----
          Total loans on non-accrual status..........   2,646   3.89     1,607   2.24
Accruing loans over 90 days delinquent:
  Residential mortgage...............................      --     --       199    .28
Troubled debt restructurings.........................      --     --        --     --
                                                       ------   ----    ------   ----
          Total non-performing loans.................  $2,646   3.89%   $1,806   2.52%
                                                       ======   ====    ======   ====
Other real estate owned..............................  $   79           $  301
                                                       ======           ======
  Total non-performing assets........................  $2,725           $2,107
                                                       ======           ======
Loans past-due:
  30-59 days delinquent..............................  $  905   1.33%   $1,352   1.89%
  60 to 89 days delinquent...........................     115   0.17       286    .40
                                                       ------   ----    ------   ----
          Total loans past-due 30 to 89 days.........   1,020   1.50     1,638   2.29
                                                       ------   ----    ------   ----
Total loans past-due over 30 days....................  $3,666   5.39%   $3,444   4.81%
                                                       ======   ====    ======   ====
As a percentage of total assets:
  Total non-performing loans.........................    2.50%            1.60%
                                                       ======           ======
  Total non-performing assets........................    2.57%            1.86%
                                                       ======           ======
Allowance for credit losses as a percentage of:
  Total loans........................................    2.14%            1.67%
                                                       ======           ======
  Non-performing loans...............................   54.91%           66.17%
                                                       ======           ======

     As of December 31, 1996, loans on non-accrual status totaled $2.6 million and consisted primarily of five customer relationships totaling $2.2 million or 85% of total non-accruing loans.

     The first customer relationship consisted of a commercial real estate mortgage that had a balance of $729,000 as of December 31, 1996. After 1996, the obligors on this loan agreed to increase the balance of the loan by $159,000 so that the proceeds could be used to repay First Commerce for a previously charged-off loan by one of the principals and for attorneys' fees incurred by First Commerce. The mortgage loan has a balance of $888,000 and is collateralized with a first mortgage on a 35 acre recreational vehicle park and fish camp. During 1996, the customer made interest payments which brought the loan to a current status. During the first quarter of 1997, the customer paid interest in advance to September 1, 1997. This loan remains on non-accrual status.

     The second customer relationship consisted of three commercial loans totaling $291,000 at December 31, 1996. During the first quarter of 1997, management charged off $168,000 of the loans, bringing the outstanding balance to market value. The credit is collateralized by accounts receivable, high dump trailers and assignment of leases on high dump trailers. The Bank is receiving the lease payments pursuant to the assignments of the leases. These loans remain on a non-accrual status. Subsequent to March 31, 1997, First

Commerce entered into a sales agreement for a third party to purchase all of the trailers for a cash purchase price of $123,000.

     The third relationship consisted of two loans totaling $195,000. The credit is secured by commercial real estate and a residential property. During the first quarter of 1997, the customer reaffirmed the debt and it was restructured under a new repayment schedule. Subsequent to March 31, 1997, the commercial property securing the loan was sold resulting in First Commerce receiving $195,000.

     The fourth relationship consisted of three loans totaling $232,000 secured by commercial real estate. Subsequent to December 31, 1996, two of the three properties were sold paying off two of the three loans. The remaining balance is $114,000. The remaining loan is being restructured to include additional collateral consisting of an assignment of a lease agreement with a third party on the related commercial real estate. This loan remains on a non-accrual status.

     The fifth relationship consisted of four loans of equal size totaling $771,000 at December 31, 1996. These loans are to four family members and are secured by stock issued on a closely held family corporation, which has filed for Chapter 11 reorganization under the Bankruptcy Code. These loans remain on a non-accrual status.

     After December 31, 1996, four additional loans aggregating $660,000 were placed on non-accrual status. One of these loans is related to the fifth relationship, and consisted of a $300,000 funded letter of credit secured by commercial real estate and an assignment of a life insurance policy having a cash surrender value of approximately $150,000. One of the credits consisted of a $208,000 loan secured by residential real estate. Payments received on this credit are being applied to principal only. The remaining credit consisted of two loans totaling $152,000. The first loan of $107,000 is secured by commercial real estate and the second loan of $45,000 is unsecured. These loans remain on non-accrual status.

     As of December 31, 1996, there were no accruing loans over 90 days delinquent.

     As of December 31, 1996, loans 30 to 89 days delinquent totaled $1,020,000 and consisted primarily of 27 customer relationships totaling $731,000 or 72% of total loans 30 to 89 days delinquent. The remaining $289,000 of loans 30 to 89 days delinquent consisted of a $181,000 loan secured by residential real estate and a $108,000 loan secured by commercial real estate.

     Following the FSB/CBC Merger, First Commerce experienced a significant increase in its classified loans. As a result of the increase in First Commerce's classified loans, management during the fourth quarter of 1995 completed a special review of First Commerce's loan portfolio and instituted a number of steps intended to improve the identification, evaluation, and resolution of First Commerce's problem assets. As a result of these actions, the senior management and loan staff of the Bank meet weekly to review all past due and non-performing loans and to discuss collection activities. The Board of Directors of the Bank also reviews problem assets on a monthly basis. In addition, an independent firm has been retained to conduct periodic loan reviews and make recommendations for improvement. Management has also instituted steps to improve underwriting practices. These actions include establishing a bank credit department separate from the loan origination function, changing loan origination authorities, hiring a senior vice president in charge of commercial lending and an assistant vice president in charge of handling nonaccruing loans and other real estate. Although management believes that the foregoing steps should contribute to an improvement in First Commerce's asset quality over the longer term, no estimate can be made at present as to future levels of problem assets or as to the impact of those assets and related expenses on the financial condition and results of operations of First Commerce.

  Allowance for Credit Losses

     In originating loans, First Commerce recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the credit worthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan, as well as general economic conditions. As a matter of policy, First Commerce maintains an allowance for credit losses. The amount provided for credit losses during any period is based on an evaluation by management of the amount needed to maintain the allowance at a level sufficient to cover anticipated losses and the inherent risk of losses in the loan portfolio. In determining the amount of the allowance, management considers the dollar amount of loans outstanding, its assessment of known or potential problem loans, current economic conditions, the risk characteristics of the various classifications of loans, credit record of its borrowers, the fair market value of underlying collateral and other factors. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the fair value of the underlying collateral for each loan. See "-- Results of Operations -- Provision for Credit Losses."

     Management continues to actively monitor First Commerce's asset quality and to charge-off loans against the allowance for credit losses when appropriate or to provide specific loss allowances when necessary. Although management believes that it uses the best information available at the time to make determinations with respect to allowance for credit losses, subsequent adjustments to the allowance for credit losses may be necessary if future economic conditions or other facts differ from the assumptions used in making the initial determinations or if regulatory policies change.

     As of December 31, 1996 and 1995, the allocation of the allowance for credit losses was as follows:

                                                            1996                1995
                                                      -----------------   -----------------
                                                                 % OF                % OF
                                                               LOANS TO            LOANS TO
                                                                TOTAL               TOTAL
                                                      AMOUNT    LOANS     AMOUNT    LOANS
                                                      ------   --------   ------   --------
                                                             (DOLLARS IN THOUSANDS)
Commercial..........................................  $  634     43.63%   $  348     27.74%
Real estate construction............................      13      0.92        42      5.81
Commercial real estate..............................     586     40.33       465     34.36
Residential mortgage................................     145      9.97       213     20.63
Consumer and other..................................      75      5.15       127     11.46
                                                      ------    ------    ------    ------
          Total allowance for credit losses.........  $1,453    100.00%   $1,195    100.00%
                                                      ======    ======    ======    ======

     During the year ended December 31, 1996, the provision for credit losses was $974,000, compared to $1.2 million during the year ended December 31, 1995, or a decrease of $217,000.

     The Bank continued to provide for loan losses throughout 1996, especially in the fourth quarter. During the fourth quarter, $406,000 was added to the allowance for credit losses, which was in recognition of an increase in charged off loans in the month of December 1996 of $595,000. Total charged off loans, net of recoveries, were $741,000 for 1996 and $742,000 for 1995.

     During 1996, $923,000 of loans were charged off, of which $306,000 consisted of unsecured loans. The three largest charged off loans totaled $617,000, representing 67% of the total loans charged off. The first charged off loan was a $121,000 commercial real estate loan. The second charged off loan was the aggregate balance of three separate commercial real estate loans of $121,000 to one borrower. The third charged off loan was a $375,000 commercial loan, secured by an assignment of proceeds of fruit sales. The Bank was unsuccessful in its efforts or decided it was too costly to protect or seize the related collateral on these three loans.

     During the years ended December 31, 1996 and 1995, the activity in First Commerce's allowance for credit losses was as follows:

                                                               1996       1995
                                                              -------    -------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
Allowance at beginning of period............................  $ 1,195    $   830
Loans charged-off:
  Commercial................................................     (707)      (708)
  Real estate construction..................................       --         --
  Commercial real estate....................................     (103)        --
  Residential mortgage......................................      (37)       (50)
  Consumer and other........................................     (120)       (30)
                                                              -------    -------
          Total loans charged-off...........................     (967)      (788)
                                                              -------    -------
Recoveries:
  Commercial................................................      202         40
  Real estate construction..................................       --         --
  Commercial real estate....................................       --          1
  Residential mortgage......................................       --          1
  Consumer and other........................................       22          4
                                                              -------    -------
          Total recoveries..................................      226         46
                                                              -------    -------
  Net loans charged-off.....................................     (741)      (742)
                                                              -------    -------
FSB/Osceola allowance sold in 1995..........................       --       (119)
                                                              -------    -------
Allowance related to loans purchased from FSB/Osceola.......       25         35
                                                              -------    -------
Provision for credit losses charged to expense..............      974      1,191
                                                              -------    -------
Allowance at end of period..................................  $ 1,453    $ 1,195
                                                              =======    =======
Net charge-offs as a percentage of average loans
  outstanding...............................................     1.05%      1.04%
                                                              =======    =======
Allowance for credit losses as a percentage of period-end
  total loans receivable....................................     2.14%      1.67%
                                                              =======    =======
Allowance for credit losses as a percentage of
  non-performing loans......................................    54.91%     66.17%
                                                              =======    =======
Average loans outstanding...................................  $70,702    $71,414
                                                              =======    =======
Period-end total loans receivable...........................  $68,051    $71,684
                                                              =======    =======

  Investment Securities

     The total investment portfolio decreased to $29.4 million as of December 31, 1996, from $33.7 million as of December 31, 1995, or a decrease of $4.3 million or 12.80%. This decrease was primarily to fund the higher priced deposits leaving the Bank during 1996.

     The following table sets forth the carrying balances of First Commerce's investment portfolio as of December 31, 1996 and 1995:

                                                               1996       1995
                                                              -------    -------
                                                                (IN THOUSANDS)
Securities available-for-sale:
  U.S. Treasury securities..................................  $ 2,008    $ 2,000
  U.S. Government agency obligations........................    4,475      1,001
  FHLMC mortgage-backed securities..........................   12,166     19,430
  FNMA mortgage-backed securities...........................      609      1,177
  Collateralized mortgage obligations:
     FHLMC obligations......................................       --         24
     FNMA...................................................      899        952
                                                              -------    -------
          Total securities available-for-sale...............  $20,157    $24,584
                                                              =======    =======
Securities held-to-maturity:
  U.S. Treasury securities..................................  $    --    $ 2,000
  U.S. Government agency obligations........................      500        500
  State, county and municipal securities....................    1,047      1,059
                                                              -------    -------
          Total held-to-maturity............................  $ 1,547    $ 3,559
                                                              =======    =======
Total investment securities.................................  $21,704    $28,143
                                                              =======    =======
Federal funds sold..........................................  $ 7,688    $ 5,562
                                                              =======    =======
          Total Investment portfolio........................  $29,392    $33,705
                                                              =======    =======

     First Commerce has adopted Statement of Financial Accounting Standards No. 115 ("FAS 115"), which requires companies to classify investments securities, including mortgage-backed securities as either held-to-maturity, available-for-sale, or trading securities. Securities classified as held-to-maturity are carried at amortized cost. Securities classified as available-for-sale are reported at fair value, with unrealized gains and losses, net of tax effect, reported as a separate component of stockholders' equity. Securities classified as trading securities are recorded at fair value, with unrealized gains and losses included in earnings. At December 31, 1996, all mortgage-backed securities were classified as available-for-sale. As a result of the adoption of FAS 115, under which First Commerce expects to continue to classify certain of its mortgage-backed securities as available-for-sale, changes in the underlying market values of such securities could have a material adverse effect on First Commerce's capital position. Typically, an increase in interest rates results in a decrease in underlying market value and an increase in the level of principal repayments on mortgage-backed securities. As a result of a general decrease in interest rates during the past year, decreases in the market value of available-for-sale mortgage-backed securities resulted in a decrease in stockholders' equity of $33,000 at December 31, 1996. Such decrease represents the impact of changes in interest rates on the value and maturity of these investments.

     As allowed by "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board, First Commerce reevaluated the classification of its investment securities and on December 12, 1995, reclassified securities with an amortized cost of $2.1 million and a fair value of $2.1 million from securities held-to-maturity to securities available-for-sale.

     As of December 31, 1996, the maturity distribution and certain other information pertaining to investment securities were as follows:

                                                             AMORTIZED      FAIR
                                                               COST         VALUE      YIELD
                                                            -----------   ---------    -----
                                                            (DOLLARS IN THOUSANDS)
Securities available-for-sale:
  U.S. Treasury securities:
     Due within one year..................................     $ 2,004      $ 2,008    5.66%
                                                               =======      =======    ====
  U.S. Government agency obligations:
     Due within one year..................................     $ 2,000      $ 2,002    5.61%
     Due one to five years................................       2,489        2,473    6.00
                                                               -------      -------    ----
                                                               $ 4,489      $ 4,475    5.82%
                                                               =======      =======    ====
  FHLMC mortgage-backed securities:
     Due within one year..................................     $ 1,665      $ 1,648    6.30%
     Due over ten years(1)................................      10,451       10,518    6.25
                                                               -------      -------    ----
                                                               $12,116      $12,166    6.25%
                                                               =======      =======    ====
  FNMA mortgage-backed securities:
     Due one to five years................................     $    89      $    91    8.50%
     Due over ten years(1)................................         511          518    3.84
                                                               -------      -------    ----
                                                               $   600      $   609    4.53%
                                                               =======      =======    ====
  Collateralized mortgage obligations:
     FNMA mortgage-backed securities:
     Due over ten years(1)................................     $ 1,000      $   899    5.95%
                                                               =======      =======    ====
          Total securities available-for-sale.............     $20,209      $20,157    6.03%
                                                               =======      =======    ====
Securities held-to-maturity:
  U.S. Government agency obligations:
     Due one to five years................................     $   500      $   497    5.52%
                                                               =======      =======    ====
  State, county and municipal obligations:(2)
     Due five to ten years................................     $   300      $   299    4.62%
     Due over ten years...................................         747          792    8.82
                                                               -------      -------    ----
          Total...........................................     $ 1,047      $ 1,091    7.62%
                                                               =======      =======    ====
          Total securities held-to-maturity...............     $ 1,547      $ 1,588    6.94%
                                                               =======      =======    ====

---------------

(1) The mortgage-backed securities and collateralized mortgage obligations were purchased with an expected average life of approximately three years.
(2) Yields on state, county and municipal obligations are not computed on a tax equivalent basis.

     First Commerce invests in mortgage-backed securities that are guaranteed as to principal and interest by the Government National Mortgage Association ("GNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), or the Federal National Mortgage Association ("FNMA"). Although mortgage-backed securities generally have a lower yield than loans, mortgage-backed securities increase the quality of First Commerce's assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of First Commerce. Due to repayment and prepayments of the underlying loans, the actual maturities of mortgage-backed securities are substantially less than the scheduled maturities. First Commerce's portfolio of mortgage-backed securities was purchased with an anticipated average life of approximately three years. Changes in interest and prepayment rates may also affect the average life, yield to maturity, and related market value of First Commerce's mortgage-backed securities. Changes in the market values of First Commerce's mortgage-backed securities may result in volatility in capital based on how First Commerce classifies the securities. See " -- Asset/Liability Management."

  Deposit Activities

     Deposits are the major source of First Commerce's funds for lending and other investment purposes. Deposits are attracted principally from within First Commerce's primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more) and retirement savings plans. As of December 31, 1996 and 1995, the distribution by type of First Commerce's deposit accounts was as follows:

                                                          1996                 1995
                                                   ------------------   -------------------
                                                               % OF                  % OF
                                                   AMOUNT    DEPOSITS    AMOUNT    DEPOSITS
                                                   -------   --------   --------   --------
                                                            (DOLLARS IN THOUSANDS)
Demand deposits..................................  $18,773     19.81%   $ 17,056     16.73%
NOW deposits.....................................   13,722     14.48      15,045     14.76
Money market.....................................    5,136      5.42       4,698      4.61
Savings accounts.................................    8,390      8.86       7,735      7.59
Time deposits under $100,000.....................   42,771     45.14      48,864     47.93
Time deposits $100,000 and over..................    5,957      6.29       8,543      8.38
                                                   -------    ------    --------    ------
          Total deposits.........................  $94,749    100.00%   $101,941    100.00%
                                                   =======    ======    ========    ======

     Time deposits included individual retirement accounts ("IRAs") totalling $6.0 million at December 31, 1996 and 1995, all of which are in the form of certificates of deposit.

     First Commerce's deposits decreased to $94.7 million as of December 31, 1996, from 101.9 million as of December 31, 1995, or a decrease of $7.2 million or 7.06%. This decrease was primarily attributable to the $7.8 million, or 13.6%, decrease in deposits of the Bank. During 1996, the Bank repriced deposits at a lower rate resulting in a decrease in deposits.

     Maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

     FDIC regulations limit the ability of certain insured depository institutions to accept, renew, or rollover deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institutions' normal market area. Under these regulations, "well capitalized" depository institutions may accept, renew, or roll over deposits at such rates without restriction, "adequately capitalized" depository institutions may accept, renew or roll over deposits at such rates with a waiver from the FDIC (subject to certain restrictions on payments of rates), and "undercapitalized" depository institutions may not accept, renew or roll over deposits at such rates. As of December 31, 1996, the Bank met the definition of a "well capitalized" depository institution.

     First Commerce does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on First Commerce. Management believes that substantially all of First Commerce's depositors are residents in its primary market area. First Commerce currently does not accept brokered deposits.

     Time deposits of $100,000 and over, public fund deposits and other large deposit accounts tend to be short-term in nature and more sensitive to changes in interest rates than other types of deposits and, therefore, may be a less stable source of funds. In the event that existing short-term deposits are not renewed, the resulting loss of the deposited funds could adversely affect First Commerce's liquidity. In a rising interest rate market, such short-term deposits may prove to be a costly source of funds because their short-term nature facilitates renewal at increasingly higher interest rates, which may adversely affect First Commerce's earnings. However, the converse is true in a falling interest-rate market where such short-term deposits are more favorable to First Commerce.

     As of December 31, 1996 and 1995, time deposits of $100,000 and over mature as follows:

                                                               1996      1995
                                                              ------    ------
                                                               (IN THOUSANDS)
Due in three months or less.................................  $1,758    $2,130
Due from three months to six months.........................   1,287     1,564
Due from six months to one year.............................   1,389     1,568
Due over one year...........................................   1,523     3,281
                                                              ------    ------
          Total time deposits $100,000 and over.............  $5,957    $8,543
                                                              ======    ======

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data concerning First Commerce have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The principal element of First Commerce's earnings is interest income which may be significantly affected by the level of inflation and by government monetary and fiscal policies adopted in response to inflationary or deflationary pressures.

     Inflation affects the reported financial condition and results of operations of all companies. However, the majority of assets and liabilities of financial institutions are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. Inflation does have an important impact on the growth of total assets and the resulting need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio Inflation also is a factor which may influence interest rates, yet the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. In an effort to cope with the effects of inflation, First Commerce attempts to monitor its interest-rate sensitivity gap position, as discussed above. In addition, a periodic review of banking services and products is conducted to adjust pricing in view of current costs.

FUTURE ACCOUNTING REQUIREMENTS

     Statement of Financial Accounting Standards No. 125 ("FAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. FAS 125 provides standards for distinguishing transfers of financial assets from transfers that are secured borrowings. The accounting and disclosure requirements of FAS 125 will become effective for First Commerce beginning January 1, 1997. Management is in the process of evaluating FAS 125, but does not anticipate that FAS 125 will have a material impact on First Commerce's financial statements.

                             BUSINESS OF BANCGROUP

GENERAL

     BancGroup is a bank holding company registered under the BHCA. It was organized in 1974 under the laws of Delaware and has operated under its current name and management since 1981. BancGroup operates wholly owned commercial banking subsidiaries in the states of Alabama, Florida, Georgia and Tennessee, each under the name "Colonial Bank." Colonial Bank conducts a full service commercial banking business in the state of Alabama through 110 branches. In Tennessee, Colonial Bank conducts a general commercial banking business through three branches. In Georgia, Colonial Bank operates eleven branches in the Atlanta area and three branches in the Dalton area. In Florida, Colonial Bank operates eleven branches in the Orlando and Ormond Beach areas, nine branches in Dade, Broward and Palm Beach counties, six branches in Eustis and Lake County, and eight branches in the Tampa area. Colonial Mortgage Company, a subsidiary of Colonial Bank in Alabama, is a mortgage banking company which services approximately $10.6 billion in residential loans and which originates mortgages in 37 states through 6 regional offices. BancGroup's commercial banking loan portfolio is comprised primarily of commercial real estate loans (24%) and residential real estate loans (43%), a significant portion of which is located within the State of Alabama. BancGroup's growth in loans over the past several years has been concentrated in commercial and residential real estate loans.

     BancGroup plans to merge all of its existing subsidiary banks in Florida, Georgia and Tennessee into its Alabama bank subsidiary, Colonial Bank, no later than July 1, 1997. Thereafter, Colonial Bank will conduct business as a single bank subsidiary of BancGroup in the states of Alabama, Florida, Georgia and Tennessee.

PROPOSED AFFILIATE BANKS

     Since December 31, 1996, BancGroup has acquired six banking institutions, First Family, Tomoka, Fort Brooke, and Jefferson, located in Florida, Bankshares, located in Georgia, and Shamrock, located in Alabama, with aggregate assets and stockholders' equity acquired of $1.1 billion and $82.3 million, respectively. These acquisitions are included in the pro forma statements contained herein.

     See "THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES -- Condensed Pro Forma Statements of Condition (Unaudited)."

     BancGroup has entered into a definitive agreement dated as of March 6, 1997, to acquire Great Southern Bancorp ("Great Southern"). Great Southern is a Florida corporation and is a holding company for Great Southern Bank located in West Palm Beach, Florida. Great Southern will merge with BancGroup and following such merger Great Southern Bank will merge with BancGroup's existing Alabama bank subsidiary, Colonial Bank. Based on the market price of BancGroup Common Stock as of March 24, 1997, a total of 899,698 shares of BancGroup Common Stock would be issued to the stockholders of Great Southern. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the merger, subject to maximum and minimum amounts to be issued. This transaction is subject to, among other things, approval by the stockholders of Great Southern and approval by appropriate regulatory authorities. At December 31, 1996, Great Southern has assets of $119.2 million, deposits of $107.8 million and stockholders' equity of $10.1 million.

     BancGroup has entered into a definitive agreement dated as of May 8, 1997, to acquire First Independence Bank of Florida ("First Independence"). First Independence is a Florida bank located in Fort Myers, Florida. First Independence will merge with BancGroup's Alabama bank subsidiary, Colonial Bank. Based on the market price of BancGroup Common Stock as of May 9, 1997, a total of 562,242 shares of BancGroup Common Stock would be issued to the stockholders of First Independence. The actual number of shares of BancGroup Common Stock to be issued in this transaction will depend upon the market value of such Common Stock at the time of the acquisition. This transaction is subject to, among other things, approval by the stockholders of First Independence and approval by appropriate regulatory authorities. At December 31, 1996, First Independence had assets of $62.5 million, deposits of $57.7 million and stockholders' equity of $4.5 million.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     As of April 30, 1997, BancGroup had issued and outstanding 40,740,357 shares of BancGroup Common Stock with 7,729 stockholders of record. Each such share is entitled to one vote. In addition, as of that date, 1,839,981 shares of BancGroup Common Stock were subject to issue upon exercise of options pursuant to BancGroup's stock option plans and up to 512,800 shares of BancGroup Common Stock were issuable upon conversion of BancGroup's 1986 Debentures. There are currently 100,000,000 shares of BancGroup Common Stock authorized.

     The following table shows those persons who are known to BancGroup to be beneficial owners as of April 30, 1997, of more than five percent of BancGroup's outstanding Common Stock.

                                                                             PERCENTAGE
                                                               COMMON         OF CLASS
NAME AND ADDRESS                                                STOCK      OUTSTANDING(1)
----------------                                              ---------    --------------
Robert E. Lowder(2).........................................  2,888,820(3)     6.78%
  Post Office Box 1108
  Montgomery, AL 36101
James K. Lowder.............................................  2,199,298        5.17%
  Post Office Box 250
  Montgomery, AL 36142
Thomas H. Lowder............................................  2,146,106        5.04%
  Post Office Box 11687
  Birmingham, AL 35202

---------------

(1) Percentages are calculated assuming the issuance of 1,839,981 shares of Common Stock pursuant to BancGroup's stock option plans.
(2) Robert E. Lowder is the brother of James K. and Thomas H. Lowder. Robert E. Lowder disclaims any beneficial ownership interest in the shares owned by his brothers.
(3) Includes 181,020 shares of BancGroup Common Stock subject to options under BancGroup's stock option plans.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table indicates for each director, executive officer, and all executive officers and directors of BancGroup as a group the number of shares of outstanding Common Stock of BancGroup beneficially owned as of April 30, 1997.

                                                                             PERCENTAGE
                                                               COMMON         OF CLASS
NAME                                                            STOCK      OUTSTANDING(1)
----                                                          ---------    --------------
DIRECTORS
Lewis Beville...............................................      1,816           *
Young J. Boozer.............................................     15,256(2)        *
William Britton.............................................     19,616           *
Jerry J. Chesser............................................    147,428           *
Augustus K. Clements, III...................................     18,600           *
Robert S. Craft.............................................     11,994           *
Patrick F. Dye..............................................     37,960(3)        *
Clinton O. Holdbrooks.......................................    280,900(4)        *
D. B. Jones.................................................     20,714(5)        *
Harold D. King..............................................    156,108           *
Robert E. Lowder**..........................................  2,888,820(6)       6.78%

                                                                             PERCENTAGE
                                                               COMMON         OF CLASS
NAME                                                            STOCK      OUTSTANDING(1)
----                                                          ---------    --------------
John Ed Mathison............................................     28,454           *
Milton E. McGregor..........................................         --           *
John C. H. Miller, Jr.......................................     40,480(7)        *
Joe D. Mussafer.............................................     20,264           *
William E. Powell, III......................................     14,352           *
J. Donald Prewitt...........................................    244,940(8)        *
Jack H. Rainer..............................................      2,900           *
Jimmy Rane..................................................         --           *
Frances E. Roper............................................    365,342           *
Simuel Sippial..............................................      2,774           *
Ed V. Welch.................................................     30,454           *
EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
Young J. Boozer, III........................................     46,920(9)        *
W. Flake Oakley, IV.........................................     39,458(9)        *
Michelle Condon.............................................     18,586(9)        *
All Executive Officers and Directors as a Group.............  4,454,136(10)     10.46%

---------------

   * Represents less than one percent.
  ** Executive Officer.
 (1) Percentages are calculated assuming the issuance of 1,839,981 shares of Common Stock pursuant to BancGroup's stock option plans.
 (2) Includes 1,000 shares of Common Stock out of 2,000 shares owned by Young J. Boozer, and Young J. Boozer, III EX U/W Phyllis C. Boozer.
 (3) Includes 35,960 shares of Common Stock subject to options exercisable under BancGroup's stock option plans.
 (4) Includes 24,524 shares of Common Stock subject to options under BancGroup's stock option plans, and 78,998 shares over which Mr. Holdbrooks serves as trustee.
 (5) Mr. Jones holds power to vote these shares as trustee.
 (6) These shares include 181,020 shares of Common Stock subject to options under BancGroup's stock option plans. See the table at "Voting Securities and Principal Stockholders."
 (7) Includes 20,000 shares subject to options.
 (8) Includes 61,604 shares subject to stock options.
 (9) Young J. Boozer, III, W. Flake Oakley, IV and Michelle Condon, hold options respecting 25,000, 18,000 and 11,000 shares of Common Stock, respectively, pursuant to BancGroup's stock option plans.
(10) Includes shares subject to options.

MANAGEMENT INFORMATION

     Certain information regarding the biographies of the directors and executive officers of BancGroup, executive compensation and related party transactions is included in BancGroup's Annual Report on Form 10-K for the fiscal year ending December 31, 1996, at items 10, 11, and 13 and is incorporated herein by reference.

                           BUSINESS OF FIRST COMMERCE

GENERAL

     First Commerce was incorporated under the laws of the State of Florida on March 28, 1984 under the name First Sterling Bancshares, Inc. ("FSB"). On August 31, 1995, FSB closed the merger of Commerce Bank Corporation ("CBC") with and into FSB (the "FSB/CBC Merger"). Upon effectiveness of the FSB/CBC Merger, the corporate name of FSB was changed to First Commerce Banks of Florida, Inc. First Commerce is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and owns 99.7% of the voting shares of First Commerce Bank of Polk County (the "Bank").

     The Bank commenced operations in 1982 under the name First Sterling Bank. Upon the effectiveness of the FSB/CBC Merger, Commerce Bank of Central Florida (a subsidiary of CBC) was merged with and into First Sterling Bank and the name of First Sterling Bank was changed to First Commerce Bank of Polk County. The Bank is a state banking corporation subject to regulation by the Federal Deposit Insurance Corporation ("FDIC") and the Florida Department of Banking and Finance (the "Florida Department"). The Bank's operations are conducted from its main office located in Winter Haven, Florida, a branch office located in Auburndale, Florida, two branch offices located in Lakeland, Florida, and a branch office located in Polk City, Florida.

     The Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by the Bank include: demand interest bearing and noninterest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, cash management, direct deposits, notary services, money orders, night depository, travelers' checks, cashier's checks, domestic collections, savings bonds, bank drafts, drive-in tellers, and banking by mail. In addition, the Bank makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. The Bank provides automated teller machine ("ATM") cards, as a part of the HONOR ATM network, thereby permitting customers to utilize the convenience of larger ATM networks. The Bank does not have trust powers and, accordingly, no trust services are provided.

     The revenues of the Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment and mortgage-backed securities, and short-term investments. The principal sources of funds for the Bank's lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of the Bank are the interest paid on deposits, and operating and general administrative expenses.

     As is the case with banking institutions generally, the Bank's operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve, the FDIC, and the Florida Department. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. The Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

DEPOSIT ACTIVITIES

     Deposits are the major source of the Bank's funds for lending and other investment activities. The Bank considers the majority of its regular savings, demand, NOW and money market deposit accounts to be core deposits. These accounts comprised 48.6% of the Bank's total deposits at December 31, 1996. At December 31, 1996, 51.4% of the Bank's deposits were certificates of deposit. Generally, the Bank attempts to maintain the rates paid on its deposits at a competitive level. Time deposits of $100,000 and over made up 6.3% of the Bank's total deposits at December 31, 1996. The majority of the deposits of the Bank are generated from Polk County. The Bank does not accept brokered deposits. For additional information on the

Bank's deposit activities, see "First Commerce Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Deposit Activities".

LENDING ACTIVITIES

     The Bank offers a range of lending services, including real estate, consumer and commercial loans, to individuals and small businesses and other organizations that are located in or conduct a substantial portion of their business in the Bank's market area. The Bank's loans receivable, net at December 31, 1996 were $66.4 million, or 62.6% of total assets. The interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds, and government regulations. The Bank has no foreign loans or loans for highly leveraged transactions.

     The Bank's loans are concentrated in three major areas: real estate loans, commercial loans, and consumer loans. As of December 31, 1996, 69.6% of the Bank's loan portfolio consisted of loans secured by mortgages on real estate and 20.1% of the loan portfolio consisted of commercial loans. At the same date, 6.8% of the Bank's loan portfolio consisted of unsecured loans.

     The Bank's real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for the construction of single-family residential units or the development of single-family residential building lots. These real estate loans may be made at fixed- or variable-interest rates. The Bank generally does not make fixed-interest rate commercial real estate loans for terms exceeding five years. Loans in excess of three years generally have adjustable-interest rates. The Bank's residential real estate loans generally are repayable in monthly installments based on up to a 30-year amortization schedule with variable-interest rates.

     The Bank's commercial loans include loans to individuals and small-to-medium sized businesses located primarily in Polk County for working capital, equipment purchases, and various other business purposes. A majority of the Bank's commercial loans are secured by equipment or similar assets, but these loans may also be made on an unsecured basis. Commercial loans may be made at variable- or fixed-interest rates. Commercial lines of credit are typically granted on a one-year basis, with loan covenants and monetary thresholds. Other commercial loans with terms or amortization schedules of longer than one year will normally carry interest rates which vary with the prime lending rate and will become payable in full and are generally refinanced in three to five years.

     The Bank's consumer loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis. The majority of these loans are for terms of less than five years and are secured by liens on various personal assets of the borrowers, but consumer loans may also be made on an unsecured basis. Consumer loans are made at fixed-and variable-interest rates, and are often based on up to a five-year amortization schedule.

     Loan originations are derived from a number of sources, including direct solicitation by the Bank's loan officers, existing customers and borrowers, advertising, walk-in customers and, in some instances, referrals from brokers.

     For additional information on the Bank's lending activities, see "First Commerce Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Lending Activities," and "-- Asset Quality."

INVESTMENTS

     The Bank invests a portion of its assets in U.S. Treasury and U.S. Government agency obligations, FHLMC and FNMA mortgage-backed securities, state, county and municipal obligations, certificates of deposit, collateralized mortgage obligations ("CMO's"), and federal funds sold. The Bank's investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of excess funds at reduced yields and risks relative to yields and risks of the loan portfolio, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. For additional information relating to First Commerce's investments, see "First Commerce Management's Discussion and Analysis of

Financial Condition and Results of Operations -- Financial
Condition -- Investment Securities" and Note 5 to the Notes to First Commerce's Consolidated Financial Statements.

FSB/OSCEOLA SALE

     On May 1, 1995, First Commerce sold all of the 240,000 shares of common stock of First Sterling Bank of Osceola County ("FSB/Osceola") (which constituted 80% of the outstanding shares of FSB/Osceola stock) owned by First Commerce to certain unaffiliated individuals. The purchasers of FSB/Osceola paid First Commerce a cash purchase price of $1.8 million, or $7.69 per share, which was approximately equal to 1.45 times the adjusted shareholders' equity per share of FSB/Osceola. The terms of the transaction were the result of arms-length negotiations between First Commerce and the purchasers. The purchase price allowed First Commerce to achieve a profit on the sale, due to the premium over the book value being paid by the purchasers. At the closing of the sale, FSB/Osceola also issued to First Commerce warrants to purchase 24,000 shares of FSB/Osceola common stock exercisable over a five-year period at an exercise price of $5.30 per share. No value for the warrants issued by FSB/Osceola to First Commerce is carried on First Commerce's balance sheet.

     The terms of the agreement for the sale by First Commerce of the FSB/Osceola shares to the purchasers provided that First Commerce would repurchase FSB/Osceola's other real estate owned and classified loans (which the purchasers did not want FSB/Osceola to retain as a result of the sale) and that the Bank would purchase substantially all of the FSB/Osceola loans in several installments over a one-year period. During 1995, $4.6 million of FSB/Osceola loans were purchased ($4.4 million by the Bank and $269,000 by First Commerce), and during 1996, $1.9 million of FSB/Osceola loans were purchased ($1.4 million by the Bank and $450,000 by First Commerce). See "First Commerce Management's Discussion and Analysis of Financial Condition and Results of Operations -- Sale of FSB/Osceola."

EMPLOYEES

     As of December 31, 1996, First Commerce employed 61 full-time employees and one part-time employee. The employees are not represented by a collective bargaining unit. First Commerce and the Bank consider relations with employees to be good.

PROPERTIES

     The main office of First Commerce and the Bank is located at 141 Central Avenue East, Winter Haven, Florida 33880, in a four story building of approximately 28,065 square feet, approximately 17,372 of which is used by the Bank and leased by the Bank from TBG Properties, Inc., a corporation in which eight of the Bank directors (two of whom also serve as First Commerce directors) are shareholders. The lease agreement, with renewal options, expires in 2004. Under the lease agreement, the Bank has the option to purchase the building during the term of the lease for a purchase price equal to the fair market value as determined by a mutually agreed upon M.A.I. appraiser and, if the parties cannot mutually agree upon an appraiser, then by two M.A.I. appraisers (one selected by TBG Properties, Inc. and one selected by the Bank, with one-half of the costs of the appraisals to be paid by the Bank). The purchase price will equal the average of the two appraisals if they do not vary by more than 10% and, if they do, the two appraisers will select a third M.A.I. appraiser, and the purchase price will equal the average of the three appraisals. Either party has the right not to proceed with the purchase and sale if it so notifies the other within 10 days after the amount of the purchase price has been determined pursuant to the appraisal process.

     The Bank also has branch offices located at 3660 Havendale Boulevard, Auburndale, Florida 33823, in a two-story building of approximately 7,500 square feet which is owned by the Bank; at 2215 South Combee Road, Lakeland, Florida 33801 in a one story building of approximately 2,500 square feet which is owned by the Bank; at 3900 South Florida Avenue, Lakeland, Florida 33813 in a one story building of approximately 1,100 square feet which is leased by the Bank (under a month to month lease); and at 212 North Commonwealth Avenue, Polk City, Florida 33868 in a one story building of approximately 1,300 square feet which is owned by the Bank.

LEGAL PROCEEDINGS

     First Commerce and the Bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to their respective businesses. Management does not believe that there is any pending or threatened proceeding against First Commerce or the Bank which, if determined adversely, would have a material adverse effect on First Commerce's consolidated financial position.

PRINCIPAL HOLDERS OF COMMON STOCK

     The following table sets forth information as of March 1, 1997, regarding the ownership of First Commerce Common Stock by each director of First Commerce, and by all directors and executive officers as a group. Unless otherwise indicated, all persons shown in the table have sole voting and investment power with regard to the shares shown.

                                                                SHARES            PERCENTAGE
NAME                                                     BENEFICIALLY OWNED(1)   OF OWNERSHIP
----                                                     ---------------------   ------------
Jack P. Brandon*.......................................         17,790(2)            1.12%
Herbert O. Gingrich....................................         38,925(3)            2.44
Don E. Ingram*.........................................         67,816(4)            4.28
Jerry D. Miller........................................         65,153(5)            3.98
Donald K. Stephens.....................................         72,020(6)            4.48
Robert W. Stickler, Jr.................................         25,930               1.61
Brian K. Swain*........................................         83,037(7)            5.15
Robert C. Turner*......................................         59,411(8)            3.75
All directors and executive officers as a group (9
  persons).............................................        448,272              25.43

---------------

  * Served as a member of the Board of Directors of Commerce Bank Corporation prior to its merger with and into First Commerce on September 1, 1995.
(1) Information related to beneficial ownership is based upon information available to First Commerce and uses "beneficial ownership" concepts set forth in rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, directors are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as otherwise indicated in the notes to this table, the individuals possessed sole voting and investment power as to all shares of First Commerce Common Stock set forth opposite their names. The shares set forth above also include as to each director the number of shares listed below, which represent shares the individual has the right to acquire pursuant to presently exercisable options and warrants:

NAME OF INDIVIDUAL                                          NUMBER OF SHARES
------------------                                          ----------------
Jack P. Brandon...........................................        5,627
Herbert O. Gingrich.......................................        8,925
Jerry D. Miller...........................................       50,813
Donald K. Stephens........................................       23,340
Robert W. Stickler, Jr....................................       25,930
Brian K. Swain............................................       28,144
Don E. Ingram.............................................       16,182

(2) Includes 2,442 shares held by him in trust for his children.
(3) Includes 7,350 shares held by his individual retirement account and 12,150 shares held by his spouse.
(4) Includes 2,442 shares held by him as custodian for his children.
(5) Includes 12,405 shares held by his individual retirement account and 1,935 shares held by his spouse's individual retirement account.
(6) Includes 16,800 shares held by his company's pension plan and 17,000 shares held by his company's profit sharing plan.

(7) Includes 52,519 shares held jointly with his spouse and 2,374 shares held by a trust for his children.
(8) Held by a partnership in which he is a managing partner.

                         ADJOURNMENT OF SPECIAL MEETING

     Approval of the Agreement by First Commerce's shareholders requires the affirmative vote of at least a majority of the total votes eligible to be cast at the Special Meeting. In the event there are an insufficient number of shares of First Commerce Common Stock present in person or by proxy at the Special Meeting to approve the Agreement, First Commerce's Board of Directors intends to adjourn the Special Meeting to a later date provided a majority of the shares present and voting on the motion have voted in favor of such adjournment. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting. Proxies voted against the Agreement and abstentions will not be voted to adjourn the Special Meeting. Abstentions and broker non-votes will not be voted on this matter but will not count as "no votes." If it is necessary to adjourn the Special Meeting and the adjournment is for a period of not more than 30 days from the original date of the Special Meeting, no notice of the time and place of the adjourned meeting need be given the shareholders, other than an announcement made at the Special Meeting.

     The effect of any such adjournment would be to permit First Commerce to solicit additional proxies for approval of the Agreement. While such an adjournment would not invalidate any proxies previously filed as long as the record date for the adjourned meeting remained the same, including proxies filed by shareholders voting against the Agreement, an adjournment would afford First Commerce the opportunity to solicit additional proxies in favor of the Agreement.

                                 OTHER MATTERS

     The Board of Directors of First Commerce is not aware of any business to come before the Special Meeting other than those matters described above in this Prospectus. If, however, any other matters not now known should properly come before the Special Meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors of First Commerce.

             DATE FOR SUBMISSION OF BANCGROUP STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in BancGroup's proxy solicitation materials for its 1998 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at BancGroup's main office at One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101, no later than 120 calendar days in advance of the date of March 14, 1998.

                                 LEGAL MATTERS

     Certain legal matters regarding the shares of BancGroup Common Stock of BancGroup offered hereby are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, of which John C. H. Miller, Jr., a director of BancGroup and of Colonial Bank, is a partner. Such firm received fees for legal services performed in 1996 of $1,474,853. John C. H. Miller, Jr. beneficially owns 40,480 shares of Common Stock. Mr. Miller also received employee-related compensation from BancGroup in 1996 of $41,000. Certain legal matters relating to the Merger are being passed upon for First Commerce by the law firm of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., Orlando, Florida.

                                    EXPERTS

     Coopers & Lybrand L.L.P. serves as the independent accountants for BancGroup. The consolidated financial statements of BancGroup and the supplemental consolidated financial statements of BancGroup, both as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996 are incorporated by reference in this Prospectus in reliance upon the report of such firm, given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

     Carter, Belcourt & Atkinson, P.A. serves as the independent auditors for First Commerce. First Commerce's consolidated financial statements as of December 31, 1996 and 1995 and for the two years ended December 31, 1996 and 1995 are in this Prospectus in reliance upon the report of such firm and are given on the authority of that firm as experts in accounting and auditing. It is expected that a representative of such firm will be present at the Special Meeting.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF FIRST COMMERCE PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE SECRETARY OF FIRST COMMERCE PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING VOTING IN PERSON.

              FIRST COMMERCE BANK OF FLORIDA, INC. AND SUBSIDIARY

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........  F-2
Consolidated Statements of Condition........................  F-3
Consolidated Statements of Income...........................  F-4
Consolidated Statements of Stockholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of First Commerce Banks of Florida, Inc.

     We have audited the accompanying consolidated statements of condition of First Commerce Banks of Florida, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Holding Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Commerce Banks of Florida, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          CARTER, BELCOURT & ATKINSON, P.A.

Winter Haven, Florida
February 14, 1997

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1996        1995
                                                                --------    --------
                                                                    (DOLLARS IN
                                                                     THOUSANDS,
                                                                  EXCEPT FOR SHARE
                                                                      AMOUNTS)
                                       ASSETS
Cash and due from banks (Note 4)............................    $  5,763    $  4,807
Federal funds sold..........................................       7,688       5,562
                                                                --------    --------
          Total cash and cash equivalents...................      13,451      10,369
Investment securities (Note 5):
  Available for sale........................................      20,157      24,584
  Held to maturity..........................................       1,547       3,559
Loans receivable, net of allowance for credit losses (Notes
  6 and 7)..................................................      66,387      70,265
Accrued interest receivable.................................         871       1,013
Property and equipment, less accumulated depreciation (Note
  8)........................................................       1,309       1,304
Other real estate owned.....................................          79         301
Cash surrender value of officers' life insurance ($1,695,000
  face amount)..............................................       1,126       1,079
Deferred tax asset (Note 11)................................         271         165
Refundable income taxes.....................................         213         100
Other assets................................................         558         344
                                                                --------    --------
          TOTAL ASSETS......................................    $105,969    $113,083
                                                                ========    ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits (Note 9).........................................    $ 94,749    $101,941
  Other liabilities.........................................         577         592
                                                                --------    --------
          Total liabilities.................................      95,326     102,533
Minority interest...........................................          30          29
Commitments and contingencies (Notes 14 and 19)
Stockholders' equity (Note 13):
  Preferred stock $.01 par -- 3,000,000 shares authorized
     and none outstanding...................................          --          --
  Common stock $.01 par -- 10,000,000 shares authorized and
     1,585,737 outstanding in 1996 and 1995.................          16          16
  Additional paid-in capital................................       6,738       6,738
  Retained earnings.........................................       3,892       3,754
  Unrealized gain (loss) on securities available for sale,
     net of income taxes (benefit) of $(20) and $8..........         (33)         13
                                                                --------    --------
          Total stockholders' equity........................      10,613      10,521
                                                                --------    --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........    $105,969    $113,083
                                                                ========    ========

          See accompanying notes to consolidated financial statements.

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
                                                               (DOLLARS IN THOUSANDS,
                                                              EXCEPT FOR SHARE AMOUNTS)
Interest Income:
  Loans receivable..........................................   $    7,311    $    7,466
  Investment securities:
     Taxable................................................        1,297         1,682
     Exempt from federal income tax.........................           66            67
  Federal funds sold........................................          283           600
                                                               ----------    ----------
          Total interest income.............................        8,957         9,815
Interest Expense on Deposits................................        3,541         4,168
                                                               ----------    ----------
          Net interest income...............................        5,416         5,647
Provision for Credit Losses (Note 7)........................          974         1,191
                                                               ----------    ----------
          Net interest income after provision for credit
            losses..........................................        4,442         4,456
Other Income:
  Service charges and fees..................................          855           917
  Gain (loss) from sales of investment securities, net......            1          (129)
  Gain on sale of subsidiary................................                        564
  Recognition of deferred gain on sale of building..........           --           171
  Other.....................................................           67            92
                                                               ----------    ----------
          Total other income................................          923         1,615
Other Expenses:
  Compensation and benefits (Note 10).......................        2,465         2,148
  Occupancy and equipment...................................          776           765
  Professional fees.........................................          446           428
  Data processing...........................................          339           300
  Other real estate owned...................................           77           175
  Advertising and promotion.................................           90           163
  FDIC insurance premiums...................................          123           140
  Stationery and supplies...................................          163           121
  Postage and freight.......................................          115           108
  Other.....................................................          617           673
                                                               ----------    ----------
          Total other expenses..............................        5,211         5,021
                                                               ----------    ----------
          Income before taxes on income and minority
            interest........................................          154         1,050
Taxes on Income (Note 11)...................................           15           497
Minority Interest...........................................            1            (6)
                                                               ----------    ----------
Net Income..................................................   $      138    $      559
                                                               ==========    ==========
Net Income Per Share of Common Stock........................   $      .08    $      .34
                                                               ==========    ==========
Weighted Average Number of Shares...........................    1,679,145     1,663,729
                                                               ==========    ==========

          See accompanying notes to consolidated financial statements.

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                   UNREALIZED
                                                                                   GAIN (LOSS)
                                         COMMON STOCK     ADDITIONAL              ON SECURITIES       TOTAL
                                       ----------------    PAID-IN     RETAINED     AVAILABLE     STOCKHOLDERS'
                                        SHARES     COST    CAPITAL     EARNINGS     FOR SALE         EQUITY
                                       ---------   ----   ----------   --------   -------------   -------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)
Balance, December 31, 1994...........  1,585,853   $16      $6,739      $3,195        $(634)         $ 9,316
  Payment for fractional shares......       (116)   --          (1)         --           --               (1)
  Change in unrealized gain on
     securities available for sale,
     net of income taxes of $361.....         --    --          --          --          647              647
  Net income for 1995................         --    --          --         559           --              559
                                       ---------   ---      ------      ------        -----          -------
Balance, December 31, 1995...........  1,585,737    16       6,738       3,754           13           10,521
  Change in unrealized loss on
     securities available for sale,
     net of income tax benefit of
     $28.............................         --    --          --          --          (46)             (46)
  Net income for 1996................         --    --          --         138           --              138
                                       ---------   ---      ------      ------        -----          -------
Balance, December 31, 1996...........  1,585,737   $16      $6,738      $3,892        $ (33)         $10,613
                                       =========   ===      ======      ======        =====          =======

          See accompanying notes to consolidated financial statements.

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
Cash Flows from Operating Activities:
  Net income................................................    $    138      $    559
  Adjustments to reconcile net income to net cash provided
     by (used for) operating activities:
     Minority interest in net income (loss) of consolidated
      subsidiaries..........................................           1            (6)
     Provision for credit losses............................         974         1,191
     Accretions (amortization) of unearned premiums
      (discounts) and loan fees.............................         174          (181)
     Depreciation and amortization..........................         237           171
     Deferred income taxes..................................         (78)         (174)
     Deferred gain recognized on sale of building...........          --          (171)
     Loss on disposal of equipment..........................          --             7
     Gain on sale of subsidiary.............................          --          (564)
     (Gain) loss on sales of investment securities..........          (1)          129
     Loss on sale of other real estate owned................          43            13
     Changes in assets and liabilities net of effects of
      sale of subsidiary:
       (Increase) decrease in:
          Accrued interest receivable.......................         142          (211)
          Cash surrender value of officers' life
            insurance.......................................         (47)          (38)
          Other assets......................................        (184)         (172)
       Decrease in:
          Other liabilities.................................         (15)       (1,363)
                                                                --------      --------
               Net cash provided by (used for) operating
                 activities.................................       1,384          (810)
Cash Flows from Investing Activities:
  Net (increase) decrease in loans receivable, net of
     effects of sale of subsidiary..........................       2,698        (7,423)
  Purchases of investment securities held to maturity.......          --           (95)
  Proceeds from maturities of investment securities held to
     maturity...............................................       2,000         1,110
  Purchases of investment securities available for sale.....      (5,509)      (31,077)
  Proceeds from sales and maturities of investment
     securities available for sale..........................       9,568        30,628
  Cash sold in sale of subsidiary, net of proceeds..........          --        (4,755)
  Proceeds from sale of other real estate owned.............         351           273
  Purchases of property and equipment.......................        (218)         (321)
                                                                --------      --------
               Net cash provided by (used for) investing
                 activities.................................       8,890       (11,660)
Cash Flows from Financing Activities:
  Net increase (decrease) in deposits, net of effects of
     sale of subsidiary.....................................      (7,192)        8,890
  Cash paid for fractional shares...........................          --            (1)
                                                                --------      --------
               Net cash provided by (used for) financing
                 activities.................................      (7,192)        8,889
                                                                --------      --------
Net Increase (Decrease) in Cash and Cash Equivalents........       3,082        (3,581)
Cash and Cash Equivalents, beginning of year................      10,369        13,950
                                                                --------      --------
Cash and Cash Equivalents, end of year......................    $ 13,451      $ 10,369
                                                                ========      ========
Supplemental Disclosures:
  Interest paid in cash.....................................    $  3,614      $  4,112
                                                                ========      ========
  Income taxes paid in cash.................................    $    328      $    877
                                                                ========      ========
Noncash Investing Activities:
  Transfers from loans to other real estate owned...........    $    223      $    147
                                                                ========      ========
  Loans originated on sales of other real estate owned......    $     51      $     --
                                                                ========      ========

          See accompanying notes to consolidated financial statements.

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business Activities. First Commerce Banks of Florida, Inc. (Holding Company) is a bank holding company for its majority owned subsidiary, First Commerce Bank of Polk County (Bank). The Bank provides financial services to individuals and corporate customers.

     Consolidation. The consolidated financial statements include the accounts of the Holding Company and its majority owned subsidiary, Bank. The operations of First Sterling Bank of Osceola County (FSBO) are included in the consolidated financial statements for the period prior to May 1, 1995. The minority interest represents a .30 percent ownership interest in the common stock of the Bank held by third parties. All material intercompany accounts and transactions are eliminated.

     Cash and Cash Equivalents. For purposes of the statements of cash flows, the Holding Company defines cash and cash equivalents as cash and due from banks, which includes currency on hand, demand deposits with other financial institutions and federal funds sold.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for credit losses. Such agencies may require the Bank to recognize changes to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is possible that the allowances for credit losses and foreclosed real estate may materially change in the future.

     Investment Securities. The Bank follows Statement of Financial Accounting Standards No. 115 which requires investment securities that the Bank has the positive intent and ability to hold to maturity to be classified as held to maturity securities and reported at amortized cost. Investment securities that are held principally to sell in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in income. Investment securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

     Gains and losses on the sale of investment securities are computed on the basis of specific identification.

     Loans Receivable and Allowance for Credit Losses. Loans are stated at the amount of unpaid principal, less an allowance for credit losses and net of deferred loan fees and unearned discounts. Interest on loans is recognized over the term of the loan and is calculated using the simple interest method on principal amounts outstanding. Unearned discounts on installment loans are recognized as income over the terms of the loans using the interest method. Loan origination and commitment fees and certain direct origination costs are deferred and amortized as a yield adjustment over the lives of the related loans using a method that approximates the interest method.

     The allowance for credit losses is established through a provision for credit losses charged to expense. The allowance is an amount which management believes may become uncollectible based on an evaluation of the loans in the portfolio and prior loss experience. This evaluation of the potential loss in the loan portfolio includes a review of all loans for which full collection may not be reasonably assured and considers the estimated value of the underlying collateral, loan portfolio composition, historical experience, general

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY economic conditions and other appropriate matters. Loans are charged against the allowance for credit losses when management believes that collection of the principal is unlikely.

     Loan Impairment and Losses. On January 1, 1995, the Holding Company and Bank adopted Statements of Financial Accounting Standards No. 114 and 118. These Statements address the accounting by creditors for impairment of certain loans. The Statements generally require the Holding Company and Bank to identify loans, for which the Holding Company and Bank probably will not receive full repayment of principal and interest, as impaired loans. The Statements require that impaired loans be valued at the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the observable market price of the loan, or the fair value of the underlying collateral if the loan is collateral dependent. The Holding Company and Bank have implemented the Statements by modifying their quarterly review of the adequacy of the allowance for credit losses to also identify and value impaired loans in accordance with guidance in the Statements. As a result of the Holding Company and Banks' review, impaired loans totaled $1,911,000 and $1,182,000 and the allowance for credit losses related to these loans totaled $548,000 and $156,000 as of December 31, 1996 and 1995, respectively. The average balance of impaired loans amounted to approximately $1,547,000 during 1996 and $794,000 during 1995. Cash receipts recorded as interest income on impaired loans was $51,000 in 1996. There were no cash receipts on impaired loans in 1995. The adoption of the Statements did not have a material effect on the results of operations for the year ended December 31, 1995.

     Impairments in accordance with the Statement are recognized by establishing an allowance for credit losses and a corresponding charge to expenses. Subsequent changes in impairment are recognized in the same manner in the period of change.

     The Holding Company and Banks' policy is to discontinue accruing interest on a loan after it has become 90 days delinquent as to payment of principal or interest unless, in the determination of management, the loan is well secured and in process of collection. If the ultimate collectibility of principal, either in whole or in part, is in doubt, any payment received on a loan for which the accrual of interest has been discontinued is applied to reduce principal to the extent necessary to eliminate such doubt. If the ultimate collectibility of principal is not in doubt, interest is credited to income in the period of recovery. Nonaccrual loans are considered impaired loans, except for those nonaccrual loans the Holding Company and Bank have sufficient collateral to collect all principal and interest as specified in the original loan agreement.

     Other Real Estate Owned. Other real estate acquired in settlement of loans is carried at the lower of the fair value of the property less the estimated costs to sell or the Bank's basis in the loan. At the date of acquisition, losses are charged to the allowance for credit losses. Costs incurred to bring the property up to the condition for which it is intended are capitalized up to the property's fair value, while holding costs, legal fees and other direct costs are expensed. Real property, held by the Bank and not used for banking purposes, is recorded with other real estate at cost.

     Property, Equipment and Depreciation. Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

     Net Income per Share of Common Stock. Net income per share of the Holding Company's common stock is computed by dividing net income for the year by the weighted average number of shares of common stock outstanding, including common stock equivalents using the treasury stock method. Warrants and stock options issued to officers and directors are common stock equivalents. Fully-diluted and primary earnings per

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY share are not materially different. Information necessary to calculate net income per share of common stock follows:

                                                                1996        1995
                                                              ---------   ---------
Average common shares outstanding...........................  1,585,737   1,585,853
Common shares assumed outstanding to reflect the dilutive
  effect of warrants to purchase common stock at book
  value.....................................................     53,884      48,186
Common shares assumed outstanding to reflect the dilutive
  effect of stock options to purchase common stock at book
  value.....................................................     39,524      29,690
                                                              ---------   ---------
Weighted average shares.....................................  1,679,145   1,663,729
                                                              =========   =========

     Stock Option and Warrant Plans. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", encourages the Holding Company and Bank to account for employee stock option plans entered into after December 15, 1995 under a fair value based method of accounting, which requires compensation costs to be measured at the grant date of options and recorded over the grantee's service period. Also, the standard provides for these plans to be accounted for under an intrinsic value method, which compensation costs are the excess, if any, of the quoted market price of stock at grant date or other measurement date over the amount the employee must pay to acquire the stock. The standard also requires the Holding Company and Bank to disclose the difference in compensation costs between the two methods if the intrinsic value method is used. The Holding Company and Bank have accounted for previous plans under the intrinsic value method and will continue to do so on future plans; however, no new plans were entered into in 1996. There were no options granted in 1996 and options granted in 1995 approximated fair value; therefore, there were no significant differences in compensation costs between the two methods to disclose.

     Taxes on Income. Accounting policies with respect to taxes on income are described in Note 11.

(2) BUSINESS COMBINATIONS

     On August 31, 1995, First Sterling Bancshares, Inc. (FSB) merged (the Merger) with Commerce Bank Corporation (Commerce). In the Merger, all the outstanding shares of Commerce were exchanged for 746,704 shares of FSB common stock and $1,000 of cash in lieu of fractional shares. In addition, the name of FSB was changed to First Commerce Banks of Florida, Inc. At the same time, their subsidiaries, First Sterling Bank and Commerce Bank of Central Florida, merged together to become First Commerce Bank of Polk County.

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

     The Merger with Commerce has been accounted for as a pooling of interests and all amounts prior to the Merger have been restated to include the results of operations, financial position and cash flows of FSB and Commerce. Interest and other income and net earnings for the individual entities during the periods preceding the Merger were as follows:

                                                                SIX MONTHS
                                                                  ENDED
                                                              JUNE 30, 1995
                                                              --------------
                                                               (UNAUDITED)
                                                              (IN THOUSANDS)
Interest and other income:
  FSB.......................................................      $3,501
  Commerce..................................................       2,536
                                                                  ------
Combined....................................................      $6,037
                                                                  ======
Net earnings:
  FSB.......................................................      $  596
  Commerce..................................................         174
                                                                  ------
Combined....................................................      $  770
                                                                  ======

(3) SALE OF SUBSIDIARY

     On May 1, 1995, the Holding Company sold its stock in FSBO to an unaffiliated third party for approximately $1,845,000. The agreement provided that the Holding Company purchase any other real estate owned at book value from FSBO at the date of the sale and the Bank purchase the existing loan portfolio (including any allowance for credit losses) from FSBO over the one-year period following the sale at book value. At December 31, 1996, the Bank has no remaining commitment to purchase loans from FSBO.

(4) CASH AND DUE FROM BANKS

     The Bank is required to maintain certain average reserve balances pursuant to regulations of the Federal Reserve Board. These balances must be maintained in the form of vault cash or non-interest-bearing deposits at a Federal Reserve Bank. The Bank exceeded this requirement, which was $678,000 and $552,000, at December 31, 1996 and 1995, respectively.

     The Holding Company's cash and due from banks includes $4,699,000 and $3,696,000 maintained at other banks as of December 31, 1996 and 1995, respectively. Funds at each bank are federally insured up to $100,000. The balance of cash not remaining at other banks consists of cash on hand and on deposit with the Federal Reserve.

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

(5) INVESTMENT SECURITIES

     The amortized cost and fair market values of investment securities are summarized as follows:

                                                                GROSS        GROSS
                                                  AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                    COST        GAINS        LOSSES      VALUE
                                                  ---------   ----------   ----------   -------
                                                                 (IN THOUSANDS)
Securities available for sale:
  December 31, 1996:
     U.S. Treasury securities...................   $ 2,004       $ 4          $ --      $ 2,008
     U.S. Government agency obligations.........     4,489         1            15        4,475
     Mortgage-backed securities:
       FHLMC obligations........................    12,116        67            17       12,166
       FNMA obligations.........................       600         9            --          609
     Collateralized mortgage obligations:
       FNMA obligations.........................     1,000        --           101          899
                                                   -------       ---          ----      -------
                                                   $20,209       $81          $133      $20,157
                                                   =======       ===          ====      =======
  December 31, 1995:
     U.S. Treasury securities...................   $ 2,000       $--          $ --      $ 2,000
     U.S. Government agency obligations.........       997         4            --        1,001
     Mortgage-backed securities:
       FHLMC obligations........................    19,370        60            --       19,430
       FNMA obligations.........................     1,172         5            --        1,177
     Collateralized mortgage obligations:
       FHLMC obligations........................        24        --            --           24
       FNMA obligations.........................     1,000        --            48          952
                                                   -------       ---          ----      -------
                                                   $24,563       $69          $ 48      $24,584
                                                   =======       ===          ====      =======
Securities held to maturity:
  December 31, 1996:
     U.S. Government agency obligations.........   $   500       $--          $  3      $   497
     State, county and municipal securities.....     1,047        47             3        1,091
                                                   -------       ---          ----      -------
                                                   $ 1,547       $47          $  6      $ 1,588
                                                   =======       ===          ====      =======
  December 31, 1995:
     U.S. Treasury securities...................   $ 2,000       $--          $  7      $ 1,993
     U.S. Government agency obligations.........       500        --             1          499
     State, county and municipal securities.....     1,059         9            --        1,068
                                                   -------       ---          ----      -------
                                                   $ 3,559       $ 9          $  8      $ 3,560
                                                   =======       ===          ====      =======

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

     Mortgage-backed securities and collateralized mortgage obligations included in investment securities are summarized as follows:

                                         PRINCIPAL   UNAMORTIZED   UNEARNED    CARRYING    FAIR
                                          BALANCE     PREMIUMS     DISCOUNTS    VALUE      VALUE
                                         ---------   -----------   ---------   --------   -------
                                                              (IN THOUSANDS)
Securities available for sale:
  December 31, 1996:
     Mortgage-backed securities:
       FHLMC obligations...............   $11,845       $275           $4      $12,116    $12,166
       FNMA obligations................       589         11           --          600        609
     Collateralized mortgage
       obligations:
       FNMA obligations................     1,000         --           --        1,000        899
                                          -------       ----           --      -------    -------
                                          $13,434       $286           $4      $13,716    $13,674
                                          =======       ====           ==      =======    =======
  December 31, 1995:
     Mortgage-backed securities:
       FHLMC obligations...............   $18,838       $538           $6      $19,370    $19,430
       FNMA obligations................     1,139         33           --        1,172      1,177
     Collateralized mortgage
       obligations:
       FHLMC obligations...............        24         --           --           24         24
       FNMA obligations................     1,000         --           --        1,000        952
                                          -------       ----           --      -------    -------
                                          $21,001       $571           $6      $21,566    $21,583
                                          =======       ====           ==      =======    =======

     Investment securities with amortized costs of $2,500,000 and $2,998,000, and market values of $2,400,000 and $2,992,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits.

     As allowed by "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board, the Bank reevaluated the classification of its investment securities and on December 12, 1995, reclassified securities with an amortized cost of $2,140,000 and a fair value of $2,137,000 from securities held to maturity to securities available for sale.

     Proceeds from sales of investment securities available for sale totaled $9,568,000 in 1996, resulting in $1,000 in gross realized gains, and $28,481,000 in 1995, resulting in $16,000 in gross realized gains and $141,000 in gross realized losses.

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

     The amortized cost and fair value of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                            SECURITIES AVAILABLE    SECURITIES HELD TO
                                                                  FOR SALE               MATURITY
                                                            ---------------------   ------------------
                                                            AMORTIZED      FAIR     AMORTIZED    FAIR
                                                               COST       VALUE       COST      VALUE
                                                            ----------   --------   ---------   ------
                                                                          (IN THOUSANDS)
Within one year...........................................    $ 4,004     $ 4,009    $   --     $   --
One to five years.........................................      2,489       2,474       500        497
Five to ten years.........................................         --          --       300        299
Over ten years............................................         --          --       747        792
                                                              -------     -------    ------     ------
                                                                6,493       6,483     1,547      1,588
Mortgage-backed securities................................     13,716      13,674        --         --
                                                              -------     -------    ------     ------
                                                              $20,209     $20,157    $1,547     $1,588
                                                              =======     =======    ======     ======

(6) LOANS TO OFFICERS AND DIRECTORS

     Certain of the Holding Company's directors and officers are customers and have loans with the Bank. The loans were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers. Activity in loans to directors and officers is as follows:

                                                               1996      1995
                                                              ------    -------
                                                               (IN THOUSANDS)
Balance, at beginning of year...............................  $4,043    $ 3,698
Loans originated............................................     276      1,401
Principal repayments........................................    (987)    (1,056)
                                                              ------    -------
Balance, at end of year.....................................  $3,332    $ 4,043
                                                              ======    =======

(7) LOANS RECEIVABLE

     Loans receivable are at fixed and variable interest rates and consist of:

                                                               1996       1995
                                                              -------    -------
                                                                (IN THOUSANDS)
Commercial..................................................  $13,712    $19,888
Commercial Real Estate......................................   31,891     28,796
Residential Mortgage........................................   15,471     14,788
Consumer and other..........................................    6,977      8,212
                                                              -------    -------
          Total loans receivable............................   68,051     71,684
Less:
  Unearned interest and fees................................     (211)      (224)
  Allowance for credit losses...............................   (1,453)    (1,195)
                                                              -------    -------
                                                              $66,387    $70,265
                                                              =======    =======

     Loans, commitments and standby letters of credit have been granted to customers primarily in the Central Florida area. Commitments to extend credit relate primarily to real estate loans. Standby letters of credit were granted primarily to commercial borrowers.

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

     Subsequent to the sale of FSBO by the Holding Company in 1995, the Bank purchased $4,520,000 and $1,383,000 in loans from FSBO in 1995 and 1996, respectively. The loans were purchased for the unpaid principal balance reduced by the related allowance for credit losses and discounts attributed to these loans, which were transferred to the Bank. Additionally, the Holding Company purchased $189,000 and $493,000 in loans from FSBO in 1995 and 1996, respectively. Due to regulatory rules, the Bank could not acquire any nonaccrual loans so the Holding Company purchased them.

     A summary of changes in the allowance for credit losses is as follows:

                                                               1996      1995
                                                              ------    ------
                                                               (IN THOUSANDS)
Balance at beginning of year................................  $1,195    $  830
Allowance related to loans purchased from FSBO..............      25        35
Provision charged to expense................................     974     1,191
Loans charged off, net of recoveries........................    (741)     (742)
FSBO's allowance sold in 1995...............................      --      (119)
                                                              ------    ------
Balance at end of year......................................  $1,453    $1,195
                                                              ======    ======

     Nonaccrual loans totaled approximately $2,646,000 and $1,607,000 at December 31, 1996 and 1995, respectively. Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                               1996    1995
                                                              ------   -----
                                                              (IN THOUSANDS)
Interest income that would have been recorded...............   $ 309    $144
Interest income recognized..................................    (126)    (28)
                                                               -----    ----
Interest income foregone....................................   $ 183    $116
                                                               =====    ====

(8) PROPERTY AND EQUIPMENT

     Major classes of property and equipment consist of:

                                                               1996     1995
                                                              ------   ------
                                                              (IN THOUSANDS)
Land........................................................  $  223   $  223
Buildings and improvements..................................     672      664
Furniture and equipment.....................................   1,730    1,527
Leasehold improvements......................................      64       59
Construction in progress....................................      15       14
                                                              ------   ------
          Totals............................................   2,704    2,487
Less accumulated depreciation...............................   1,395    1,183
                                                              ------   ------
Net property and equipment..................................  $1,309   $1,304
                                                              ======   ======

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

(9) DEPOSITS

     Deposits consist of:

                                                               1996       1995
                                                              -------   --------
                                                                (IN THOUSANDS)
Non-interest bearing:
  Demand deposits...........................................  $18,773   $ 17,056
Interest bearing:
  Certificates of deposit:
     Less than $100,000.....................................   42,771     48,864
     $100,000 or more.......................................    5,957      8,543
  NOW.......................................................   13,722     15,045
  Savings...................................................    8,390      7,735
  Money market..............................................    5,136      4,698
                                                              -------   --------
                                                              $94,749   $101,941
                                                              =======   ========

     The maturities of certificates of deposit are summarized as follows:

YEAR ENDING DECEMBER 31,
------------------------                                     (IN THOUSANDS)
       1997.................................................    $31,261
       1998.................................................      8,836
       1999.................................................      3,245
       2000.................................................      3,172
       2001.................................................      2,214
                                                                -------
               Total........................................    $48,728
                                                                =======

     Interest expense on deposits is summarized as follows:

                                                               1996        1995
                                                              ------      ------
                                                                (IN THOUSANDS)
Certificates of deposit.....................................  $2,863      $3,448
NOW.........................................................     325         329
Savings.....................................................     185         200
Money market................................................     168         191
                                                              ------      ------
                                                              $3,541      $4,168
                                                              ======      ======

     The Bank held deposits of approximately $1,060,000 and $1,221,000 for officers and directors at December 31, 1996 and 1995, respectively.

(10) PROFIT SHARING PLAN

     Prior to the FSB/Commerce Merger, FSB and Commerce maintained separate employee benefit plans. Under the 401(k) component of the FSB plan, participants were able to contribute up to 15 percent, but not less than 1 percent, of their annual compensation. FSB was required to match the participant's contribution up to the lower of 50% of the participant's contributions or 6% of participant's compensation. Commerce had a noncontributory profit sharing plan which covered all eligible employees. Employer contributions to the Commerce plan were voluntary and at the discretion of the Board of Directors. The Holding Company merged the Commerce Plan into the FSB Plan of Florida, Inc., Employee 401(k) Plan and Trust. Employer contributions under all plans charged to operations were $30,394 in 1996 and $39,685 in 1995.

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

(11) TAXES ON INCOME

     Taxes on income in the accompanying consolidated statements of income are made up of the following components:

                                                              1996     1995
                                                              -----    -----
                                                              (IN THOUSANDS)
Currently payable:
  Federal...................................................  $  90    $ 611
  State.....................................................      3       60
                                                              -----    -----
                                                                 93      671
Deferred:
  Federal...................................................    (67)    (148)
  State.....................................................    (11)     (26)
                                                              -----    -----
                                                                (78)    (174)
                                                              -----    -----
          Total taxes on income.............................  $  15    $ 497
                                                              =====    =====

     Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109. Deferred income taxes are recognized for the tax consequences of temporary differences between the financial reporting bases and the tax bases of the Holding Company's assets and liabilities.

     The components of the net deferred tax asset recognized in the accompanying consolidated statements of condition are:

                                                              1996     1995
                                                              -----    -----
                                                              (IN THOUSANDS)
Deferred tax asset:
  Allowance for credit losses...............................  $ 394    $ 330
  Unrealized loss on securities available for sale..........     20       --
  Other.....................................................     80       51
                                                              -----    -----
                                                                494      381
Deferred tax liability:
  Property and equipment....................................   (175)    (178)
  Cash surrender value of officers' life insurance..........    (48)     (30)
  Unrealized gain on securities available for sale..........     --       (8)
                                                              -----    -----
                                                               (223)    (216)
                                                              -----    -----
Net deferred tax asset......................................  $ 271    $ 165
                                                              =====    =====

     The reconciliation of income tax attributable to operations computed at the federal statutory rates to taxes on income is as follows:

                                                              1996      1995
                                                              ----      ----
                                                              (IN THOUSANDS)
Tax at federal statutory rate...............................  $ 41      $357
State income taxes, net of federal tax benefit..............     4        38
Nondeductible merger expenses...............................    38        72
Other.......................................................   (68)       30
                                                              ----      ----
                                                              $ 15      $497
                                                              ====      ====

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

(12) SHORT TERM BORROWINGS

     The Bank has lines of credit agreements with several financial institutions for a total of $6,000,000 to purchase short term federal funds. No amounts were outstanding at December 31, 1996 and 1995.

(13) STOCK WARRANTS AND STOCK OPTION PLANS

     The Holding Company has outstanding stock warrants to purchase 140,731 shares of common stock. The warrants are exercisable at $4.11 per share and expire in May 1999.

     In May 1992, the Board of Directors approved a stock option plan for officers which provides for the granting of 150,000 stock options to officers of the Holding Company or the Bank. The stock options are exercisable over a period of ten years from the date the plan was adopted at a price of $5.06 per share for 76,000 shares and $6.63 per share for 18,891 shares. Information with respect to stock options under the plan follows:

                                                               1996        1995
                                                              ------      -------
Options outstanding, beginning of year......................  94,891       76,000
Options granted at $6.63 per share..........................      --       18,891
                                                              ------      -------
Options outstanding, end of year............................  94,891       94,891
                                                              ======      =======
Options available for granting, beginning of year...........      --       74,000
Options granted at $6.63 per share..........................      --      (18,891)
Options terminated..........................................      --      (55,109)
                                                              ------      -------
Options available for granting, end of year.................      --           --
                                                              ======      =======

     In August 1992, the Board of Directors approved a stock option plan for directors which provides for the granting of 95,000 stock options to directors of the Holding Company or the Bank. The stock options are exercisable over a period of ten years from the date the plan was adopted at a price of $5.11 per share. Information with respect to stock options under the plan follows:

                                                               1996        1995
                                                              ------      ------
Options outstanding.........................................  91,008      91,008
                                                              ======      ======
Options available...........................................   3,992       3,992
                                                              ======      ======

     In October 1995, the Board of Directors approved a stock option plan for employees which provides for the granting of 55,109 stock options to employees of the Holding Company or the Bank. The stock options are exercisable over a period of ten years from the date the options were granted at a price equal to the fair market value of the common stock at the date of grant. Information with respect to stock options under the plan follows:

                                                               1996         1995
                                                              -------      ------
Options outstanding, beginning of year......................   20,000          --
Options granted at $7.00 per share..........................    9,000      20,000
Options terminated..........................................  (29,000)         --
                                                              -------      ------
Options outstanding, end of year............................       --      20,000
                                                              =======      ======
Options available for granting, end of year.................   55,109      35,109
                                                              =======      ======

     No amounts were charged to expense under any plan in 1996 or 1995.

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

(14) COMMITMENTS AND CONTINGENCIES

     The Bank leases premises in Winter Haven, Florida from an entity controlled by certain directors of the Holding Company under a noncancelable lease that expires December 1999. The agreement contains an option renewal for one additional five-year period. The agreement requires monthly rental payments as well as a pro-rata share of the maintenance, property taxes, and insurance on the premises. The following is a schedule by years of future minimum rental payments required by the lease:

YEAR ENDING DECEMBER 31,
------------------------
1997........................................................    $226,161
1998........................................................     237,469
1999........................................................     249,343
                                                                --------
          Total.............................................    $712,973
                                                                ========

     The lease agreement contains a purchase option for the Bank to purchase the premises. The purchase price for the premises will be the fair value on the date of the exercise of the option as determined by an MAI appraisal.

     Rental expense under all operating leases charged to operations was $259,000 and $230,000 for the years ending December 31, 1996 and 1995, respectively.

     The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit and total $10,365,000 at December 31, 1996.

     Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance by the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recognized on the consolidated statements of condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank has not been required to perform on any financial guarantees during the past two years and did not incur any losses on its commitments in either 1996 or 1995.

     The Bank is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Holding Company's financial position.

     The Bank has salary continuation agreements with two officers which provide for payments to the officers or their beneficiaries of $27,900 and $97,600 annually for fifteen years. The Bank is accruing the estimated amount of future payments to be made under these agreements over the period of the officers' active employment. The payments begin at the earlier of an officer's retirement or death.

     The Bank has entered into an agreement dated September 1, 1996 with a former officer. The agreement provides for the Bank to pay the former officer $108,000, at his discretion, in either a lump sum on September 1, 1997 or in seven equal annual installments. As of December 31, 1996, the Bank has accrued an amount equal to the future payments.

     The Bank has entered into an employment agreement with an officer which expires August 1997. The agreement provides for annual salaries, benefits and covenants not to compete. The agreement is renewable for a one-year term after the original term of two years.

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

(15) HOLDING COMPANY FINANCIAL INFORMATION

     Summary financial information for the Holding Company only as of December 31, 1996 and 1995 and for the years then ended is as follows:

                            STATEMENTS OF CONDITION

                                                               1996      1995
                                                              -------   -------
                                                               (IN THOUSANDS)
                           ASSETS
Cash........................................................  $   887   $ 1,983
Investment in subsidiary....................................    9,365     8,423
Land........................................................       --        --
Other assets................................................      361       115
                                                              -------   -------
          Total Assets......................................  $10,613   $10,521
                                                              =======   =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities.................................................  $    --   $    --
Stockholders' equity........................................   10,613    10,521
                                                              -------   -------
          Total Liabilities and Stockholders' Equity........  $10,613   $10,521
                                                              =======   =======

                              STATEMENTS OF INCOME

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1996    1995
                                                              -----   ----
Revenues....................................................  $ 108   $811
Expenses....................................................    208    732
                                                              -----   ----
Income (loss) before equity in earnings of subsidiaries.....   (100)    79
Equity in earnings of subsidiaries..........................    238    480
                                                              -----   ----
Net income..................................................  $ 138   $559
                                                              =====   ====

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1995
                                                              -------   ------
Cash Flows from Operating Activities:
  Net income................................................  $   138   $  559
  Adjustments to reconcile net income to net cash used for
     operating activities:
     Equity in earnings of subsidiaries.....................     (238)    (480)
     Depreciation...........................................        2       --
     Gain on sale of subsidiary.............................       --     (564)
     Gain on sale of other real estate owned................       --       (2)
     Gain on sale of building...............................       --     (171)
     Provision for credit losses............................     (117)     221
     (Increase) decrease in other assets....................      175     (140)
                                                              -------   ------
          Net cash used for operating activities............      (40)    (577)

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1995
                                                              -------   ------
Cash Flows From Investing Activities:
  Purchase of stock in subsidiary...........................     (750)      --
  Proceeds from sale of subsidiary..........................       --    1,844
  Purchase of loans.........................................     (493)    (188)
  Net decrease in loans receivable..........................      196       --
  Proceeds from sale of other real estate owned.............       --      179
  Purchases of property and equipment.......................       (9)      --
  Dividend from subsidiary..................................       --       80
                                                              -------   ------
          Net cash provided by (used for) investing
           activities.......................................   (1,056)   1,915
Cash Flows From Financing Activities:
  Cash paid for fractional shares...........................       --       (1)
                                                              -------   ------
          Net cash used for financing activities............       --       (1)
                                                              -------   ------
Net Increase (Decrease) in Cash.............................   (1,096)   1,337
Cash, beginning of year.....................................    1,983      646
                                                              -------   ------
Cash, end of year...........................................  $   887   $1,983
                                                              =======   ======

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of financial instruments:

     Cash and due from banks. The carrying amount is a reasonable estimate of fair value.

     Federal funds and investment securities. For federal funds sold and other short-term investments, the carrying amount is a reasonable estimate of fair value. U.S. government and agency obligations, state, county and municipal securities and other investments are valued using quoted market prices.

     Loans receivable. For demand loans, the carrying value is a reasonable estimate of fair value. Fair value of other loans is estimated by discounting estimated future cash flows using the current rates at which similar loans are being offered by the Bank.

     Deposit accounts. The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting future cash flows using the rates currently offered for deposits with similar remaining maturities.

     The fair value estimates were made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the financial instruments, fair value estimates were based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates were subjective in nature and involved uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     The fair value estimates were based on existing on-balance sheet and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that were not considered financial instruments. Other significant assets that were not considered financial instruments included deferred tax assets, other assets, and property and equipment. The tax effects related to the realization of the unrealized gains and losses on investment securities can have a significant impact on fair value estimates and were not considered in the estimates.

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

     The estimated fair values of the Holding Company's financial instruments are as follows:

                                                            1996                    1995
                                                    ---------------------   ---------------------
                                                    CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                                     AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                    --------   ----------   --------   ----------
                                                                   (IN THOUSANDS)
Assets:
  Cash and due from banks.........................  $ 5,763     $ 5,763     $ 4,807     $ 4,807
  Federal funds sold..............................    7,688       7,688       5,562       5,562
  Investment securities...........................   21,704      21,745      28,143      28,144
  Loans receivable, net of allowance..............   66,387      66,742      70,265      70,793
Liabilities:
  Deposits........................................   94,749      94,989     101,941     102,416

(17) REGULATORY CAPITAL REQUIREMENTS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     As of March 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are also presented in the table. No amounts were deducted from capital for interest-rate risk.

              FIRST COMMERCE BANKS OF FLORIDA, INC. AND SUBSIDIARY

                                                                                     TO BE WELL
                                                                                    CAPITALIZED
                                                                                       UNDER
                                                                                       PROMPT
                                                                   FOR CAPITAL       CORRECTIVE
                                                                     ADEQUACY          ACTION
                                                    ACTUAL           PURPOSES        PROVISIONS
                                                ---------------   --------------   --------------
                                                AMOUNT    RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                                                -------   -----   ------   -----   ------   -----
As of December 31, 1996:
  Total Capital (to Risk Weighted Assets):
     Consolidated.............................  $12,037   14.94%  $6,445   8.00%   $  N/A
     First Commerce Bank of Polk County.......   10,784   13.43    6,425   8.00     8,031   10.00%
  Tier I Capital (to Risk Weighted Assets):
     Consolidated.............................   10,584   13.14    3,223   4.00       N/A
     First Commerce Bank of Polk County.......    9,365   11.66    3,212   4.00     4,818    6.00
  Tier I Capital (to Average Assets):
     Consolidated.............................   10,584   10.51    4,028   4.00       N/A
     First Commerce Bank of Polk County.......    9,365    9.37    3,999   4.00     4,999    5.00

(18) FOURTH QUARTER ADJUSTMENT

     In the fourth quarter of 1996, the Holding Company recorded adjustments which decreased its net income by approximately $305,000, net of income tax benefit of $101,000, as the result of amounts charged to the provision for credit losses.

(19) PENDING BUSINESS COMBINATION

     On February 18, 1997, the Holding Company entered into a letter of intent with The Colonial BancGroup, Inc. (Colonial), a multi-bank holding company headquartered in Montgomery, Alabama. The letter of intent relates to the proposed acquisition of First Commerce Banks of Florida, Inc. by Colonial and the conversion of First Commerce Banks of Florida, Inc.'s common stock into Colonial's common stock. The transaction is subject to a number of conditions, including prior approval by regulatory agencies and First Commerce Banks of Florida, Inc.'s shareholders.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         THE COLONIAL BANCGROUP, INC.,

                                      AND

                     FIRST COMMERCE BANKS OF FLORIDA, INC.

                                  DATED AS OF

                                 MARCH 24, 1997

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
ARTICLE 1 -- NAME
  1.1      Name........................................................   A-1
ARTICLE 2 -- MERGER -- TERMS AND CONDITIONS
  2.1      Applicable Law..............................................   A-1
  2.2      Corporate Existence.........................................   A-1
  2.3      Articles of Incorporation and Bylaws........................   A-2
  2.4      Resulting Corporation's Officers and Board..................   A-2
  2.5      Stockholder Approval........................................   A-2
  2.6      Further Acts................................................   A-2
  2.7      Effective Date and Closing..................................   A-2
  2.8      Subsidiary Bank Merger......................................   A-2
ARTICLE 3 -- CONVERSION OF ACQUIRED CORPORATION STOCK
  3.1      Conversion of Acquired Corporation Stock....................   A-2
  3.2      Surrender of Acquired Corporation Stock.....................   A-4
  3.3      Fractional Shares...........................................   A-4
  3.4      Adjustments.................................................   A-4
  3.5      BancGroup Stock.............................................   A-4
  3.6      Dissenting Rights...........................................   A-5
ARTICLE 4 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP
  4.1      Organization................................................   A-5
  4.2      Capital Stock...............................................   A-5
  4.3      Financial Statements; Taxes.................................   A-5
  4.4      No Conflict with Other Instrument...........................   A-6
  4.5      Absence of Material Adverse Change..........................   A-6
  4.6      Approval of Agreements......................................   A-6
  4.7      Tax Treatment...............................................   A-6
  4.8      Title and Related Matters...................................   A-6
  4.9      Subsidiaries................................................   A-7
  4.10     Contracts...................................................   A-7
  4.11     Litigation..................................................   A-7
  4.12     Compliance..................................................   A-7
  4.13     Registration Statement......................................   A-7
  4.14     SEC Filings.................................................   A-7
  4.15     Form S-4....................................................   A-8
  4.16     Brokers.....................................................   A-8
  4.17     Government Authorization....................................   A-8
  4.18     Absence of Regulatory Communications........................   A-8
  4.19     Disclosure..................................................   A-8
ARTICLE 5 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED
             CORPORATION
  5.1      Organization................................................   A-8
  5.2      Capital Stock...............................................   A-9
  5.3      Subsidiaries................................................   A-9
  5.4      Financial Statements; Taxes.................................   A-9
  5.5      Absence of Certain Changes or Events........................  A-10
  5.6      Title and Related Matters...................................  A-11
  5.7      Commitments.................................................  A-11

                                                                         PAGE
                                                                         ----
  5.8      Charter and Bylaws..........................................  A-12
  5.9      Litigation..................................................  A-12
  5.10     Material Contract Defaults..................................  A-12
  5.11     No Conflict with Other Instrument...........................  A-12
  5.12     Governmental Authorization..................................  A-12
  5.13     Absence of Regulatory Communications........................  A-12
  5.14     Absence of Material Adverse Change..........................  A-12
  5.15     Insurance...................................................  A-12
  5.16     Pension and Employee Benefit Plans..........................  A-13
  5.17     Buy-Sell Agreement..........................................  A-13
  5.18     Brokers.....................................................  A-13
  5.19     Approval of Agreements......................................  A-13
  5.20     Disclosure..................................................  A-13
  5.21     Registration Statement......................................  A-13
  5.22     Loans; Adequacy of Allowance for Loan Losses................  A-14
  5.23     Environmental Matters.......................................  A-14
  5.24     Transfer of Shares..........................................  A-14
  5.25     Collective Bargaining.......................................  A-14
  5.26     Labor Disputes..............................................  A-14
  5.27     Derivative Contracts........................................  A-15
ARTICLE 6 -- ADDITIONAL COVENANTS
  6.1      Additional Covenants of BancGroup...........................  A-15
  6.2      Additional Covenants of Acquired Corporation................  A-17
ARTICLE 7 -- MUTUAL COVENANTS AND AGREEMENTS
  7.1      Best Efforts; Cooperation...................................  A-19
  7.2      Press Release...............................................  A-19
  7.3      Mutual Disclosure...........................................  A-19
  7.4      Access to Properties and Records............................  A-20
  7.5      Notice of Adverse Changes...................................  A-20
ARTICLE 8 -- CONDITIONS TO OBLIGATIONS OF ALL PARTIES
  8.1      Approval by Shareholders....................................  A-20
  8.2      Regulatory Authority Approval...............................  A-20
  8.3      Litigation..................................................  A-20
  8.4      Registration Statement......................................  A-20
  8.5      Tax Opinion.................................................  A-21
ARTICLE 9 -- CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION
  9.1      Representations, Warranties and Covenants...................  A-21
  9.2      Adverse Changes.............................................  A-21
  9.3      Closing Certificate.........................................  A-21
  9.4      Opinion of Counsel..........................................  A-22
  9.5      Fairness Opinion............................................  A-22
  9.6      NYSE Listing................................................  A-22
  9.7      Other Matters...............................................  A-22
  9.8      Material Events.............................................  A-22
ARTICLE 10 -- CONDITIONS TO OBLIGATIONS OF BANCGROUP
  10.1     Representations, Warranties and Covenants...................  A-22
  10.2     Adverse Changes.............................................  A-22
  10.3     Closing Certificate.........................................  A-23
  10.4     Opinion of Counsel..........................................  A-23
  10.5     Controlling Shareholders....................................  A-23

                                                                         PAGE
                                                                         ----
  10.6     Other Matters...............................................  A-23
  10.7     Dissenters..................................................  A-23
  10.8     Material Events.............................................  A-23
  10.9     Repurchase of Shares........................................  A-24
ARTICLE 11 -- TERMINATION OF REPRESENTATIONS AND WARRANTIES
ARTICLE 12 -- NOTICES
ARTICLE 13 -- AMENDMENT OR TERMINATION
  13.1     Amendment...................................................  A-24
  13.2     Termination.................................................  A-24
  13.3     Damages.....................................................  A-25
  13.4     Acquisition Proposal; Termination and Fee...................  A-25
ARTICLE 14 -- DEFINITIONS
ARTICLE 15 -- MISCELLANEOUS
  15.1     Expenses....................................................  A-29
  15.2     Benefit.....................................................  A-29
  15.3     Governing Law...............................................  A-29
  15.4     Counterparts................................................  A-29
  15.5     Headings....................................................  A-30
  15.6     Severability................................................  A-30
  15.7     Construction................................................  A-30
  15.8     Return of Information.......................................  A-30
  15.9     Equitable Remedies..........................................  A-30
  15.10    Attorneys' Fees.............................................  A-30
  15.11    No Waiver...................................................  A-30
  15.12    Remedies Cumulative.........................................  A-30
  15.13    Entire Contract.............................................  A-30

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 24th day of March 1997, by and between FIRST COMMERCE BANKS OF FLORIDA, INC. ("Acquired Corporation"), a Florida corporation, and THE COLONIAL BANCGROUP, INC. ("BancGroup"), a Delaware corporation.

                              W I T N E S S E T H

     WHEREAS, Acquired Corporation operates as a bank holding company for its wholly owned subsidiary, First Commerce Bank of Polk County (the "Bank"), with its principal office in Winter Haven, Florida; and

     WHEREAS, BancGroup is a bank holding company with Subsidiary banks in Alabama, Florida, Georgia and Tennessee; and

     WHEREAS, Acquired Corporation wishes to merge with BancGroup; and

     WHEREAS, it is the intention of BancGroup and Acquired Corporation that such Merger shall qualify for federal income tax purposes as a "reorganization" within the meaning of section 368(a) of the Code, as defined herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE 1

                                      NAME

     1.1 Name. The name of the corporation resulting from the Merger shall be "The Colonial BancGroup, Inc."

                                   ARTICLE 2

                         MERGER -- TERMS AND CONDITIONS

     2.1 Applicable Law. On the Effective Date, Acquired Corporation shall be merged with and into BancGroup (herein referred to as the "Resulting Corporation" whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the DGCL and, to the extent applicable, the FBCA. The offices and facilities of Acquired Corporation and of BancGroup shall become the offices and facilities of the Resulting Corporation.

     2.2 Corporate Existence. On the Effective Date, the corporate existence of Acquired Corporation and of BancGroup shall, as provided in the DGCL and the FBCA, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Corporation and BancGroup. All rights, franchises and interests of Acquired Corporation and BancGroup, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Corporation and BancGroup, respectively, on the Effective Date.

     2.3 Articles of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the restated certificate of incorporation and bylaws of BancGroup as they exist immediately before the Effective Date.

     2.4 Resulting Corporation's Officers and Board. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of BancGroup as of the Effective Date.

     2.5 Stockholder Approval. This Agreement shall be submitted to the shareholders of Acquired Corporation at the Stockholders Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Acquired Corporation as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in section
2.7 hereof.

     2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Corporation or BancGroup, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, BancGroup and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Acquired Corporation or BancGroup, or otherwise, to take any and all such action.

     2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Certificate of Merger to be issued by the Secretary of State of the State of Delaware (such time being herein called the "Effective Date"). Assuming all other conditions to the Closing have been or will be satisfied as of the Closing, the Closing shall take place at the offices of BancGroup, in Montgomery, Alabama, at 11:00 a.m. on a date specified by BancGroup that shall be as soon as reasonably practicable after the later to occur of the Stockholder Meeting or all required regulatory approvals under
Section 8.2, or at such other place and time that the Parties may mutually agree.

     2.8 Subsidiary Bank Merger. BancGroup and Acquired Corporation anticipate that immediately after the Effective Date the Bank will merge with and into Colonial Bank, BancGroup's Florida Subsidiary bank. The exact timing and structure of such merger are not known at this time, and BancGroup in its discretion will finalize such timing and structure at a later date. Acquired Corporation will cooperate with BancGroup, including the call of any special meetings of the board of directors of the Bank and the filing of any regulatory applications, in the execution of appropriate documentation relating to such merger, including the taking of any action required by section 3.1(e) hereof.

                                   ARTICLE 3

                    CONVERSION OF ACQUIRED CORPORATION STOCK

     3.1 Conversion of Acquired Corporation Stock. (a) On the Effective Date, each share of common stock of Acquired Corporation outstanding and held by Acquired Corporation's shareholders (the "Acquired Corporation Stock"), shall be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock (the "Merger Consideration") at the rate of
 .4326 of a share of BancGroup Common Stock for each share of Acquired Corporation Stock, provided that the Market Value for BancGroup is not less than $19.35 and not greater than $25.16. If the Market Value is less than $19.35, then each share of Acquired Corporation Stock outstanding at the Effective Date shall be converted into the number of shares of BancGroup Common Stock that shall equal $8.37 divided by the Market Value. If the Market Value is greater than $25.16, then each share of Acquired Corporation Stock shall be converted into such number of shares of BancGroup Common Stock that shall equal $10.88 divided by the Market Value, subject to section 3.1(d) below. The appropriate ratio that is used to calculate the Merger Consideration based upon the Market Value as set forth above is referred to as the "Exchange Ratio." For these purposes, the "Market Value" shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten consecutive trading days ending on the trading day five calendar days preceding the Effective Date. As of the date hereof, there are 1,585,737 shares of Acquired Corporation Stock outstanding. To the extent that the number of shares of Acquired Corporation Stock may increase based upon the exercise of Acquired Corporation Options or the exercise of Acquired Corporation warrants, the number of shares of BancGroup Common Stock to be issued in the Merger shall be increased with each share of Acquired Corporation Stock outstanding at the Effective Date exchanged for shares of BancGroup Common Stock at the Exchange Ratio.

     (b)(i) On the Effective Date, BancGroup shall assume all Acquired Corporation Options outstanding, and each such option shall cease to represent a right to acquire Acquired Corporation common stock and shall, instead, represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Acquired Corporation Options except as specified below in this section. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Acquired Corporation common stock subject to such Acquired Corporation Options multiplied by the Exchange Ratio, provided that no fractions of shares of BancGroup Common Stock shall be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Acquired Corporation Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or by paying for such fraction in cash, based upon the Market Value. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Acquired Corporation common stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. It is intended that the assumption by BancGroup of the Acquired Corporation Options shall be undertaken in a manner that will not constitute a "modification" as defined in
Section 424 of the Code as to any stock option which is an "incentive stock option." Schedule 3.1 hereto sets forth the names of all persons holding Acquired Corporation Options, the number of shares of Acquired Corporation common stock subject to such options, the exercise price and the expiration date of such options.

     (ii) In lieu of the foregoing section 3.1(b)(i), and at the election of holders of Acquired Corporation Options, BancGroup shall pay at the Closing a sum in cash equal to the difference between the exercise price of Acquired Corporation Options and the value of such options using the Market Value to calculate the value of such options based upon the Exchange Ratio. Any Holder of such options may notify BancGroup in writing at any time prior to the Closing of his or her election to receive such cash.

     (iii) BancGroup shall file at its expense a registration statement with the SEC on Form S-8 (including the Form S-4 to be filed in connection with the Merger) with respect to the shares of BancGroup Common Stock to be issued pursuant to Acquired Corporation Options and pursuant to the Acquired Corporation warrants assumed under section 3.1(c), and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options or warrants remain outstanding. Such shares shall also be registered or qualified for sale under the securities laws of any state in which registration or qualification is necessary.

     (c) (i) On the Effective Date, BancGroup will assume Acquired Corporation's warrants respecting the issuance of 140,716 shares of Acquired Corporation Stock. Such warrants shall be exercisable for shares of BancGroup Common Stock, with each share of Acquired Corporation Stock that would have been issued upon exercise of such warrant being convertible into such number of shares of BancGroup Common Stock equal to one share of Acquired Corporation common stock multiplied by the Exchange Ratio and with the exercise price for such warrants divided by the Exchange Ratio. No fractions of shares of BancGroup Common Stock will be issued upon conversion and exercise of such warrants, and if a fraction exists, such fraction shall be rounded to the nearest whole number or shall be paid in cash based upon the Market Value.

     (ii) In lieu of the foregoing Section 3.1(c)(i), and at the election of holders of such warrants, BancGroup shall pay at the Closing a sum in cash equal to the difference between the exercise price of such warrants and the value of such warrants using the Market Value to calculate the value of such warrants based upon the Exchange Ratio. Any Holder of such warrants may notify BancGroup in writing at any time prior to the Closing of his or her election to receive such cash.

     (d) If BancGroup publicly announces prior to the Effective Date that is has entered into an agreement pursuant to which BancGroup will be acquired through a merger, sale of assets of BancGroup or tender offer or exchange offer for BancGroup common stock (or otherwise), then the Exchange Ratio shall be determined for all purposes of this Agreement by disregarding whether the Market Value is greater than $25.16. Any merger in which BancGroup is the surviving corporation that does not involve a change of control of BancGroup shall be excluded from the preceding sentence. For this purpose a "change of control" means the acquisition of beneficial ownership of the common stock of BancGroup by any person or group (as that term is defined under section 13(d) of the 1934
Act) of more than 50 percent of the outstanding shares of such stock.

     (e) There are currently 600 shares of outstanding common stock of the Bank that are held by shareholders other than Acquired Corporation. Prior to the Effective Date, Acquired Corporation and Colonial Bank, BancGroup's bank subsidiary in Florida, will enter into a merger agreement providing for a merger of the Bank with Colonial Bank following consummation of the Merger pursuant to the provisions of the Florida Banking Code and the Alabama Banking Code, as applicable. It is the intention of the Parties that on the Effective Date, and following the Closing, the Bank will be merged with Colonial Bank and that cash will be paid to such shareholders in an amount per share equal to the per share Merger Consideration received by shareholders of Acquired Corporation.

     3.2 Surrender of Acquired Corporation Stock. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Corporation Stock who is entitled to receive BancGroup Common Stock shall be entitled, upon surrender to BancGroup of their certificate or certificates representing shares of Acquired Corporation Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as BancGroup may reasonably require and, if BancGroup reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as BancGroup may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of BancGroup Common Stock into and for which the shares of Acquired Corporation Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Corporation Stock and which is to be converted into BancGroup Common Stock shall for all purposes evidence ownership of the BancGroup Common Stock into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such BancGroup Common Stock shall be made until the certificates previously representing shares of Acquired Corporation Stock shall have been properly tendered.

     3.3 Fractional Shares. No fractional shares of BancGroup Common Stock shall be issued, and each holder of shares of Acquired Corporation Stock having a fractional interest arising upon the conversion of such shares into shares of BancGroup Common Stock shall, at the time of surrender of the certificates previously representing Acquired Corporation Stock, be paid by BancGroup an amount in cash equal to the Market Value of such fractional share.

     3.4 Adjustments. In the event that prior to the Effective Date BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Acquired Corporation Stock shall be converted.

     3.5 BancGroup Stock. The shares of Common Stock of BancGroup issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.

     3.6 Dissenting Rights. Any shareholder of Acquired Corporation who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the FBCA, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Acquired Corporation Stock. If after the Effective Date a dissenting shareholder of Acquired Corporation fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares of Acquired Corporation Stock, BancGroup shall issue and deliver the consideration to which such holder of shares of Acquired Corporation Stock is entitled under Section 3.1 (without interest) upon surrender of such holder of the certificate or certificates representing shares of Acquired Corporation Stock held by him.

                                   ARTICLE 4

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

     BancGroup represents, warrants and covenants to and with Acquired Corporation as follows:

     4.1 Organization. BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.

     4.2 Capital Stock. (a) The authorized capital stock of BancGroup consists of (A) 44,000,000 shares of Common Stock, $2.50 par value per share, of which as of February 14, 1997, 38,880,014 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (not counting additional shares subject to issue pursuant to stock option and other plans and convertible debentures), and (B) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of BancGroup Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Corporation.

     (b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancGroup.

     4.3 Financial Statements; Taxes. (a) BancGroup has delivered to Acquired Corporation copies of the following financial statements (as restated) of
BancGroup:

          (i) Consolidated balance sheets as of December 31, 1994, and December 31, 1995, and for the nine months ended September 30, 1996;

          (ii) Consolidated statements of operations for each of the three years ended December 31, 1993, 1994 and 1995, and for the nine months ended September 30, 1996;

          (iii) Consolidated statements of cash flows for each of the three years ended December 31, 1993, 1994 and 1995, and for the nine months ended September 30, 1996; and

          (iv) Consolidated statements of changes in shareholders' equity for the three years ended December 31, 1993, 1994 and 1995, and for the nine months ended September 30, 1996.

     All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, shareholders' equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of

BancGroup and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancGroup for the nine months ended September 30, 1996, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) All Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

     4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

     4.5 Absence of Material Adverse Change. Since the date of the most recent balance sheet provided under section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

     4.6 Approval of Agreements. The board of directors of BancGroup has approved this Agreement and the transactions contemplated by it and has authorized the execution and delivery by BancGroup of this Agreement. This Agreement constitutes the legal, valid and binding obligation of BancGroup, enforceable against it in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable law. Subject to the matters referred to in section 8.2, BancGroup has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

     4.7 Tax Treatment. BancGroup has no present plan to sell or otherwise dispose of any of the Assets of Acquired Corporation, subsequent to the Merger, and BancGroup intends to continue the historic business of Acquired Corporation.

     4.8 Title and Related Matters. BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, reflected in the most recent balance sheet referred to in section 4.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

     4.9 Subsidiaries. Each Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Subsidiaries considered as one enterprise; each of the banking Subsidiaries of BancGroup has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted to and may be conducted by subsidiaries of registered bank holding companies.

     4.10 Contracts. Neither BancGroup nor any of its Subsidiaries is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of BancGroup, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     4.11 Litigation. Except as disclosed in or reserved for in BancGroup's financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which may have any Material Adverse Effect or prospective Material Adverse Effect, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented. To the Knowledge of BancGroup, each of BancGroup and its Subsidiaries has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on BancGroup and its Subsidiaries taken as a whole.

     4.12 Compliance. BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses.

     4.13 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders' Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Acquired Corporation or any of its representatives expressly for use in the Proxy Statement or information included in the Proxy Statement regarding the business of Acquired Corporation, its operations, Assets and capital.

     4.14 SEC Filings. (a) BancGroup has heretofore delivered to Acquired Corporation copies of BancGroup's: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) 1995 Annual

Report to Shareholders; (iii) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996; and (iv) any reports on Form 8-K, filed by BancGroup with the SEC since December 31, 1995. Since December 31, 1995, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act and the 1934 Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The documents incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Stockholders Meeting.

     4.15 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement.

     4.16 Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Acquired Corporation and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fees, brokerage commissions or other like payments.

     4.17 Government Authorization. BancGroup and its Subsidiaries have all Permits that, to the Knowledge of BancGroup and its Subsidiaries, are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

     4.18 Absence of Regulatory Communications. Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

     4.19 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Corporation by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

                                   ARTICLE 5

       REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED CORPORATION

     Acquired Corporation represents, warrants and covenants to and with BancGroup, as follows:

     5.1 Organization. Acquired Corporation is a Florida corporation, and the Bank is a Florida state bank. Each Acquired Corporation Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

     5.2 Capital Stock. (i) As of the date hereof, the authorized capital stock of Acquired Corporation consisted of 10,000,000 shares of common stock, $0.01 par value per share, 1,585,737 shares of which are issued and outstanding, and 3,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Acquired Corporation has 182,999 shares of common stock subject to exercise at any time pursuant to Acquired Corporation Options under its stock option plans and 140,716 shares of common stock subject to issue upon the exercise of its stock purchase warrants originally issued by Commerce Bank of Central Florida and due to expire in May, 1999. Except for the foregoing, Acquired Corporation does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock, including the grant or issuance of Acquired Corporation Options.

     5.3 Subsidiaries. Acquired Corporation has no direct Subsidiaries other than the Bank, and there are no Subsidiaries of the Bank. Acquired Corporation owns its outstanding shares of capital stock of the Bank free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of the Subsidiaries have been validly issued and are fully paid and non-assessable. As of the date hereof, there were 300,000 shares of the common stock, par value $5.00 per share, authorized of the Bank, 290,017 of which are issued and outstanding and all but 600 of which are wholly owned by Acquired Corporation. The Bank has no arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

     5.4 Financial Statements; Taxes (a) Acquired Corporation has delivered to BancGroup copies of the following financial statements of Acquired Corporation:

          (i) Consolidated statements of financial condition as of December 31, 1994 and 1995, and for the nine months ended September 30, 1996;

          (ii) Consolidated statements of income for each of the three years ended December 31, 1993, 1994 and 1995, and for the nine months ended September 30, 1996;

          (iii) Consolidated statements of stockholders' equity for each of the three years ended December 31, 1993, 1994, and 1995, and for the nine months ended September 30, 1996; and

          (iv) Consolidated statements of cash flows for the three years ended December 31, 1993, 1994 and 1995, and for the nine months ended September 30, 1996.

     All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Corporation and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Acquired Corporation. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Acquired Corporation did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, stockholders' equity and cash flows present fairly the results of operation, changes in shareholders equity and cash flows of Acquired Corporation for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of Acquired Corporation for the nine months ended September 30, 1996, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) Except as set forth on Schedule 5.4(b), all Tax returns required to be filed by or on behalf of Acquired Corporation have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Acquired Corporation, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Corporation accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Corporation may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Corporation, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Corporation. Acquired Corporation has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) Each Acquired Corporation Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired Corporation Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

     5.5 Absence of Certain Changes or Events. Except as set forth on Schedule 5.5, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Acquired Corporation Company has

          (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing Acquired Corporation Options or existing Acquired Corporation warrants and shares issued as director's qualifying shares;

          (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

          (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities;

          (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

          (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

          (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

          (h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (i) except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;

          (l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

          (m) entered into any other material transaction other than in the ordinary course of business; or

          (n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

     Between the date hereof and the Effective Date, no Acquired Corporation Company, without the express written approval of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 5.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Corporation Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of BancGroup.

     5.6 Title and Related Matters.

     (a) Title. Acquired Corporation has good and marketable title to all the properties, interest in properties and Assets, real and personal, reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Corporation, the material structures and equipment of each Acquired Corporation Company comply in all material respects with the requirements of all applicable Laws.

     (b) Leases. Schedule 5.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Corporation Company, either as lessor or lessee.

     (c) Personal Property. Schedule 5.6(c) sets forth a depreciation schedule of each Acquired Corporation Company's fixed Assets as of the date hereof.

     (d) Computer Hardware and Software. Schedule 5.6(d) contains a description of all agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Corporation Company. Acquired Corporation is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Acquired Corporation Company.

     5.7 Commitments. Except as set forth in Schedule 5.7, no Acquired Corporation Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days' (or less) notice, (ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement,
(iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Acquired Corporation Company. Complete and accurate copies of all Contracts, plans and other items so listed have been made or will be made available to BancGroup for inspection.

     5.8 Charter and Bylaws. Schedule 5.8 contains true and correct copies of the articles of incorporation and bylaws of each Acquired Corporation Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of BancGroup.

     5.9 Litigation. There is no Litigation (whether or not purportedly on behalf of Acquired Corporation) pending or, to the Knowledge of Acquired Corporation, threatened against or affecting any Acquired Corporation Company (nor is Acquired Corporation aware of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Acquired Corporation, and no Acquired Corporation Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Acquired Corporation. To the Knowledge of Acquired Corporation, each Acquired Corporation Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Acquired Corporation.

     5.10 Material Contract Defaults. Except as disclosed on Schedule 5.10, no Acquired Corporation Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Acquired Corporation, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     5.11 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Acquired Corporation Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Corporation Company.

     5.12 Governmental Authorization. Each Acquired Corporation Company has all Permits that, to the Knowledge of Acquired Corporation, are or will be legally required to enable any Acquired Corporation Company to conduct its business in all material respects as now conducted by each Acquired Corporation Company.

     5.13 Absence of Regulatory Communications. Except as provided in Schedule 5.13, no Acquired Corporation Company is subject to, nor has any Acquired Corporation Company received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

     5.14 Absence of Material Adverse Change. To the Knowledge of Acquired Corporation, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Corporation Company.

     5.15 Insurance. Each Acquired Corporation Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Corporation reasonably believes to be adequate for the type of business conducted by such company. No Acquired Corporation Company is liable for any material retroactive premium adjustment. All insurance policies and

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bonds are valid, enforceable and in full force and effect, and no Acquired
Corporation Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no Acquired Corporation Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Corporation Company at all times from the date hereof to the Effective Date.

     5.16 Pension and Employee Benefit Plans. (a) To the Knowledge of Acquired Corporation, all employee benefit plans of each Acquired Corporation Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Schedule 5.16, no Acquired Corporation Company sponsors or otherwise maintains a "pension plan" within the meaning of section 3(2) of ERISA or any other retirement plan other than the 401(k) plan of Acquired Corporation that is intended to qualify under section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Acquired Corporation, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Acquired Corporation Company.

     (b) To the Knowledge of Acquired Corporation, no amounts payable to any employee of any Acquired Corporation Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

     5.17 Buy-Sell Agreement. To the Knowledge of Acquired Corporation, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Corporation, any similar agreement or any voting agreement or voting trust in respect of any such shares.

     5.18 Brokers. Except for services provided by T. Stephen & Johnson and Associates, Inc., and Austin Associates, Inc., all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Corporation directly with BancGroup and without the intervention of any other person, either as a result of any act of Acquired Corporation, or otherwise, in such manner as to give rise to any valid claim against Acquired Corporation for a finder's fee, brokerage commission or other like payment.

     5.19 Approval of Agreements. The board of directors of Acquired Corporation has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Corporation of this Agreement. Subject to the matters referred to in section 8.2, Acquired Corporation has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Corporation in accordance with this Agreement, Acquired Corporation shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

     5.20 Disclosure. No representation or warranty, nor any statement or certificate furnished or to be furnished to BancGroup by Acquired Corporation, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

     5.21 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of

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

Acquired Corporation, its Assets, properties, operations, and capital stock or to information furnished in writing by Acquired Corporation or its representatives expressly for inclusion in the Proxy Statement.

     5.22 Loans; Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on the most recent financial statements furnished by Acquired Corporation have been calculated in accordance with prudent and customary banking practices and are adequate in all material respects to reflect the risk inherent in the loans of Acquired Corporation. Acquired Corporation has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. Each loan reflected as an Asset on the financial statements of Acquired Corporation is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles. Acquired Corporation does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22, Acquired Corporation has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

     5.23 Environmental Matters. Except as provided in Schedule 5.23, to the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the "Environmental Laws"), and Acquired Corporation has no Knowledge that any Acquired Corporation Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Corporation Company. To the Knowledge of Acquired Corporation, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Acquired Corporation, with respect to Assets of or owned by any Acquired Corporation Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed;
(ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (iii) there are no underground storage tanks on any premises owned or leased by any Acquired Corporation Company. Acquired Corporation has no Knowledge of any facts which might suggest that any Acquired Corporation Company has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject any Acquired Corporation Company to any Liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990) or any similar principles. Moreover, to the Knowledge of Acquired Corporation, no Acquired Corporation Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained.

     5.24 Transfer of Shares. Acquired Corporation has no Knowledge of any plan or intention on the part of Acquired Corporation's shareholders to sell or otherwise dispose of any of the BancGroup Common Stock to be received by them in the Merger that would reduce such shareholders' ownership to a number of shares having, in the aggregate, a fair market value of less than fifty (50%) percent of the total fair market value of Acquired Corporation common stock outstanding immediately before the Merger.

     5.25 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Corporation Company and any union or labor organization covering any of Acquired Corporation Company's employees and none of said employees are represented by any union or labor organization.

     5.26 Labor Disputes. To the Knowledge of Acquired Corporation, each Acquired Corporation Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Corporation Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Corporation, no unfair labor practice complaint against any Acquired Corporation Company is pending before the National Labor Relations Board. Relations between management of each Acquired Corporation Company and the employees

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

are amicable and there have not been, nor to the Knowledge of Acquired Corporation, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Corporation, are there plans for any such attempts.

     5.27 Derivative Contracts. No Acquired Corporation Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Acquired Corporation's financial statements delivered under section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

                                   ARTICLE 6

                              ADDITIONAL COVENANTS

     6.1 Additional Covenants of BancGroup. BancGroup covenants to and with Acquired Corporation as follows:

          (a) Registration Statement and Other Filings. BancGroup shall prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Acquired Corporation and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. BancGroup shall use reasonable good faith efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement. BancGroup shall provide to counsel for Acquired Corporation (i) copies of drafts of all filings made pursuant to this section 6.1(a) in advance of filing, (ii) copies of documents as filed, and (iii) copies of any correspondence between BancGroup and any Agencies, including the SEC, respecting the filings made pursuant to this section 6.1(a).

          (b) Blue Sky Permits. BancGroup shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or "blue sky" Permits and approvals required to carry out the transactions contemplated by this Agreement.

          (c) Financial Statements.  BancGroup shall furnish to Acquired
     Corporation:

             (i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

             (iii) As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

             (iv) With reasonable promptness, such additional financial data as Acquired Corporation may reasonably request.

          (d) No Control of Acquired Corporation by BancGroup. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Corporation shall continue to reside solely in Acquired Corporation's officers and board of directors.

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

          (e) Listing. Prior to the Effective Date, BancGroup shall use its reasonable efforts to list the shares of BancGroup Common Stock to be issued in the Merger on the NYSE or other quotations system on which such shares are primarily traded.

          (f) Employee Benefit Matters. On the Effective Date, all employees of any Acquired Corporation Company shall, at BancGroup's option, either become employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of this Agreement. All employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank to the same extent as Colonial Bank employees, except as stated otherwise in this section. Employees of any Acquired Corporation Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of Colonial Bank as new employees of Colonial Bank, and the time of employment of such employees who are employed at least 30 hours per week with any Acquired Corporation Company as of the Effective Date shall be counted as employment under such dental and medical plans of Colonial Bank for purposes of calculating any 30 day waiting period and pre-existing condition limitations. To the extent permitted by applicable Law, the period of service with the appropriate Acquired Corporation Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized only for vesting and eligibility purposes under Colonial Bank's benefit plans. In addition, if the Effective Date falls within an annual period of coverage under any group health plan or group dental plan of the Resulting Corporation and its Subsidiaries, each such Acquired Corporation Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Corporation Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan or group dental plan of the Resulting Corporation and its Subsidiaries.

          (g) Indemnification. (i) Subject to the conditions set forth in the succeeding paragraph, for a period of six years after the Effective Date BancGroup shall, and shall cause Colonial Bank to, indemnify, defend and hold harmless each person entitled to indemnification from the Acquired Corporation (each being an "Indemnified Party") against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Date (including without limitation the transactions contemplated by this Agreement) to the extent authorized under the articles of incorporation and bylaws of Acquired Corporation and Florida law.

             (ii) Any Indemnified Party wishing to claim indemnification under this subsection (g), upon learning of any such liability or Litigation, shall promptly notify BancGroup thereof. In the event of any such Litigation (whether arising before or after the Effective Date) (i) BancGroup or Colonial Bank shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, BancGroup shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancGroup or Colonial Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup or Colonial Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that BancGroup shall be obligated pursuant to this subsection to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) BancGroup shall not be liable for any settlement effected without its prior consent; and provided further that BancGroup and Colonial Bank shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such

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

        determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

             (iii) In consideration of and as a condition precedent to the effectiveness of the indemnification obligations provided by BancGroup in this section to a director or officer of the Acquired Corporation, such director or officer of the Acquired Corporation shall have delivered to BancGroup on or prior to the Effective Date a letter in form reasonably satisfactory to BancGroup concerning claims such directors or officers may have against Acquired Corporation. In the letter, the directors or officers shall: (i) acknowledge the assumption by BancGroup as of the Effective Date of all Liability (to the extent Acquired Corporation is so liable) for claims for indemnification arising under section 6.1(g) hereof; (ii) affirm that they do not have nor are they aware of any claims they might have (other than those referred to in the following clause (iii)) against Acquired Corporation;
        (iii) identify any claims or any facts or circumstances of which they are aware that could give rise to a claim for indemnification under section 6.1(g)(i) hereof; and (iv) release as of the Effective Date any and all claims that they may have against any Acquired Corporation Company other than (A) those referred to in the foregoing clause (iii) and disclosed in the letter of the director or officer, (B) claims by third parties which have not yet been asserted against such director or officer (other than claims arising from facts and circumstances of which such director or officer is aware but which are not disclosed in such director or executive officer's letter), (C) claims by third parties arising from any transaction contemplated by this Agreement or disclosed in any schedule to this Agreement, and (D) claims by third parties arising in the ordinary course of business of any Acquired Corporation Company after the date of the letter.

             (iv) Acquired Corporation hereby represents and warrants to BancGroup that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by BancGroup to provide the indemnification required by this section 6.1(g) other than as disclosed in the letters of the directors and executive officers referred to in section 6.1(g)(iii) hereof or described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

     6.2 Additional Covenants of Acquired Corporation. Acquired Corporation covenants to and with BancGroup as follows:

          (a) Operations. (i) Acquired Corporation will conduct its business and the business of each Acquired Corporation Company in a proper and prudent manner and will use its best efforts to maintain its relationships with its depositors, customers and employees. No Acquired Corporation Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Corporation permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date. Acquired Corporation will take no action that would prevent or impede the Merger from qualifying as a reorganization with the meaning of Section 368 of the Code.

             (ii) If requested by BancGroup, Acquired Corporation shall use its best efforts to cause all officers and directors that own any stock of Acquired Corporation to execute an acknowledgment that such person has no present plan, intention, or binding commitment to sell or otherwise dispose of the BancGroup Common Stock to be received in the Merger within twelve (12) months after the Effective Date.

          (b) Stockholders Meeting; Best Efforts. Acquired Corporation will cooperate with BancGroup in the preparation of the Registration Statement and any regulatory filings and will cause the Stockholders Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement. Acquired Corporation will take all steps required by the FBCA to effect the merger of the Bank with Colonial Bank on the Effective Date, and will provide BancGroup with copies in advance of any notices sent to the shareholders of the Bank. Acquired Corporation will use its

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

     best efforts to bring about the transactions contemplated by this Agreement, including stockholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

          (c) Prohibited Negotiations. Neither Acquired Corporation nor any of Acquired Corporation's directors or officers (or any person representing any of the foregoing) shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, an Acquisition Proposal other than as contemplated by this Agreement. Acquired Corporation will notify BancGroup immediately if any such Acquisition Proposal is received by Acquired Corporation, if any such information is requested from Acquired Corporation, or if any such negotiations or discussions are sought to be initiated with Acquired Corporation, and Acquired Corporation shall instruct Acquired Corporation's officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above; provided, however, that Acquired Corporation may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that legal counsel provides a written opinion to Acquired Corporation (a copy of which shall be provided in advance to BancGroup) that it is required to do so in order to comply with its legal obligations. Acquired Corporation shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than BancGroup conducted hereto with respect to any of the foregoing.

          (d) Director Recommendation. The members of the Board of Directors of Acquired Corporation agree to support publicly the Merger.

          (e) Shareholder Voting. Acquired Corporation shall on the date of execution of this Agreement obtain and submit to BancGroup an agreement from the directors of Acquired Corporation and the Bank substantially in the form set forth in Exhibit A.

          (f) Financial Statements and Monthly Status Reports. Acquired Corporation shall furnish to BancGroup:

             (i) As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of Acquired Corporation for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Corporation as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Corporation by independent auditors in connection with each annual, interim or special audit of the books of Acquired Corporation made by such accountants;

             (iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Acquired Corporation may file with the SEC or any other Agency;

             (iv) With reasonable promptness, such additional financial data as BancGroup may reasonably request; and

             (v) Within 10 calendar days after the end of each month (or, if the financial statements referred to in clause (d) below are not then available, as soon as possible thereafter) commencing with the next calendar month following the date of this Agreement and ending at the Effective Date, a written description of (a) the actions taken during the preceding month with respect to its compliance or non-compliance with the terms of this section 6.2, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable in connection with the transactions contemplated by this Agreement; (b) the status, as of the date of the report, of all existing or threatened litigation against any Acquired Corporation Company; (c) copies of minutes of any meeting of the board of directors of any Acquired Corporation Company and any committee

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

        thereof occurring in the month for which such report is made, including all documents presented to the directors at such meetings; and (d) monthly financial statements, including a balance sheet and income statement.

          (g) Fiduciary Duties. Prior to the Effective Date, (i) no director or officer (each an "Executive") of any Acquired Corporation Company shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of any Acquired Corporation Company, (ii) all Executives, at all times, shall satisfy their fiduciary duties to Acquired Corporation and its Subsidiaries, and (iii) such Executives shall not (except as required in the course of his or her employment with any Acquired Corporation Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Acquired Corporation, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Corporation Company or confidential information belonging to third parties which any Acquired Corporation Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Corporation Company.

          (h) Certain Practices. At the request of BancGroup, (i) Acquired Corporation shall consult with BancGroup and advise BancGroup through its bank Subsidiary in Orlando of all of the Bank's loan requests over $100,000 that are not single-family residential loan requests or of any other loan request outside the normal course of business, and (ii) Acquired Corporation will consult with BancGroup to coordinate various business issues on a basis mutually satisfactory to Acquired Corporation and BancGroup. Acquired Corporation and the Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulations.

                                   ARTICLE 7

                        MUTUAL COVENANTS AND AGREEMENTS

     7.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, BancGroup and Acquired Corporation each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

     7.2 Press Release. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

     7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-8 registration statements and similar documents.

     7.4 Access to Properties and Records. Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein.

     7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                                   ARTICLE 8

                    CONDITIONS TO OBLIGATIONS OF ALL PARTIES

     The obligations of BancGroup and Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

     8.1 Approval by Shareholders. At the Stockholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Corporation as is required by applicable Law and Acquired Corporation's articles of incorporation and bylaws.

     8.2 Regulatory Authority Approval. Orders, Consents and approvals, in form and substance reasonably satisfactory to BancGroup and Acquired Corporation, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement, including the merger of the Bank with Colonial Bank as structured pursuant to section 2.8 hereof and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of BancGroup or Acquired Corporation would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     8.3 Litigation. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

     8.4 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

     8.5 Tax Opinion. An opinion of Coopers & Lybrand, LLP, shall have been received in form and substance reasonably satisfactory to the Acquired Corporation and BancGroup to the effect that (i) the Merger will constitute a "reorganization" within the meaning of section 368 of the Code; (ii) no gain or loss will be recognized by BancGroup or Acquired Corporation; (iii) no gain or loss will be recognized by the shareholders of Acquired Corporation who receive shares of BancGroup Common Stock except to the extent of any taxable "boot" received by such persons from BancGroup, and except to the extent of any dividends received from Acquired Corporation prior to the Effective Date; (iv) the basis of the BancGroup Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Corporation common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Corporation shareholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such shareholder in the Merger; (v) the holding period of the BancGroup Common Stock will include the holding period of the shares of Acquired Corporation common stock exchanged therefor if such shares of Acquired Corporation common stock were capital assets in the hands of the exchanging Acquired Corporation shareholder; and (vi) cash received by an Acquired Corporation shareholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Corporation common stock was a capital asset in his or her hands as of the Effective Date).

                                   ARTICLE 9

               CONDITIONS TO OBLIGATIONS OF ACQUIRED CORPORATION

     The obligations of Acquired Corporation to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Corporation may waive such conditions in writing:

     9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Acquired Corporation, all representations and warranties of BancGroup contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and BancGroup shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     9.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup which would impair the rights of Acquired Corporation or its shareholders pursuant to this Agreement.

     9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Acquired Corporation shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

          (a) the Board of Directors of BancGroup has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (c) the certificate of incorporation and bylaws of BancGroup referenced in section 4.4 hereof remain in full force and effect;

          (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 9 insofar as they relate to BancGroup have been satisfied.

     9.4 Opinion of Counsel. Acquired Corporation shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, substantially in the form set forth in Exhibit B hereto.

     9.5 Fairness Opinion. Acquired Corporation shall have received within five days prior to the mailing of the Proxy Statement from Austin Associates, Inc. a letter setting forth its opinion that the Merger Consideration to be received by the shareholders of Acquired Corporation under the terms of this Agreement is fair to them from a financial point of view, and such opinion shall not have been withdrawn as of the Effective Date.

     9.6 NYSE Listing. The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

     9.7 Other Matters. There shall have been furnished to such counsel for Acquired Corporation certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

     9.8 Material Events. There shall have been no determination by the board of directors of Acquired Corporation that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

                                   ARTICLE 10

                     CONDITIONS TO OBLIGATIONS OF BANCGROUP

     The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as BancGroup may waive such conditions in writing:

     10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Acquired Corporation contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and Acquired Corporation shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     10.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Acquired Corporation which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Acquired Corporation which would impair BancGroup's rights pursuant to this Agreement.

     10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from Acquired Corporation executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Corporation dated as of the Closing certifying that:

          (a) the Board of Directors of Acquired Corporation has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) the shareholders of Acquired Corporation have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

          (c) each person executing this Agreement on behalf of Acquired Corporation is an officer of Acquired Corporation holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (d) the articles of incorporation and bylaws of Acquired Corporation and the Bank referenced in section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Corporation's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Acquired Corporation for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 10 insofar as they relate to Acquired Corporation have been satisfied.

     10.4 Opinion of Counsel. BancGroup shall have received an opinion of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., counsel to Acquired Corporation, dated as of the Closing, substantially as set forth in Exhibit C hereto.

     10.5 Controlling Shareholders. Each shareholder of Acquired Corporation who may be an "affiliate" of Acquired Corporation, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a "distribution" (within the meaning of Rule 145) of the Common Stock which he receives upon the Effective Date and that such Common Stock will be held subject to all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder. Acquired Corporation recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

     10.6 Other Matters. There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Acquired Corporation and copies of such other documents as such counsel may reasonably have requested for such purpose.

     10.7 Dissenters. The number of shares as to which shareholders of Acquired Corporation have exercised dissenters rights of appraisal under section 3.6 does not exceed 15% of the outstanding shares of common stock of Acquired Corporation.

     10.8 Material Events. There shall have been no determination by the board of directors of BancGroup that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NYSE or any exchange on which BancGroup Common Stock may be traded.

     10.9 Repurchase of Shares. No later than the Closing, BancGroup shall have repurchased a sufficient number of shares of its Common Stock in open market transactions or otherwise to be issued pursuant to Section 3.1(a). Alternatively, if BancGroup shall have decided not to repurchase shares in accordance with the foregoing sentence, or if a sufficient number of shares shall not have been repurchased prior to the Closing, at the 1997 annual meeting, the stockholders of BancGroup shall have approved an increase in the authorized number of shares of BancGroup Common Stock from 44,000,000 to 100,000,000.

                                   ARTICLE 11

                 TERMINATION OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that Sections 7.2, 7.4, 13.3, 13.4, Article 11, Article 15 and any applicable definitions of Article 14, shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate. Information provided in such Exhibits and Schedules is provided only in response to the specific section of this Agreement which calls for such information.

                                   ARTICLE 12

                                    NOTICES

     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time given or mailed, first class postage prepaid:

          (a) If to Acquired Corporation to Robert W. Stickler, First Commerce Bank of Polk County, 141 East Central Avenue, Winter Haven, Florida 33880, facsimile (941)293-0733, with copies to John P. Greeley, Esq., Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., Suite 800 Citrus Center, 255 South Orange Avenue, Orlando, Florida 32801, facsimile 407-843-2448, or as may otherwise be specified by Acquired Corporation in writing to BancGroup.

          (b) If to BancGroup, to W. Flake Oakley, IV, One Commerce Street, Suite 800, Montgomery, Alabama, 36104, facsimile (334) 240-6019, with a copy to Michael D. Waters, Esq., Miller, Hamilton, Snider & Odom, L.L.C., One Commerce Street, Suite 802, Montgomery, Alabama 36104, facsimile (334) 265-4533, or as may otherwise be specified in writing by BancGroup to Acquired Corporation.

                                   ARTICLE 13

                            AMENDMENT OR TERMINATION

     13.1 Amendment. This Agreement may be amended by the mutual consent of BancGroup and Acquired Corporation before or after approval of the transactions contemplated herein by the shareholders of Acquired Corporation.

     13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Corporation, as follows:

          (a) by the mutual consent of the respective boards of directors of Acquired Corporation and BancGroup;

          (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this

     Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in section 10.1 of this Agreement in the case of BancGroup and section 9.1 of this Agreement in the case of Acquired Corporation;

          (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to Acquired Corporation or Article 10 as to BancGroup shall not have been satisfied in full; or

          (d) by the board of directors of either BancGroup or Acquired Corporation if all transactions contemplated by this Agreement shall not have been consummated on or prior to November 30, 1997, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this section 13.2(d).

     13.3 Damages. In the event of termination pursuant to section 13.2, Acquired Corporation and BancGroup shall not be liable for damages for any breach of a covenant, warranty or representation contained in this Agreement made in good faith, and, in that case, the expenses incurred shall be borne as set forth in section 15.1 hereof.

     13.4 Acquisition Proposal; Termination and Fee. During the term of this Agreement, if (i) an Acquisition Proposal (other than the Merger contemplated by this Agreement) is submitted to and approved by the shareholders of Acquired Corporation at any time prior to the Effective Date; or (ii) an Acquisition Proposal (other than the Merger contemplated by this Agreement) is received by Acquired Corporation or is made directly to the shareholders of Acquired Corporation at any time prior to the termination of this Agreement under Section 13.2(b), (c), or (d) (except for a termination by Acquired Corporation for a breach of this Agreement by BancGroup) and, in the case of (i) or (ii), such Acquisition Proposal is closed, then Acquired Corporation shall pay to BancGroup a termination fee in an amount equal to 10% of the shareholders' equity of Acquired Corporation as of the end of the month preceding such payment, as liquidated damages, and not as a penalty, and, upon the payment in full thereof, this Agreement shall be terminated and no Party shall have any further liability under this Agreement (except as set forth in Section 13.3). The obligations of the Parties under this Section 13.4 shall survive the termination of this Agreement.

                                   ARTICLE 14

                                  DEFINITIONS

     (a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

Acquired Corporation.......  First Commerce Banks of Florida, Inc., a Florida
                             corporation.

Acquired Corporation
  Company..................  Shall mean Acquired Corporation, the Bank, any
                             Subsidiary of Acquired Corporation or the Bank, or any person or entity acquired as a Subsidiary of Acquired Corporation or the Bank in the future and owned by Acquired Corporation or the Bank at the Effective Date.

Acquired Corporation
Options....................  Options respecting the issuance of a maximum of
                             182,999 shares of Acquired Corporation common stock pursuant to Acquired Corporation's stock option plans.

Acquired Corporation
Stock......................  Shares of common stock, par value $.01 per share, of Acquired Corporation.

Acquisition Proposal.......  Shall mean, with respect to a Party, any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

Agencies...................  Shall mean, collectively, the Federal Trade
                             Commission, the United States Department of
                             Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement..................  Shall mean this Agreement and Plan of Merger and the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets.....................  Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

BancGroup..................  The Colonial BancGroup, Inc., a Delaware
                             corporation with its principal offices in Montgomery, Alabama.

Bank.......................  First Commerce Bank of Polk County, a Florida bank.

Closing....................  The closing of the transactions contemplated hereby as described in section 2.7 of this Agreement.

Code.......................  The Internal Revenue Code of 1986, as amended.

Common Stock...............  BancGroup's Common Stock authorized and defined in the restated certificate of incorporation of BancGroup, as amended.

Consent....................  Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract...................  Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default....................  Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

DGCL.......................  The Delaware General Corporation Law.

Effective Date.............  Means the date and time at which the Merger becomes effective as defined in section 2.7 hereof.

Environmental Laws.........  Means the laws, regulations and governmental requirements referred to in section 5.23 hereof.

ERISA......................  The Employee Retirement Income Security Act of
                             1974, as amended.

Exchange Ratio.............  The ratio obtained as set forth in sections 3.1(a)
                             and 3.1(d).

Exhibits...................  A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

FBCA.......................  The Florida Business Corporation Act

Knowledge..................  Means the actual knowledge of the Chairman,
                             President, Chief Financial Officer, Chief
                             Accounting Officer, Chief Credit Officer, General Counsel or any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup, or of Acquired Corporation and the Bank, in the case of knowledge of Acquired Corporation.

Law........................  Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Agency.

Liability..................  Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien.......................  Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof.

Litigation.................  Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting a Party, its business, its Assets

                             (including Contracts related to it), or the transactions contemplated by this Agreement.

Loan Property..............  Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss.......................  Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys' fees and expenses, and consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

material...................  For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect....  On a Party shall mean an event, change or occurrence which has a material adverse impact on
                             (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger.....................  The merger of Acquired Corporation with BancGroup as contemplated in this Agreement.

Merger Consideration.......  The distribution of BancGroup Common Stock for each share of Acquired Corporation Stock as provided in
                             section 3.1(a) hereof.

NYSE.......................  The New York Stock Exchange.

Order......................  Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party......................  Shall mean Acquired Corporation or BancGroup, and
                             "Parties" shall mean both Acquired Corporation and BancGroup.

Permit.....................  Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person.....................  A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement............  The proxy statement used by Acquired Corporation to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to the shareholders of Acquired Corporation.

Registration Statement.....  The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Acquired Corporation, to register the shares of BancGroup Common Stock offered to stockholders of the Bank pursuant to his Agreement, including the Proxy Statement.

Resulting Corporation......  BancGroup, as the surviving corporation resulting from the Merger.

SEC........................  United States Securities and Exchange Commission.

Stockholders...............  Meeting The special meeting of stockholders of
                             Acquired Corporation called to approve the transactions contemplated by this Agreement.

Subsidiaries...............  Shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes...............  Means any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

1933 Act...................  The Securities Act of 1933, as amended.

1934 Act...................  The Securities Exchange Act of 1934, as amended.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1 Expenses. Each Party hereto shall bear its own legal, auditing, trustee, investment banking, regulatory and other expenses in connection with this Agreement and the transactions contemplated hereby.

     15.2 Benefit. This Agreement shall inure to the benefit of and be binding upon Acquired Corporation and BancGroup, and their respective successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Party.

     15.3 Governing Law. This Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama.

     15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

     15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

     15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

     15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

     15.8 Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

     15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

     15.10 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

     15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

     15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

     15.13 Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, Acquired Corporation and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:                                                FIRST COMMERCE BANKS OF FLORIDA, INC.

/s/ J. JEFFREY SEALE                                   /s/ ROBERT W. STICKLER, JR.
-----------------------------------------------------  -----------------------------------------------------
By: J. Jeffrey Seale                                   By: Robert W. Stickler, Jr.
Its: Vice President, Secretary & Controller            Its: Vice Chairman, President & CEO

(CORPORATE SEAL)

ATTEST:                                                THE COLONIAL BANCGROUP, INC.

/s/ TERESA SKIPPER                                     /s/ ROBERT E. LOWDER
-----------------------------------------------------  -----------------------------------------------------
By: Teresa Skipper                                     By: Robert E. Lowder
Its: Assistant Secretary                               Its: Chairman, President & CEO

(CORPORATE SEAL)

                                                                      APPENDIX B

May 21, 1997

Board of Directors
First Commerce Banks of Florida, Inc.
141 Central Avenue East
Winter Haven, FL 33880

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to First Commerce Banks of Florida, Inc. ("First Commerce") and its shareholders of the terms of the Agreement and Plan of Merger dated March 24, 1997 ("Agreement") by and among First Commerce and The Colonial BancGroup, Inc. ("BancGroup"). The terms of the Agreement provide for the merger of First Commerce with and into BancGroup.

     The terms of the Agreement provide for an Exchange Ratio of 0.4326 shares of BancGroup Common Stock for each outstanding share of First Commerce, provided that the Market Value (as defined in the Agreement) of BancGroup is not less than $19.35 and nor more than $25.16 per share. This corresponds to per share consideration for each First Commerce share of between $8.37 and $10.88. If the Market Value of BancGroup is less than $19.35, the Exchange Ratio shall be increased to provide for a minimum per share consideration of $8.37 for each First Commerce share. If the Market Value of BancGroup is greater than $25.16, the Exchange Ratio shall be decreased to provide for a maximum per share consideration of $10.88 for each First Commerce share. If BancGroup publicly announces prior to the Effective Date that it has entered into an agreement pursuant to which it will be acquired, the Exchange Ratio shall be determined by disregarding whether the Market Value is greater than $25.16 per share. BancGroup will pay cash for fractional shares. The Agreement further provides that BancGroup shall assume all First Commerce options and warrants adjusted for the Exchange Ratio.

     In carrying out our engagement, we have reviewed and analyzed material bearing upon the financial and operating condition of First Commerce and BancGroup, including but not limited to the following: (i) the Proxy Statement and Prospectus; (ii) the financial statements of First Commerce and BancGroup for the period 1992 through 1996; (iii) certain other publicly available information regarding First Commerce and BancGroup; (iv) publicly available information regarding the performance of certain other companies whose business activities were believed by Austin Associates to be generally comparable to those of First Commerce and BancGroup; (v) the financial terms, to the extent publicly available, of certain comparable transactions; and (vi) such other analysis and information as we deemed relevant.

     In our review and analysis, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and have not attempted to verify the same. We have made no independent verification as to the status of individual loans made by First Commerce or BancGroup, and have instead relied upon representations and information concerning loans of First Commerce and BancGroup in the aggregate. In rendering our opinion, we have assumed that the transaction will be a tax-free reorganization with no material adverse tax consequences to First Commerce or BancGroup, or to First Commerce shareholders receiving BancGroup stock. In addition, we have assumed in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to First Commerce and its shareholders.

     Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to First Commerce and its shareholders.

     For our services in rendering this opinion, First Commerce will pay us a fee and indemnify us against certain liabilities.

Austin Associates, Inc.

                                                                      APPENDIX C

     607.1301 DISSENTER'S RIGHTS; DEFINITIONS. -- The following definitions apply to sec.sec. 607.1302 and 607.1302 and 607.132:

          (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to sec. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

     607.1302 RIGHT OF SHAREHOLDERS TO DISSENT. -- (1) Any shareholder has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

             1. If the shareholder is entitled to vote on the merger, or

             2. If the corporation is a subsidiary that is merged with its parent under sec. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of sec. 607.1104;

          (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to sec. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale of cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

          (c) As provided in sec. 607.0902(11), the approval of a control-share acquisition;

          (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

          (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

             1. Altering or abolishing any preemptive rights attached to any of his shares;

             2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

             3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage or equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

             4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

             5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

             6. Reducing the stated dividend preference to any of his preferred shares; or

             7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

          (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

     (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

     (3) A Shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on a interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

     (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS. -- (1)(a) If a proposed corporate section creating dissenters' rights under sec. 607.1320 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of sec.sec. 607.1301, 607.1302, and 607.1320. A shareholder who wishers to assert dissenter's rights shall:

          1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

          2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

     (b) If proposed corporate action creating dissenters' rights under sec. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of sec.sec. 607.1301, 607,1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

     (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceeding that may have been taken in the interim, if:

          (a) Such demand is withdrawn as provided in this section;

          (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

          (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

          (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

     (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

          (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

          (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

     (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

     (7) If the corporation fails to make such offer within the period specific therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

     (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this action, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                                SOLICITED BY THE BOARD DIRECTORS
                                     PROXY

                     FIRST COMMERCE BANKS OF FLORIDA, INC.
                        SPECIAL MEETING OF SHAREHOLDERS
                                 JUNE 24, 1997

     The undersigned hereby appoints Donald K. Stephens and Robert W. Stickler, Jr., and either of them, or such other persons as the board of directors of First Commerce Banks of Florida, Inc. ("First Commerce"), may designate, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock of First Commerce at
the special meeting of stockholders to be held on             , 1997, and at any
and all adjournments thereof.

1. To ratify and approve the Agreement and Plan of Merger dated as of March 24, 1997, pursuant to which First Commerce will be merged with and into The Colonial BancGroup, Inc.

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

2. In their discretion, to vote on such other matters as may properly come before the meeting, but which are not now anticipated, and to vote upon matters incident to the conduct of the meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST COMMERCE AND WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS RESPECTING SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING BUT WHICH ARE NOT NOW ANTICIPATED, AND TO VOTE UPON MATTERS INCIDENT TO THE CONDUCT OF THE SPECIAL MEETING.

                                                Dated:                    ,1997
                                                      --------------------


                                                Phone No:
                                                         -----------------------

                                                --------------------------------
                                                Signature of Shareholder

                                                --------------------------------
                                                Signature of Shareholder, if
                                                more than one)

                                                Please sign exactly as your name
                                                appears on the envelope in which
                                                this material was mailed. If
                                                shares are held jointly, each
                                                stockholder must sign. Agents,
                                                executors, administrators,
                                                guardians and trustees must give
                                                full title as such. Corporations
                                                should sign by their president
                                                or authorized officer.